As filed with the Securities and Exchange Commission on August 4, 2010
Registration No. 333-167571

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2 to

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TAPIMMUNE INC.
(Name of Issuer in Its Charter)

Nevada
(State or other jurisdiction of incorporation)
2836		88-0277072
(Primary Standard Industrial Classification Code Number)		(IRS Employer Identification No.)
2815 Eastlake Avenue East, Suite 300 Seattle, WA 98102 (206) 336-5600
(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Denis Corin
President
2815 Eastlake Avenue East, Suite 300
Seattle, WA 98102
(206) 336-5600

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
William S. Rosenstadt
Sanders Ortoli Vaughn-Flam Rosenstadt LLP
501 Madison Avenue – 14th Floor
New York, NY 10022
Telephone: 212-588-0022
Fax: 212-826-9307

As soon as practicable after this registration statement becomes effective.
Approximate date of commencement of proposed sale to the public

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

LargLarge accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Shares of common stock issuable upon conversion of Convertible Notes (4)	6,783,000 shares	$0.155	$1,051,365	$75
Shares of common stock issuable upon exercise of Series A Warrants (4)	8,478,750 shares	$0.155	$1,31,4206.25	$94
Shares of common stock issuable upon exercise of Series B Warrants (4)	6,783,000 shares	$0.155	$1,051,365	$75
Shares of common stock issuable upon exercise of Series C Warrants (4)	8,478,750 shares	$0.155	$1,31,4206.25	$94

Total	30,523, 500 shares	$0.155	$4,731,142.50	$338

(1)
Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the anti-dilution provisions contained in the Warrants.

(2)
Estimated at the time of the filing of the Registration Statement solely for the purpose of calculating the registration fee for this offering pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), using the closing price on June 15, 2010 of $0.155 as reported on the Over-The-Counter Bulletin Board.

(3)	The registration fee of $338 was paid on June 16, 2010 upon the initial filing of the Registration Statement which is amended by this Form S-1/A.
(4)
Represents shares of the Registrant’s common stock being registered for resale that will be acquired upon the conversion of convertible notes issued to the selling security holders and that may be acquired upon the exercise of certain warrants issued to the selling security holders named in this registration statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION
DATED AUGUST ___, 2010

TAPIMMUNE INC.
30,523,500 shares of common stock

TapImmune is a development stage company and has not received any revenues from operations to date. This Prospectus relates to an offering of 6,783,000 common shares underlying convertible notes and 23,740,500 common shares underlying warrants. Throughout this Prospectus, we refer to the shares of common stock, the convertible notes, the warrants and the shares of common stock underlying the convertible notes and the warrants as the Securities.

Inter-dealer "bid" and "asked" price for TapImmune common stock are quoted on the NASDAQ Over-The-Counter Bulletin Board (“OTCBB”) under the symbol “TPIV.OB”. The OTCBB also reports prices at which shares are sold, and daily sales volume. The closing inter-dealer "bid" and "asked" prices reported for our common stock on July 26 were $0.14 and $0.155.

Investing in the Securities involves a high degree of risk. See "Risk Factors" beginning on page 1 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined whether this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is August   , 2010.

TABLE OF CONTENTS

Prospectus Summary	i
Risk Factors	1
Special Note Regarding Forward-Looking Statements	7
Legal Proceedings	8
Use of Proceeds	8
Dividend Policy	8
Determination of Offering Price	8
Dilution	8
Selling Stockholders	8
Plan of Distribution	11
Management’s Discussion and Analysis of Financial Condition and Results of Operations	13
Description of Business	18
Management	29
Executive Compensation	30
Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters	32
Certain Relationships and Related Transactions and Director Independence	33
Market for Common Equity and Related Shareholder Matters	33
Description of Securities	37
Description of Sale of Notes and Warrants	39
Experts	43
Legal Matters	44
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	44
Where You Can Find Additional Information	44
Index to Financial Statements	F-1

Offers to sell, and offers to buy, the shares are being made only in jurisdictions where offers and sales are permitted.

In making a decision whether or not to buy any of the shares offered by this Prospectus, you should rely only on the information contained in the Prospectus. We have not authorized anyone to provide you with information different from that which is contained in the Prospectus. The information contained in the Prospectus is accurate only as of the date of the Prospectus, regardless of the time the Prospectus is delivered or any shares are sold.

In this Prospectus, unless the context indicates otherwise, the terms "TapImmune", "we", "us" and "our" refer to TapImmune Inc.

For investors outside the United States: Neither we nor, to our knowledge, any other person has done anything that would permit this offering or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this Prospectus.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this Prospectus. This summary does not contain all the information you should consider before investing in the shares. Before making any investment decision, you should read the entire Prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

TapImmune and its Product Candidates

TapImmune is a Nevada corporation engaged in the research and development of proprietary therapeutics aimed at the treatment and eradication of cancer and prevention of infectious diseases.

We have devoted a substantial majority of our efforts and resources to date developing an understanding of the function of a protein pump known as “TAP”, which is located within cells and which is essential to the processing of foreign (microbial) or autologous antigens and subsequent presentation to the immune system for eradication of the cancer or infected cell.

We direct our research and development efforts towards the development of immunotherapeutic and prophylactic vaccine products for the treatment of cancer and protection against pathogenic microbes respectively, using our proprietary TAP technology. In general, a “cancer vaccine” is a therapy whose goal is to stimulate the immune system to attack tumors.

Currently, none of our product candidates are on the market, and with funding, we will focus on the development and testing of our product candidates.

TAP Cancer Vaccine: We have completed small animal pre-clinical animal testing of our TAP Cancer Vaccine to the extent that is required as a prerequisite for further preclinical toxicology analysis and Investigational New Drug (or “IND”) application to the United States Federal Drug Administration (or “FDA”). Once the formal pre-clinical testing is completed, we intend to compile and summarize the data and submit it to the FDA and/or the Health Canada (or “HC”), and/or other national regulatory agencies, in the form of an investigational new drug application. We anticipate that these applications would include data on vaccine production, animal studies and toxicology studies, as well as proposed protocols for the Phase I human clinical trials, described below.

Subject to the completion of remaining pre-clinical work and financing, we believe that Phase I human clinical trials could commence in the second half of 2011.

Infectious Disease Application for “TAP” Adjuvant: We plan to develop or license out our technology for the creation of enhanced viral vaccines, such as for smallpox and others, based on our findings that TAP can augment immune responses.

HER2/neu Breast Cancer Vaccine: On June 1, 2010, we signed an exclusive Licensing Option agreement with Mayo Clinic, Rochester, MN, for clinical development of a breast cancer vaccine technology. The option to license this technology can be exercised after Phase I clinical trials.   Upon approval of an Investigational New Drug application by the U.S. Food and Drug Administration (the “FDA”), we will execute a Sponsored Research Agreement with the Mayo Clinic. Mayo Clinic will conduct a Phase I clinical trial in breast cancer patients who have a form of breast cancer that express Her2/neu receptors (also called Her2/neu breast cancer).  Keith Knutson, M.D., Mayo Clinic will serve as Principal Investigator.

Subject to FDA discussions, we believe that Phase I human clinical trials will commence in the first half of 2011.

There are numerous risks and uncertainties that we must overcome before we will be able to market this or any other product. See "Risk Factors" beginning on page 1 of this Prospectus.

i

Corporate Information

We were incorporated under the laws of the State of Nevada in 1991 under the name “Ward’s Futura Automotive Ltd”. We changed our name a number of times since 1991, and in July 2002, we completed the acquisition of GeneMax Pharmaceuticals Inc. (“GeneMax Pharmaceuticals”), a Delaware corporation, in a reverse merger and changed our name to “GeneMax Corp”. As a result of this transaction the former shareholders of GeneMax Pharmaceuticals then owned 75% of the total issued and outstanding shares of GeneMax Corp. GeneMax Pharmaceuticals is now a wholly-owned subsidiary of TapImmune, and GeneMax Pharmaceuticals Canada Inc., a British Columbia corporation, is a wholly owned subsidiary of GeneMax Pharmaceuticals. On June 28, 2007, we approved a name change to TapImmune Inc. Our executive offices are located at 2815 Eastlake Avenue East, Suite 300, Seattle, WA 98102.

Our common stock is traded on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol “TPIV.OB” and on the Frankfurt Stock Exchanges under the symbol “GX1”.

The Offering

Shares offered
6,783,000 common shares underlying convertible notes, 8,478,500 common shares underlying Series A warrants, 6,783,000 common shares underlying Series B warrants and 8,478,500 common shares underlying Series C warrants.

The shares of Common Stock being offered by this Prospectus covers the resale of 133% of the shares issuable upon conversion of the amounts due on the notes at the conversion price and the shares issuable upon the exercise of the Series A, B and C warrants.

Common stock
Number outstanding before this offering:	40,256,027
Number to be outstanding after this offering:
40,256,027 (or 70,779,527 if 133% of the shares issuable upon conversion of the amounts due on the notes at the conversion price and the shares issuable upon the exercise of the Series A, B and C warrants offered in this Prospectus are issued)

Risk factors	Investing in our shares involves a high degree of risk. Please review the discussion of risk factors with respect to an investment in our shares set forth in “Risk Factors” beginning on Page 1.

Use of proceeds
We will receive no proceeds from this offering.

If the selling stockholders exercise the warrants for which we are registering the underlying common shares, we may receive proceeds of up to $5,355,000 which we intend to use to initiate clinical testing of products, for working capital and general corporate purposes.

Where you can find more information:	If you have any questions relating to this Prospectus, you should contact:
Mr. Denis Corin TapImmune Inc. 2815 Eastlake Avenue East, Suite 300 Seattle, WA 98102 Or refer to our public filings located on the SEC’s EDGAR database.

ii

RISK FACTORS

An investment in the shares offered by this Prospectus involves a substantial risk of loss. Before you invest, you should carefully consider the risks and uncertainties described below and the other information in this Prospectus. If any of the following risks materialize, our business, operating results and financial condition could be harmed and the value of our common stock could decline. This means that you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our operations.

Risks Relating to Our Business

We have a history of operating losses.

We continue to incur losses and will require additional financing to continue our operations.  We have incurred operating losses and negative cash flow from operations for most of our history.  Losses incurred since our inception to December 31, 2009, have aggregated to $25,274,076, and there can be no assurance that we will be able to generate positive cash flows to fund our operations in the future or to pursue our strategic objectives.  We believe that we currently do not have sufficient cash to satisfy our needs beyond twelve months.  We may not obtain such additional capital, most likely via the sale of equity securities, to fund our operations.  There can be no assurance that we will be able to obtain such financing on terms satisfactory to us, if at all.  Any additional equity financing may be dilutive to existing stockholders, and debt financing, if available, may include restrictive covenants.  If adequate funds are not available, we might be required to limit our research and development activities or our administrative activities any of which could have a material adverse effect on the future of the business.

Further, we do not have any products that generate revenue and expect our operating losses to increase significantly as we commence clinical trials.  We do not expect to earn significant revenue for several years, and may never do so.  Continued operating losses and the failure to satisfy our financial obligations will have a material adverse effect upon our financial condition and the future of our business.

The independent auditor’s report accompanying our December 31, 2009 consolidated financial statements contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

The consolidated financial statements have been prepared on the basis of a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As at December 31, 2009, we had a working capital deficit of $629,388, which has increased to $1,092,836 as at March 31, 2010.  Additionally, we have incurred significant losses since inception.  Further losses are anticipated in the development stage raising substantial doubt as to our ability to continue as a going concern.  Our ability to continue as a going concern depends on raising additional capital to fund ongoing research and development, maintenance and protection of patents, accommodation from certain debt obligations and ultimately on generating future profitable operations.  Planned expenditures relating to future clinical trials of our immunotherapy vaccine will require significant additional funding.  We depend on future financings to fund ongoing research and development as well as working capital requirements.

We have not yet sold any products or received regulatory approval to sell our products.

We are a development stage company. We have engaged primarily in research and development activities since our inception, and have not received any revenues from operations. We have no products approved for commercial sale by drug regulatory authorities and may never have such products. Failure to receive approval for product candidates, to manufacture a product or to sell a product could result in the failure of our business and a loss of all of your investment in our company.

We may not achieve commercial success even if our product candidates are approved for sale.

Even if we obtain the required regulatory approvals to market our TAP Cancer Vaccine, peptide transfer assay or screen for regulators of antigenicity, there are many factors which may prevent us from ever successfully selling the products in commercial quantities. Some factors are beyond our control, such as:

•	acceptance of the formulation by health care professionals and patients; and

•	the availability, effectiveness and relative cost of alternative treatments which may be developed by competitors.

If we default on certain outstanding debt, we may lose all of our assets and intellectual property

On May 24, 2010, we issued convertible notes to several investors that are secured by all of our assets.  If we default on any of these notes, the note holders may obtain our assets, including all of our intellectual property.  If we lose all or a substantial portion of our assets, our shares will become worthless or decrease significantly in value.

We will default under the notes if, among other things, we

•	fail to pay any amounts due on the notes,

•	fail to have this registration declared effective by the SEC by September 30, 2010 or maintain its effectiveness once declared,

•	spend more in any month or in any area as set out in the notes and the Securities Purchase Agreement related to the notes,

•	maintain indebtedness in excess of $250,000 and

•	issue equity securities in the next six months, other than those expressly permitted by the notes.

On May 24, 2010, we issued convertible notes in the amount of $1,530,000. Although, we neither intend to default on the convertible notes or believe that we will, we do not currently have enough cash to make all of the payments due on the convertible notes and do not anticipate any revenues that will enable us to repay the convertible notes. Under certain circumstances, however, we may repay the convertible notes with common shares, including having an average daily trading volume of 100,000 common shares for at least one month prior to the date of payment and an aggregate dollar trading volume of at least $150,000 on each trading day for at least one month prior to the date of payment.  We currently do not meet these dollar and volume requirements, and if at any time that we would like to make a payment in common shares we do not meet these requirements we will not be able to make such payments in common shares.  If we do not raise additional funds and are unable to make payments in common shares, we will not be able to make all payments on the convertible notes and default thereon.

Our ability to raise additional capital is limited by covenants on outstanding debt, and we cannot succeed unless we obtain additional capital

Our ability to raise additional capital is hampered by covenants contained in senior secured convertible notes that we issued on May 24, 2010.  These covenants prevent us from maintaining indebtedness in excess of $250,000 which limits the amounts we can raise through notes or debentures.  These covenants also prevent us from raising capital through the sale of equity securities until November 24, 2010 with certain limited exceptions and restrictions on capital raised.  Additionally, the covenants require that the first $250,000 of any capital raised after November 24, 2010 and half of all amounts raised thereafter are kept in escrow for payment of the senior secured notes.

We have incurred substantial losses from operations from our inception and expect to continue to incur substantial losses for at least another 12 to 18 months. During this 12 to 18 month period, we do not expect to obtain any revenues from operations and will need substantial funds, primarily:

•	to conduct clinical trials of our TAP Cancer Vaccine product and otherwise pursue regulatory approvals for this product;

•	to begin to develop new products based on our TAP technology for cancer and infectious diseases, and to conduct the clinical tests necessary to develop and refine new products; and

•	to establish and expand our manufacturing capabilities.

If we were unable to obtain additional funding as and when needed, we could be forced to delay the progress of our development efforts. These delays would slow our ability to bring a product to market and obtain revenues, and could result in competitors developing products ahead of us, and/or in our being forced to relinquish rights to technologies, products or potential products or to cease operations.

We will depend upon others for marketing and distributing our product candidates.

Since we currently lack marketing and sales experience and personnel, distribution channels and other infrastructure needed to successfully commercialize a product, we intend to rely on collaborative arrangements with one or more other companies which possess strong marketing and distribution resources. We do not, however, have any agreements with other companies for marketing or distributing our product candidates. We may not be able to enter into contracts for the marketing and distribution of our product candidates or be forced to enter into those contracts on terms which substantially limit the potential benefits to us from commercializing our product candidates. In addition, we will not have the same control over marketing and distribution that we would have if we conducted those functions ourselves.

Preclinical testing and future clinical trials may take longer than anticipated, and we may be unable to complete them at all.

We intend to commence Phase I human clinical trials of the TAP Cancer Vaccine in oncology in the second half of 2011, and the HER2/neu breast cancer vaccine technology, from the Mayo Clinic in the first half of 2011, but we may not meet this goal.  We may not commence or complete the pivotal clinical trials of the TAP Cancer Vaccine or commence or complete clinical trials involving any other product candidates or may not conduct them successfully.  Further, our development costs will increase if we experience any future delays in the preclinical trials or clinical trials for the TAP Cancer Vaccine or other potential products or if we are required to perform additional or larger clinical trials than currently planned.  Any substantial delay of or the failure to complete the clinical trials would have a material adverse effect upon our business.

If testing of a particular product candidate does not yield successful results, then we will be unable to commercialize that product.  We must demonstrate the safety and efficacy of the TAP Cancer Vaccine and its other potential products in humans through extensive preclinical and clinical testing.  We may experience numerous unforeseen events during, or as a result of, the testing process that could delay or prevent commercialization of our product candidates.  Further, clinical testing is very expensive, the process takes many years, and the outcome is uncertain.  Unsuccessful results from preclinical and clinical testing will have a material adverse effect on our business.

We have not yet produced product in large quantities.

To date, we have produced our TAP Cancer Vaccine formulation only under laboratory conditions on a small scale and have not yet produced product at levels necessary to supply our needs for human clinical trials or for commercial sales. As we have no experience in resolving the staffing, manufacturing, regulatory and quality control problems that are likely to come up in developing and running a large scale manufacturing operation, we will outsource these operations to contract manufacturers which could significantly increase our cost of goods. Our failure to solve production problems could delay or prevent our ability to bring the product to market and inhibit sales after the product comes to market.

We depend on our executive management and other personnel.

We believe that the continuing availability and dedication of our limited scientific and management staff is vital to our operations. Our success depends to a significant extent upon our key management, including Denis Corin, our President and Chief Financial Officer, and Glynn Wilson, our Executive Chairman. We may not be successful in attracting and retaining the personnel we require to develop and market our product candidates and to conduct our operations successfully. Failure to retain Mr. Corin or Dr Wilson and find suitable replacements would have a material adverse effect upon our business. Additionally, we do not have “key-person” life insurance covering any of our directors and officers.

We depend upon non-employee consultants to assist us in formulating research and development strategy, in preparing regulatory submissions, in developing protocols for clinical trials and in designing, equipping and staffing our manufacturing facilities. These consultants and advisors usually have the right to terminate their relationship with us on short notice. Loss of some of these key advisors could interrupt or delay our business plan.

We will continue to need qualified scientific personnel and personnel with experience in clinical testing, government regulation and manufacturing. We may have difficulty in obtaining qualified scientific and technical personnel as there is strong competition for these people from other pharmaceutical and biotechnology companies as well as universities and research institutions.

If we are not able to adequately protect our intellectual property, we may not be able to compete effectively.

Our success depends, to a significant degree, upon the protection of our proprietary technologies. While we currently own three issued U.S. patents and have applied for a total of five U.S. and international patents, we will need to pursue additional protection for our intellectual property as we develop new product candidates and enhance existing product candidates. We may not be able to obtain appropriate protection for our intellectual property in a timely manner, or at all. Our inability to obtain appropriate protections for our intellectual property may allow competitors to enter our markets and produce or sell the same or similar products. Furthermore, the possibility of extensive delays in the patent issuance process could effectively reduce the term during which a marketed product is protected by patents.

If we are forced to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. In addition, our proprietary rights could be at risk if we are unsuccessful in, or cannot afford to pursue, those proceedings.

We also rely on trade secrets and contract law to protect some of our proprietary technology. We have entered into confidentiality and invention agreements with our employees and consultants. Nevertheless, these agreements may not be honored, and they may not effectively protect our right to our un-patented trade secrets and know-how. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

We may need to obtain licenses to patents or other proprietary rights from third parties. We may not be able to obtain the licenses required under any patents or proprietary rights or they may not be available on acceptable terms. If we do not obtain required licenses, we may encounter delays in product development or find that the development, manufacture or sale of products requiring licenses could be foreclosed. We may, from time-to-time, support and collaborate in research conducted by universities and governmental research organizations. We may not be able to acquire exclusive rights to the inventions or technical information derived from these collaborations, and disputes may arise over rights in derivative or related research programs conducted by us or our collaborators.

If we infringe on the rights of third parties, we may not be able to sell our product candidates, and we may have to defend against litigation and pay damages.

If a competitor were to assert that any product we may make infringes on its patent or other intellectual property rights, we could incur substantial litigation costs and be forced to pay substantial damages. Third-party infringement claims, regardless of their outcome, would not only consume significant financial resources, but would also divert our management’s time and attention. Such claims could also cause our customers or potential customers to purchase competitors’ products or defer or limit their purchase or use of our affected products until resolution of the claim. If any product we make is found to violate third-party intellectual property rights, we may have to re-engineer one or more of our products, or we may have to obtain licenses from third parties to continue offering our products without substantial re-engineering. Our efforts to re-engineer or obtain licenses could require significant expenditures and may not be successful.

Lack of independent directors.

We currently have no independent directors, and our Board of Directors may never have a majority of independent directors in the future. In the absence of a majority of independent directors, our Executive Chairman and President, who are also directors, could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between us and our shareholders generally and the controlling officers, shareholders or directors.

We are subject to extensive government regulation including the requirement of approval before our product candidates may be marketed. Even if we obtain marketing approval, our proposed products will be subject to ongoing regulatory review.

We, our partners, and our product candidates are subject to extensive regulation by governmental authorities in the United States and other countries. Failure to comply with applicable requirements could result in warning letters, fines and other civil penalties, delays in approving or refusal to approve a product candidate, product recall or seizure, withdrawal of product approvals, interruption of manufacturing or clinical trials, operating restrictions, injunctions, and criminal prosecution.

Our product candidates cannot be marketed in the United States or around the world until they receive the appropriate regulatory approvals. In the USA, obtaining FDA approval requires substantial time, effort, and financial resources, and we cannot assure you that any approval will be granted on a timely basis, if at all. We will rely on external qualified partners for the preparation of applications and for obtaining regulatory approvals. If the FDA does not approve our product candidates in a timely fashion, or does not approve them at all, our business and financial condition may be adversely affected. Further, the terms of approval of any marketing application, including the labeling content, may be more restrictive than we desire and could affect the marketability of our or our collaborator's products. Subsequent discovery of problems with an approved product may result in restrictions on the product or its withdrawal from the market. In addition, both before and after regulatory approval, we, our collaborators, our products, and our product candidates are subject to numerous FDA requirements covering testing, manufacturing, quality control, current good-manufacturing practices, adverse event reporting, labeling, advertising, promotion, distribution, and export. Our partners and we are subject to surveillance and periodic inspections to ascertain compliance with these regulations. Further, the relevant law and regulations may change in ways that could affect us, our partners, and our product candidates. Failure to comply with regulatory requirements could have a material adverse impact on our business.  Regulations regarding the manufacture and sale of our future products are subject to change. We cannot predict what impact, if any, such changes may have on our business, financial condition or results of operations. Failure to comply with applicable regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Additionally, the time required for obtaining regulatory approval is uncertain. We may encounter delays or product rejections based upon changes in FDA policies, including current good-manufacturing practices, during periods of product development. We may encounter similar delays in countries outside of the United States. We may not be able to obtain these regulatory acceptances on a timely basis, or at all.

The failure to obtain timely regulatory acceptance of our product candidates, any product marketing limitations, or any product withdrawal would have a material adverse effect on our business, financial condition and results of operations. In addition, before it grants approvals, the FDA or any foreign regulatory authority may impose numerous other requirements with which we must comply. Regulatory acceptance, if granted, may include significant limitations on the indicated uses for which the product may be marketed. FDA enforcement policy strictly prohibits the marketing of accepted products for unapproved uses. Product acceptance could be withdrawn or civil or criminal sanctions could be imposed for our failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing.

We, or any third-party manufacturers we use to manufacture our product candidates, will be required to adhere to FDA regulations regarding current good-manufacturing practices and similar regulations in other countries, which include testing, control and documentation requirements. Ongoing compliance with current good-manufacturing practices and other regulatory requirements is monitored by periodic inspection by the FDA and comparable agencies in other countries. Failure to properly comply with such practices and standards could result in fines, product liability or a temporary or permanent cessation of such manufacturing.

We may not be able to compete with other cancer and infectious disease vaccine treatments marketed by other companies.

Our TAP vaccine products for cancer and infectious disease will compete with existing and new therapies for treating these diseases. Most of our potential competitors are established firms that have substantially greater financial resources than we do. In addition, several competitors that are not themselves major companies have arrangements with major pharmaceutical companies for financial, technical and marketing assistance. Our product candidates may not be technically competitive with other products. Even if our product candidates are technically superior, we may be unable to successfully compete due to our limited resources.

We have substantial exposure to product liability.

The use of our product candidates in clinical trials and the commercial sale of our products exposes us to liability claims by consumers and pharmaceutical companies. Because we are not yet selling our products, we have not experienced any product liability claims to date and we do not yet maintain product liability insurance. Management intends to maintain product liability insurance consistent with industry standards upon commencement of the marketing and distribution of the TAP Cancer Vaccine. Product liability claims may exceed such insurance coverage limits, which could have a materially adverse effect on our business, financial condition or results of operations, or that such insurance will continue to be available on commercially reasonable terms, if at all. Additionally, we may not be able to renew existing insurance at a cost and level of coverage on terms that are acceptable to us, if at all. In the event that we are held liable for a claim against which we are not insured or for damages exceeding the limits of our insurance coverage, such claim could have a material adverse effect on our cash flow and thus potentially have a materially adverse effect on our business, financial condition and results of operations.

Risks Relating to this Offering and Our Shares

We have not paid dividends to date and do not intend to pay any dividends in the near future.

We have never paid dividends on our common stock and presently intend to retain any future earnings to finance the operations of our business. You may never receive any dividends on our shares.

The exercise of stock options and warrants, the conversion of notes, or the later sales of our common stock may further dilute the shares of common stock you receive in this offering.

We have granted stock options exercisable into 3,618,000 shares of common stock, granted warrants exercisable into 24,515,300 shares of common stock (including the Series A warrants, the Series B warrants and the Series C warrants which may be exercised into an additional 17,850,000 shares of common stock) and issued notes convertible into a minimum of 5,100,000 shares of common stock. The issuance of any shares of common stock pursuant to exercise of such options and warrants or the redemption of the notes at a per share price below the offering price in this Prospectus would dilute the interest of persons acquiring shares in this offering.

Our Board of Directors is authorized to sell additional shares of common stock, or securities convertible into shares of common stock, if in their discretion they determine that such action would be beneficial to us. Any such issuance below the offering price of the shares of common stock included in this Prospectus would dilute the interest of persons acquiring common stock in this offering.

Our articles of association provide indemnification for officers, directors and employees.

Our governing instruments provide that officers, directors, employees and other agents and their affiliates shall only be liable to our Company for losses, judgments, liabilities and expenses that result from the negligence, misconduct, fraud or other breach of fiduciary obligations. Thus certain alleged errors or omissions might not be actionable by us. The governing instruments also provide that, under the broadest circumstances allowed under law, we must indemnify our officers, directors, employees and other agents and their affiliates for losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with our Company, including liabilities under applicable securities laws.

Our share price may be volatile, and you may not be able to sell your shares of common stock at or above the cost per Share.

The stock market in general, and the market for biotechnology stocks in particular, has experienced extreme price and volume fluctuations. These broad market and industry fluctuations may adversely affect the market price of our common stock, irrespective of our actual operating performance. Additional factors which could influence the market price of our common stock include statements and claims made by us and other participants in our industry and public officials. The public offering price for the common stock contained in the shares may not be above that which will subsequently prevail in the market.

If large amounts of our shares held by existing shareholders are sold in the future, the market price of our common stock could decline.

At the time that this registration statement is declared effective by the SEC, a significant number of shares of our Common Stock will be eligible to be immediately sold in the market.  The market price of our shares could fall substantially if our existing shareholders sell large amounts of our common stock in the public market following this offering. Even a perception by the market that Selling Stockholders may sell in large amounts after the registration statement is declared effective could place significant downward pressure on our stock price. These sales, or the possibility that these sales may occur, could also make it more difficult for us to sell equity or equity-related securities if we need to do so in the future to address then-existing financing needs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions "Risk Factors", “Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere in this Prospectus that are forward-looking statements. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe," "estimate" and similar terminology. Forward-looking statements address, among other things:

•	completing preclinical development and implementing our clinical programs and other aspects of our business plans;

•	financing goals and plans; and

•	our expectations of when regulatory approvals will be received or other actions will be taken by parties other than us.

We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or which we do not fully control that will cause actual results to differ materially from those expressed or implied by our forward-looking statements. These include the factors listed under "Risk Factors" and elsewhere in this Prospectus.

Although we believe that our expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our forward looking statements are made as of the date of this Prospectus, and we assume we are under no duty to update them or to explain why actual results may differ.

LEGAL PROCEEDINGS

We are not party to any material pending legal proceedings, and to the best of our knowledge, no such proceedings by or against us have been initiated.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders named in this Prospectus.  As a result, all proceeds from the sales of the common stock will go to the respective selling stockholders, and we will not receive any proceeds from the resale of the common stock by the selling stockholders.

We could receive aggregate proceeds of up to $5,355,000, however, if all of the Series A warrants ($1,912,500), Series B warrants ($1,530,000) and Series C warrants ($1,912,500) are exercised.  If any or all of those warrants are exercised, we will use the proceeds to fund our working capital and for general corporate purposes, which together include amounts required to pay salaries, research and development costs, professional fees, public reporting costs, office-related expenses and other corporate expenses, including interest and overhead.

DIVIDEND POLICY

We do not anticipate paying any dividends on our common stock in the foreseeable future. We expect to retain future earnings, if any, for use in our development activities and the operation of our business. The payment of any future dividends will be subject to the discretion of our board of directors and will depend, among other things, upon our results of operations, financial condition, cash requirements, prospects and other factors that our board of directors may deem relevant.

DETERMINATION OF OFFERING PRICE

We have been advised by the selling stockholders that they may offer to sell all or a portion of the shares of common stock being offered in this Prospectus from time to time.  As a result, the prices at which the selling stockholders may sell the shares of common stock covered by this Prospectus will be determined by the prevailing public market price for shares of common stock or by negotiations in private transactions.

DILUTION

The shares of common stock underlying the notes and warrants being registered pursuant to this registration statement are not currently issued and outstanding. If any of the notes or warrants are converted or exercised, our stockholders will experience a reduction in their ownership interest in our company.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of the notes and exercise of the warrants. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the notes and the warrants issued pursuant to the Securities Purchase Agreement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock, notes and warrants, as of July 29, 2010, assuming conversion of the notes and exercise of the warrants held by each such selling stockholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of common stock being offered by this Prospectus by the selling stockholders and does not take in account any limitations on (i) conversion of the notes set forth therein or (ii) exercise of the warrants set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the notes and the warrants, this Prospectus generally covers the resale of 133% of the sum of (i) the maximum number of shares of common stock issuable upon conversion of the notes and (ii) the maximum number of shares of common stock issuable upon exercise of the warrants, in each case, determined as if the outstanding notes and warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this Prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this Prospectus.

Under the terms of the notes and the warrants, a selling stockholder may not convert the notes or exercise the warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.9%. The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering.  See “Plan of Distribution”.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (2)
			Number of Shares of Common Stock Owned After Offering (1)
Iroquois Master Fund Ltd. (3)	2,074,180 (4)	9,576,000	0
Next View Capital L.P. (5)	2,074,180 (6)	9,576,000	0
CGM Custodian for the IRA of David S. Nagelberg (7)	2,074,180 (8)	8,379,000	0
Prufrock Partners Ltd. (9)	2,074,180 (10)	2,992,500	0

(1)
Based on 70,779,527 shares of common stock, which includes 40,256,027 shares of common stock issued and outstanding on July 29, 2010 and all 30,523,500 shares of common stock being offered in this Prospectus that may be issued upon conversion of the notes and exercise of the warrants.  In determining this amount, we assumed that all 30,523,500 shares included in this Prospectus will be sold.  If this assumption is incorrect, the number of shares and percentages included in this column will differ from what we have provided.

(2)
Includes shares of Common Stock underlying warrants and/or notes held by the Selling Stockholder that are covered by this Prospectus, including any convertible securities that, due to contractual restrictions, may not be exercisable if such exercise would result in beneficial ownership greater than 4.9% and 9.9%, as applicable.

(3)
Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund Ltd. (“Iroquois Master Fund”) and consequently has voting control and investment discretion over securities held by Iroquois Master Fund. Each of Joshua Silverman and Richard Abbe may be deemed to have voting control and investment discretion over securities held by Iroquois Master Fund.  As a result of the foregoing, each of Iroquois Capital, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities being registered hereunder.

(4)
Includes (i) 1,600,000 shares of common stock issuable upon conversion of a secured convertible note and (ii) 474,180 shares of common stock issuable upon exercise of a Series A Warrant, in each case, held by Iroquois Master Fund and is based on (1) 40,256,027 shares of common stock issued and outstanding on July 29, 2010, (2) 1,600,000 shares of common stock issuable upon conversion of such secured convertible note held by Iroquois Master Fund and (3) 474,180 shares of common stock issuable upon exercise of such Series A Warrant held by Iroquois Master Fund. Excludes (x) 1,525,820 shares of common stock issuable upon exercise of such Series A Warrant, (y) 1,600,000 shares of common stock issuable upon exercise of a Series B Warrant and (z) 2,000,000 shares of common stock issuable upon exercise of a Series C Warrant, in each case, held by Iroquois Master Fund because each of such warrants contains a “blocker provision” under which the holder thereof does not have the right to exercise each such warrant to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, or any of its affiliates, of more than 4.9% of the common stock.

(5)	Stewart Flink has sole voting and investment control over the shares held by Next View Capital LP.

(6)
Includes (i) 1,600,000 shares of common stock issuable upon conversion of a secured convertible note and (ii) 474,180 shares of common stock issuable upon exercise of a Series A Warrant, in each case, held by Next View Capital L.P. and is based on (1) 40,256,027 shares of common stock issued and outstanding on July 29, 2010, (2) 1,600,000 shares of common stock issuable upon conversion of such secured convertible note held by Next View Capital L.P. and (3) 474,180 shares of common stock issuable upon exercise of such Series A Warrant held by Next View Capital L.P.. Excludes (x) 1,525,820 shares of common stock issuable upon exercise of such Series A Warrant, (y) 1,600,000 shares of common stock issuable upon exercise of a Series B Warrant and (z) 2,000,000 shares of common stock issuable upon exercise of a Series C Warrant, in each case, held by Next View Capital L.P.  because each of such warrants contains a “blocker provision” under which the holder thereof does not have the right to exercise each such warrant to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, or any of its affiliates, of more than 4.9% of the common stock.

(7)	David A. Nagelberg has sole voting and investment control over the shares held by CGM Custodian for the IRA of David S. Nagelberg.

(8)
Includes (i) 1,400,000 shares of common stock issuable upon conversion of a secured convertible note and (ii) 674,180 shares of common stock issuable upon exercise of a Series A Warrant, in each case, held by CGM Custodian for the IRA of David S. Nagelberg and is based on (1) 40,256,027 shares of common stock issued and outstanding on July 29, 2010, (2) 1,400,000 shares of common stock issuable upon conversion of such secured convertible note held by CGM Custodian for the IRA of David S. Nagelberg and (3) 674,180 shares of common stock issuable upon exercise of such Series A Warrant held by CGM Custodian for the IRA of David S. Nagelberg. Excludes (x) 1,075,820 shares of common stock issuable upon exercise of such Series A Warrant, (y) 1,400,000 shares of common stock issuable upon exercise of a Series B Warrant and (z) 1,750,000 shares of common stock issuable upon exercise of a Series C Warrant, in each case, held by CGM Custodian for the IRA of David S. Nagelberg because each of such warrants contains a “blocker provision” under which the holder thereof does not have the right to exercise each such warrant to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, or any of its affiliates, of more than 4.9% of the common stock.

(9)
Prufrock Management Ltd. (“PML”) is the investment manager of Prufrock Partners Ltd. (“Prufrock”) and consequently has voting control and investment discretion over securities held by Prufrock. Steven A. Sanders  is the sole shareholder of PML and, as a result, has voting control and investment discretion over securities held by Prufrock.

(10)
Includes (i) 500,000 shares of common stock issuable upon conversion of a secured convertible note, (ii) 625,000 shares of common stock issuable upon exercise of a Series A Warrant, (iii) 500,000 shares of common stock issuable upon exercise of a Series B Warrant and (iv) 449,180 shares of common stock issuable upon exercise of a Series C Warrant, in each case, held by Prufrock and is based on (1) 40,256,027 shares of common stock issued and outstanding on July 29, 2010, (2) 500,000 shares of common stock issuable upon conversion of a secured convertible note held by Prufrock, (3) 625,000 shares of common stock issuable upon exercise of a Series A Warrant held by Prufrock, (4) 500,000 shares of common stock issuable upon exercise of a Series B Warrant held by Prufrock and (5) 449,180 shares of common stock issuable upon exercise of a Series C Warrant held by Prufrock. Excludes 450,820 shares of common stock issuable upon exercise of a Series C Warrant held by Prufrock because such warrants contain a “blocker provision” under which the holder thereof does not have the right to exercise the warrant to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, or any of its affiliates, of more than 4.9% of the common stock.

 PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the notes and exercise of the warrants to permit the resale of these shares of common stock by the holders of the notes and warrants from time to time after the date of this Prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time-to-time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	agreements between broker-dealers and any selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this Prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this Prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this Prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this Prospectus or any amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a Prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this Prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $75,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this Prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this Prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition, changes in financial condition, plan of operations and results of operations should be read in conjunction with (i) our audited consolidated financial statements as at December 31, 2009 and for the period from inception (July 27, 1999) to December 31, 2009, (ii) our unaudited consolidated financial statements as at March 31, 2010 and (iii) the section entitled “Business”, included in this annual report.  The discussion contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this Prospectus.

Plan of Operations

Management believes that as a result of a significant debt settlement and restructuring in July 2009, we are well positioned and have a balance sheet that has been restructured to make it possible to go to the equity market to raise the estimated $5,000,000 necessary over the next two years for expenses associated with the balance of pre-clinical development and completion of toxicology trials for the TAP Cancer Vaccine and prophylactic vaccine development, joint vaccine development and licensing, and for various operating expenses.

2008 and 2009 were very challenging years in the capital markets.  However, we were able secure over $1,000,000 enabling us to complete our restructure, ensure our important patent work continued along and pursue our business development initiatives.  These initiatives resulted in a collaboration agreement with Aeras Global Tuberculosis Foundation and a new license agreement with Crucell Holland, giving us access to a best of breed technology and the necessary components to improve the possible outcome in our vaccine manufacturing process.

Over the last two years, we have been working diligently on finding partners that we believe we can work closely with to form collaborative arrangements that will be mutually beneficial.  On February 1, 2010, we announced our collaboration intent with Aeras Global TB Foundation.  Aeras, a leading non-profit Product Development Partnerships, is dedicated to the development of effective tuberculosis (TB) vaccine regimens that will prevent tuberculosis in all age groups and will be affordable, available and adopted worldwide.

According to the World Health Organization (WHO), in 2007 there were an estimated 13.7 million chronic active cases of TB, 9.3 million new cases, and 1.8 million deaths from TB, mostly in developing countries.

We entered into an R&D collaboration effort with Aeras Global TB Vaccine Foundation with an overall goal to evaluate the efficacy of TAP in concert with novel TB vaccine candidates.  Aeras is based in Rockville, Maryland, where it operates a state-of-the-art manufacturing and laboratory facility. We have identified additional partnership opportunities and encourage shareholders to keep an eye on our news in the coming months.

On June 1, 2010, we entered into a Technology Option Agreement with the Mayo Foundation for Education and Research for the clinical development of a breast cancer vaccine technology.  Subject to the approval and guidance of the US Food and Drug Administration, Mayo Clinic plans to conduct a Phase I clinical trial in breast cancer patients who have a form of breast cancer that express Her2/neu receptors (also called Her2/neu breast cancer).  Under the Agreement, Mayo granted us an exclusive option to license this technology in exchange for an option fee of $65,000 and our agreement to pay for the Phase I trial as part of a Sponsored Research Agreement. We can exercise the option upon the conclusion of the Phase I clinical trials under terms agreed between Mayo Clinic and TapImmune in a Patent and Technology License Agreement.

We have not generated any cash flows from operations to fund our operations and activities due primarily to the nature of lengthy product development cycles that are normal to the biotech industry.  Therefore, we must raise additional funds in the future to continue operations.  We intend to finance our operating expenses with further issuances of common stock and/or debt.  Although we do not currently have funds to continue operations for more than twelve months, we believe that future investment, if successful, should be adequate to fund our operations over the next 24 months.  Thereafter, we expect we will need to raise additional capital to meet long-term operating requirements.  Our future success and viability depend on our ability to raise additional capital through further private offerings of our stock or loans from private investors.  Additional financing may not be available upon acceptable terms, or at all.  If adequate funds are not available or not available on acceptable terms, we may not be able to conduct our proposed business operations successfully, which could significantly and materially restrict or delay our overall business operations.

Results of Operations

The following table sets out our consolidated losses for the periods indicated:

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Year Ended December 31, 2009	Year Ended December 31, 2008	For the Period from Inception (July 27, 1999) to December 31, 2009
Expenses
Consulting	$12,000	$40,000	$552,339	$233,283	$1,771,206
Consulting, stock-based	863,698	-	506,042	151,500	3,791,817
Depreciation	-	1,868	3,741	7,482	213,227
General and administrative	15,966	23,333	85,146	115,693	2,408,456
Interest and finance charges	165,596	199,916	1,188,934	778,179	3,910,603
Management fees	69,300	75,642	260,242	353,162	2,194,477
Management fees, stock based	324,000	13,167	2,019,660	172,668	2,847,050
Professional fees	135,834	108,009	673,227	284,288	3,314,449
Research and development	43,273	24,381	93,041	182,343	5,417,392
Research and development, stock-based	-	-	-	-	612,000
	1,629,667	486,316	5,382,372	2,278,598	26,480,677
Loss Before Other Items	(1,629,667)	(486,316)	(5,382,372)	(2,278,598)	(26,480,677)
Other Items
Foreign exchange	(4,479)	33,898	(38,069)	82,659	44,590
Gain on settlement of debt	-	-	961,056	-	1,134,066
Interest income	-	-	2,814	-	33,344
Loss on disposal of assets	-	-	(5,399)	-	(5,399)
Net Loss	(1,634,146)	(452,418)	$(4,461,970)	$(2,195,939)	$(25,274,076)

Year Ended December 31, 2009 Compared to the Year Ended December 31, 2008
We are a development stage company.  We recorded a net loss of $4,461,970 during the year ended December 31, 2009 compared to $2,195,939 for the year ended December 31, 2008.

Operating Expenses
Operating expenses incurred during the fiscal year ended December 31, 2009 were $5,382,372 compared to $2,278,598 in the prior year.  Significant changes and expenditures are outlined as follows:

•
Consulting fees were $552,339 during the fiscal year ended December 31, 2009 compared to $233,283 during the prior fiscal year.  The increase was due primarily to business development services including those relating to financing and debt restructuring that were not in place during the prior period.

•
Stock-based consulting fees were $506,042 in the year ended December 31, 2009 compared to $151,500 in the prior year.  The current and prior year charges result from the fair valuation of shares issued to consultants and options granted to or earned by consultants during such periods.

•
General and administrative expenses were $85,146 in the year ended December 31, 2009 compared to $115,693 in the prior year, with the decrease resulting primarily from a reduction in operations in the current year due to resource restrictions, including the closure of the Vancouver location.

•
Interest and finance charges were $1,188,934 during the fiscal year ended December 31, 2009 compared to $778,179 during the prior fiscal year.  Current and prior period interest charges are primarily accretion of interest and the fair value of warrants issued with promissory notes.

•
Management fees were $260,242 in the year ended December 31, 2009 compared to $353,162 in the prior year, with the difference resulting primarily from a change in executive compensation during the second half of the prior year and additional directors’ fees during the current year.  Additionally, our Board of Directors and management were reorganized during the year, and as of June 1, 2009, a portion of the fees paid or accrued to our Chief Executive Officer have been allocated to research and development.

•
Stock-based management fees were $2,019,660 in the year ended December 31, 2009 compared to $172,668 in the prior year.  The current and prior year charges result from the fair valuation of options granted to management that were earned during the period.

•
Professional fees were $673,227 in the year ended December 31, 2009 compared to $284,288 in the prior year.  The increase from the prior year results from significant activity relating to debt restructuring and continuing patent applications in the current year.

•
Research and development costs during the fiscal year ended December 31, 2009 were $93,041 compared to $182,343 during the prior fiscal year.  The decrease results from research and consulting service agreements in effect during the prior fiscal year.  Our Board of Directors and management were reorganized during the year, and as of June 1, 2009, a portion of the fees paid or accrued to our Chief Executive Officer have been allocated to research and development.

During the fiscal year ended December 31, 2009, we recorded a net gain on settlement of debt of $961,056 from $Nil in the prior year.  The gain was recognized in conjunction with the retirement of debt and obligations through conversion to equity and debt settlement arrangements with creditors.  The cumulative net gain includes the fair value of common stock and warrants issued as part of the transaction.

Foreign exchange decreased to a loss of $38,069 during the fiscal year ended December 31, 2009 from a gain of $82,659 in the prior year.  Interest income increased to $2,814 during the fiscal year ended December 31, 2009 from $Nil in the prior year.  Loss on disposal of assets increased to $5,399 during the fiscal year ended December 31, 2009 from $Nil in the prior year.

Our net loss for the year ended December 31, 2009 was $4,461,970 or ($0.23) per share, compared to a net loss of $2,195,939 or ($0.90) per share in the prior period.  The weighted average number of shares outstanding was 19,704,002 for the year ended December 31, 2009 compared to 2,390,084 for the prior year.

Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2009
We are a development stage company.  We recorded a net loss of $1,634,146 during the three months ended March 31, 2010 compared to $452,418 for the three months ended March 31, 2009.

Operating Expenses
Operating costs increased to $1,629,667 during the three months ended March 31, 2010 compared to $486,316 in the prior period.  Significant changes in operating expenses are outlined as follows:

•
Consulting fees decreased to $12,000 during the three months ended March 31, 2010 from $40,000 during the prior period, due primarily to business development services relating to debt restructuring that were in place during the prior period.

•
Consulting fees – stock-based increased to $863,698 during the three months ended March 31, 2010 from $Nil during the prior period.  The current period expense consists of the fair value of option, stock and warrant grants earned during the period.

•
General and administrative expenses decreased to $15,596 in the three months ended March 31, 2010 from $23,333 in the prior period, with the decrease resulting primarily from a reduction in operations in the current period.

•
Interest and finance charges decreased to $165,596 during the three months ended March 31, 2010 from $199,916 during the prior period.  Current and prior period interest charges are primarily accretion of interest and the fair value of warrants issued with promissory notes.

•
Management fees decreased to $69,300 during the three months ended March 31, 2010 from $75,642 during the prior period.  Our Board of Directors and management were reorganized during the prior year, and as of June 1, 2009, a portion of the fees paid or accrued to our Chief Executive Officer have been allocated to research and development.

•
Management fees – stock-based increased to $324,000 during the three months ended March 31, 2010 from $13,167 during the prior period.  The current and prior period expense consists of the fair value of option grants earned during the period.

•
Professional fees increased to $135,834 during the three months ended March 31, 2010 from $108,009 during the prior period, due to significant activity relating to financing and debt restructuring in the current period.

•
Research and development increased to $43,273 during the three months ended March 31, 2010 from $24,381 during the prior period.  Our Board of Directors and management were reorganized during the year, and as of June 1, 2009, a portion of the fees paid or accrued to our Chief Executive Officer have been allocated to research and development.

Foreign exchange loss increased to $4,479 during the three months ended March 31, 2010 from a gain of $33,898 in the prior period.

Our net loss for the three months ended March 31, 2010 was $1,634,146 or ($0.04) per share, compared to a net loss of $452,418 or ($0.19) per share in the prior period.  The weighted average number of shares outstanding was 38,854,230 for the three months ended March 31, 2010 compared to 2,414,983 for the prior period.

Liquidity and Capital Resources
The following table sets forth our cash and working capital as of the dates below:

	March 31, 2010	December 31, 2009	December 31, 2008

Cash reserves	$21,367	$141,431	$987
Working capital (deficit)	$(1,092,836)	$(629,388)	$(3,032,512)

Subject to the availability of additional financing, we intend to spend approximately $3,000,000 over the next twelve months in carrying out our plan of operations.  At December 31, 2009 and March 31, 2010, we respectively had $141,431 and $21,367 of cash on hand and a working capital deficit of $629,388 and $1,092,836.  As such, our working capital at March 31, 2010 will not be sufficient to enable us to pay our general and administrative expenses, and to pursue our plan of operations over the next twelve months.  We anticipate that we will require additional funding of approximately $2,100,000.  Our management is currently making significant efforts to secure the needed financing, but we have not yet secured any commitments with respect to such financing.  If we are not able to obtain financing in the amounts required or on terms that are acceptable to us, we may be forced to scale back, or abandon, our plan of operations.

Various conditions outside of our control may detract from our ability to raise the capital needed to execute our plan of operations, including overall market conditions in the international and local economies.  We recognize that the United States economy has suffered through a period of uncertainty during which the capital markets have been depressed from levels established twelve months ago, and that there is no certainty that these levels will stabilize or reverse.  Any of these factors could have a material impact upon our ability to raise financing and, as a result, upon our short-term or long-term liquidity.

Going Concern
We have no sources of revenue to provide incoming cash flows to sustain our future operations.  As outlined above, our ability to pursue our planned business activities is dependent upon our successful efforts to raise additional equity financing.  These factors raise substantial doubt regarding our ability to continue as a going concern.  Our consolidated financial statements have been prepared on a going concern basis, which implies that we will continue to realize our assets and discharge our liabilities in the normal course of business.  As at December 31, 2009 and as at March 31, 2010, we had accumulated losses of $25,274,076 and $26,908,222, respectively, since inception.  Our financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Net Cash Used in Operating Activities
Operating activities in the year ended December 31, 2009 used cash of $1,121,726 compared to $714,425 in the year ended December 31, 2008.  Net cash used in operating activities during the three months ended March 31, 2010 was $205,364 compared to $170,813 during the prior period.  Operating activities in the period from inception on July 27, 1999 to December 31, 2009 used cash of $12,619,522.  Operating activities have primarily used cash as a result of the operating and organizational activities such as consulting fees, management fees, professional fees and research and development.

Net Cash Used in Investing Activities
In the years ended December 31, 2009 and 2010 and the quarters ended March 31, 2010 and 2009, investing activities used cash of $Nil.  In the period from inception on July 27, 1999 to December 31, 2009 investing activities provided cash of $204,747.

Net Cash Provided by Financing Activities
As we have had no revenues since inception, we have financed our operations primarily through private placements of our stock.  Financing activities in the year ended December 31, 2009 provided cash of $1,262,170 compared to $547,873 in the year ended December 31, 2008.  Net cash provided by financing activities during the three months ended March 31, 2010 was $85,300 compared to $174,567 during the same period in the prior year.  In the period from inception on July 27, 1999 to December 31, 2009 financing activities provided net cash of $12,556,206 primarily from the sale of our equity securities.

Critical Accounting Policies
Our consolidated financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis.  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our consolidated financial statements.  In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances.  Actual results could differ from those estimates made by management.

See Note 2 of our consolidated financial statements for our year ended December 31, 2009 for a summary of significant accounting policies.

Off-Balance Sheet Arrangements
We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes of financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

DESCRIPTION OF BUSINESS

Company Overview

We are a biotechnology company whose strategic vision is to develop and market products specializing in the application of promising discoveries in cellular and molecular immunology and cancer biology to the development of proprietary therapeutics aimed at the treatment and eradication of cancer and prevention of infectious diseases. Our core technologies are based on an understanding of the function of a protein pump known as “TAP”, which is located within cells and which is essential to the processing of foreign (microbial) or autologous antigens, and subsequent presentation to the immune system for eradication of the cancer or infected cell. We currently have none of our product candidates on the market and are focusing on the development and testing of our product candidates.

The current standard therapies for cancer treatment include surgery, radiation therapy and chemotherapy. However, we believe that these treatments are not precise in targeting only cancerous cells and often fail to remove or destroy all of the cancer. The remaining cancer cells may then grow into new tumors, which can be resistant to further chemotherapy or radiation, which may result in death. In the United States, the American Cancer Society estimates more than 600,000 deaths from cancer annually, second only to cardiovascular deaths and the ACS estimates over 1.4 million new diagnoses will be made this year

Company History

Our common stock is traded on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol “TPIV.OB”.

We were incorporated under the laws of the State of Nevada in 1991 under the name “Ward’s Futura Automotive Ltd”. We changed our name a number of times since 1991, and in July 2002, we completed the acquisition of GeneMax Pharmaceuticals Inc. (“GeneMax Pharmaceuticals”), a Delaware corporation, in a reverse merger and changed our name to “GeneMax Corp”. As a result of this transaction the former shareholders of GeneMax Pharmaceuticals then owned 75% of the total issued and outstanding shares of GeneMax Corp. GeneMax Pharmaceuticals is now a wholly owned subsidiary of TapImmune, and GeneMax Pharmaceuticals Canada Inc. a British Columbia corporation, is a wholly owned subsidiary of GeneMax Pharmaceuticals. On June 28, 2007, we approved a name change to TapImmune Inc.

The Immunotherapy Industry for Cancer

Management believes that there is a critical need for more effective cancer therapies. Management further believes that the global market for effective cancer treatments is large and that immunotherapies representing potential treatments for metastatic cancer are an unmet need in the area of oncology.

The human immune system appears to have the potential to clear cancers from the body, based on clinical observations that some tumors spontaneously regress when the immune system is activated. Most cancers are not very “immunogenic”, however, meaning that the cancers are not able to induce an immune response because they cannot express sufficient levels of tumor antigens on their cell surface as part of the Major Histocompatability Class I or MHC Class II complexes. In healthy cells, protein antigens provide the information to the immune system that defines whether the cell is healthy or, in the case of cancer or viral infection, abnormal. If the MHC Class I complexes signal that the cells are abnormal, then the immune system’s T-cells are activated to attack and kill the infected or malignant cell.

In many solid cancer tumors, the TAP protein system has reduced function, and therefore, the immune system is not stimulated to attack the cancer. Management believes that although a number of cancer therapies have been developed that stimulate the immune system, these approaches have often proven ineffective because the cancers remain invisible to the immune system due to this apparent lack of or low expression of the TAP protein.

By restoring TAP expression to TAP-deficient cells, the MHC Class I antigen complexes could signal the immune system to attack the cancer. The strategic vision of TapImmune is to be a product-driven biotechnology company, focusing primarily on use of its patented TAP technology to restore the TAP function within cancerous cells, thus making them immunogenic, or more “visible” to cancer fighting immune cells. We intend to develop the TAP technology for use as a therapeutic cancer vaccine that management believes will restore the normal immune recognition. Management further believes that this cancer vaccine strategy is a leading therapeutic approach that addresses this problem of “non-immunogenicity” of cancer. Management believes that this therapy may have a strong competitive advantage over surgery, radiation therapy, chemotherapy other cancer therapies, since restoring the TAP protein will direct the immune system to specifically target the cancerous cells without damaging healthy tissue. As part of our overall strategy, and with additional funding, we also intend to pursue the development of prophylactic vaccines against infectious microbes that Management believes could result in more potent vaccines with the potential to greatly alleviate current product problems.

TapImmune’s Target Market and Strategy

With the required funding in place, we will pursue product development in oncology. With additional funding and the possible collaboration of other vaccine companies, we will also pursue product development in our vaccines for infectious disease. The initial development process is the same for both therapeutic and prophylactic vaccines, so some parallel development will take place. Cancer encompasses a large number of diseases that affect many different parts of the human body. The diversity of cancer types and their overall prevalence create a large need for new and improved treatments. Management believes that there is a significant market opportunity for a cancer treatment that utilizes the highly specific defense mechanisms of the immune system to attack cancers. Based upon recent market reports, management believes that the market for cancer vaccines could be approximately $3.7 Billion by 2015.   Our goal is to have the FDA approve our cancer vaccine within the next few years so that we can secure a portion of this market.

Management also believes that our prophylactic vaccine for infectious disease will promote the creation of new vaccines and enhance the efficacy of current vaccines. It will be a key business development strategy to pursue partnerships and joint research and development ventures with vaccine manufacturers and pharmaceutical companies to bring new and improved vaccines to market. The market for prophylactic vaccines for infectious disease is forecast to grow from US$21.4 billion in 2009 to US$36.4 billion in 2015, representing a compound average growth rate of 8%. Management believes that our approach to infectious disease will increase the potency of many of the currently available vaccines and lead to the creation of better, more effective new vaccines, thereby allowing us to participate in this large market through novel new products and in combination with existing vaccines.

Research and Development Efforts

As a development stage company in the biotechnology industry, we must turn our product candidates into effective products. To that end, we invest in the research and development of our product candidates. We direct our research and development efforts towards the development of immunotherapeutic and prophylactic vaccine products for the treatment of cancer and protection against pathogenic microbes respectively, using our proprietary TAP technology. We have focused our efforts initially on the development of a therapeutic vaccine for applications in cancer treatment while demonstrating the breadth of the TAP technology for the development of prophylactic vaccines and its ability to complement currently approved and emerging products in both cancer therapeutics and prophylactic vaccines against microbes. This approach allows us to pursue our own internal product development while positioning us to enter into multiple partnerships and licensing agreements. Our strategy is to take advantage of strategic partnerships in research, pre-clinical development, clinical and manufacturing to provide us with comprehensive skills sets while reducing our overhead costs. The basic research, the biological relationship between TAP in cancer and infectious diseases, was advanced through a research relationship with the University of British Columbia (“UBC”). TapImmune will conduct pre-clinical and clinical development studies and vaccine manufacturing in concert with specialist companies skilled in product development and regulatory submissions.

Products and Technology in Development

TAP Cancer Vaccine

Research on our TAP Cancer Vaccine was performed at UBC Biomedical Research Centre under an agreement we refer to in this Prospectus as our “Collaborative Research Agreement”. Initial TAP vaccines will use a modified adenoviral vector containing the TAP gene. This therapeutic cancer vaccine candidate, to be tested in preclinical toxicology studies, will, if successfully developed, include the patented use of the TAP-1 gene to restore the TAP protein, with the objective being able to develop the TAP technology as a therapeutic cancer vaccine that will restore the normal immune recognition of cancer cells. Additional approaches that deliver DNA plasmids encoding the TAP gene are also being evaluated. The TAP Cancer Vaccine will be targeted at those cancers that are deficient in the TAP protein, which include breast cancer, prostate cancer, lung cancer, liver cancer, melanoma, renal cancer and colorectal cancer.

Management believes that the TAP Cancer Vaccine will deliver the genetic information required for the production of the TAP protein in the target cancer cell. This will trigger the cancer cell’s ability to effectively identify itself to the body’s immune system by transporting the cancer antigen peptides to the cell surface using the individual’s specific MHC Class I proteins. As a result, we believe that the immune response could be targeted to the entire repertoire of cancer antigen peptides produced by the cancer cell, rather than just to a single cancer antigen, as delivered by current cancer vaccines. The TAP Cancer Vaccine could allow the immune response to respond to the cancer even if the TAP protein and genetic information were only delivered to a small portion of the cancer cells. In addition, the TAP Cancer Vaccine would generate an immune response to any TAP-deficient cancer, regardless of the patient’s individual genetic variability either in the MHC Class I proteins or in the cancer-specific proteins and resultant peptides.

In general, a “cancer vaccine” is a therapy whose goal is to stimulate the immune system to attack tumors. Management believes that most current cancer vaccines contain either cancer-specific proteins that directly activate the immune system or contain genetic information, such as DNA, that encodes these cancer-specific proteins. Management believes that there are a number of key conditions that must be met before a cancer vaccine can be effective in generating a therapeutic immune response: (i) the cancer antigen peptide delivered by the vaccine has to be recognized by the immune system as “abnormal” or “foreign” in order to generate a strong and specific T-cell response; (ii) the same cancer antigen peptide has to be displayed on the surface of the cancer cells in association with the MHC Class I proteins; and (iii) these cancer antigen peptides then have to be sufficiently different from normal proteins in order to generate a strong anti-tumor response.

If these conditions are all met, then management believes that such cancer vaccines should generate a sufficiently strong immune response to kill the cancer cells. However, the identification of suitable cancer-specific antigen proteins to use in these therapeutic vaccines has proven extremely complex. In addition, the MHC Class I proteins are highly variable, with over 100 different types in humans and, as a result, any one-cancer antigen peptide will not produce an immune response for all individuals. Cancers are “genetically unstable” and their proteins are highly variable, so that the selected cancer antigen protein may result in the immune system only attacking a small subset of the cancerous cells.

Laboratory Testing of the TAP Cancer Vaccine

Management believes that the key milestone of efficacy in animal models of cancer has been attained through research conducted at UBC and that other scientific research teams have validated the experimental data from these animal studies. The initial studies were conducted using a small-cell lung cancer cell line that was derived from an aggressive, metastatic cancer. These cells have multiple defects in the “antigen presentation pathway” in that they are not detected by the immune system. When the TAP protein was introduced into these cells, antigen presentation was restored. In addition, a series of animal studies have demonstrated the ability of TAP to restore an immune response. This initial study was published in Nature Biotechnology (Vol. 18, pp. 515-520, May 2000). Management believes that the TAP technology has been further validated in melanoma, where animal studies similar to the small-cell lung cancer studies described above were performed and similar results were achieved.

Pre-Clinical Testing

We have completed small animal testing of our TAP Cancer Vaccine as a prerequisite for further preclinical toxicology analysis and Investigational New Drug (or “IND”) application. The pre-clinical testing of the TAP Cancer Vaccine to date included the evaluation of several strains of vaccinia and adenovirus vectors to assess their respective ability to deliver the correct genetic information allowing expression of the TAP protein in tumors, the selection and licensing of the use of the PERC6 Cell Line from Crucell and the identification and entering into an agreement, that we refer to in this Prospectus as our “Production Services Agreement”, with a Contract Research Organization, a GMP (good manufacturing practices) manufacturer, for subsequent production of the TAP Cancer Vaccine. Completion of pre-clinical requires toxicology studies in at least two animal species to confirm its non-toxicity. In addition, we must complete initial vaccine production, and develop internal and external clinical trials, support personnel and infrastructure before commencing clinical trials.

Once the formal pre-clinical testing is completed, we intend to compile and summarize the data and submit it to the United States Federal Drug Administration (or “FDA”) and/or Health Canada (or “HC”), and/or other national regulatory agencies, in the form of an investigational new drug application. We anticipate that these applications would include data on vaccine production, animal studies and toxicology studies, as well as proposed protocols for the Phase I human clinical trials, described below.

Phase I Human Clinical Trials

Management believes that, subject to the completion of remaining pre-clinical work and additional financing, estimated at approximately $1,000,000, the first Phase I human clinical trials could commence in 2011. The Phase I human clinical trials will be designed to provide data on the safety of the TAP Cancer Vaccine when used in humans. Potential sites for clinical trials are under evaluation.

Clinical trials to support new drug applications are typically conducted in three sequential phases, although the phases may overlap. During Phase I there is an initial introduction of the therapeutic candidate into healthy human subjects or patients. The drug is tested to assess metabolism, pharmacokinetics and pharmacological actions and safety, including side effects associated with increasing doses. Phase II usually involves studies in a limited patient population to assess the clinical activity of the drug in specific targeted indications, assess dosage tolerance and optimal dosage and continue to identify possible adverse effects and safety risks. If the therapeutic candidate is found to be potentially effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to further demonstrate clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical trial sites.

HER2/neu Breast Cancer Vaccine

HER2/neu, a transmembrane protein homologous to the epidermal growth factor receptor has become a key target for the development of therapeutics and vaccines for the treatment of HER2/neu which is expressed in approximately 30% of breast cancer patients.  Dr Keith Knutson and colleagues at the Mayo Clinic have identified a pool of novel HER2/neu epitopes against which breast and ovarian cancer patients have pre-existent immunity.  It is management’s belief that this technology offers a number of advantages in the development of a long-lasting vaccine for a broad patient population

Phase I Human Clinical Trials

Phase I clinical trials will be conducted at the Mayo Clinic in Rochester, MN under the direction of Keith Knutson, MD, as Principal Investigator.  These trials will measure the safety of the HER2/neu breast cancer vaccine technology in breast cancer patients.  Any immune responses to the technology will also be monitored.  Management projects that after completion formulation and manufacturing of antigen, and subject to progress of discussions with the U.S. Food and Drug Administration (Pre-Investigational New Drug meeting and Investigational New Drug application approval), Phase I clinical trials will start in the first half of 2011.  TapImmune will pay the costs for this trial estimated at approximately $841,000.

Infectious Disease Application for “TAP” Adjuvant

Beyond the TAP cancer vaccine, TapImmune plans to develop or license out our technology for the creation of enhanced viral vaccines, such as for smallpox and others, based on our findings that TAP can augment immune responses. We have presented data showing that increasing TAP expression in TAP-competent antigen presenting cells (APCs) and/or virus infected cells increases the antigenic peptide associated with MHC class I expression on the cell surface, and leads to increased specific T cell-mediated immune responses. We believe this technology can add great value to the creation of new vaccines and enhance those that already exist. It is important to note that in animal studies the incorporation of TAP has greatly reduced the amount of vaccine required. Accordingly incorporation of TAP has the potential to reduce current problems associated with sufficient production of commercial vaccines.

Strategic Relationships

UBC

Collaborative Research Agreement

In September of 2000, through our wholly owned subsidiaries, GeneMax Pharmaceuticals and GeneMax Canada, we entered into a Collaborative Research Agreement with UBC to carry out further development of the TAP technologies as a cancer vaccine and other commercial products and to provide GeneMax Pharmaceuticals with the option to acquire the rights to commercialize any additional technologies developed under the agreement. Pursuant to the Collaborative Research Agreement, UBC retained all rights and title to all inventions, improvements and discoveries that are conceived by employees of UBC during the term of the Collaborative Research Agreement; however, UBC therein granted us an option to obtain a royalty-bearing license to use such inventions, improvements and discoveries that were not covered under the existing license agreement and included improvements and enhancements of the licensed technologies.

License Agreement

On January 24, 2006, and in accordance with the terms and conditions of a certain Option and Settlement Agreement (the “Option and Settlement Agreement”), dated for reference January 23, 2006, as entered among each of us, UBC, Dr. Jefferies and each of our predecessor and subsidiary companies, GeneMax Pharmaceuticals and GeneMax Pharmaceuticals Canada Inc., the parties thereto reached a definitive agreement pursuant to which all existing financial claims by UBC (collectively, the “UBC Financial Claims”) as against us under each “License Agreement”, and under that certain “Collaborative Research Agreement” between UBC and GeneMax Pharmaceuticals Canada Inc., dated May 6, 2005 (the “CRA”), are satisfied (the “Settlement”) in consideration of UBC providing us with the consequent right to acquire, outright, by way of assignment (the “Option to Purchase”), all of UBC’s right title and interest in the technologies licensed to us under the terms of the License Agreements, including the “Technology” as that term is defined in the License Agreements, and all “Improvements” made prior to the date of execution of the Option and Settlement Agreement in furtherance of the same (collectively, the “Technology” thereunder).

As of May 31, 2007, we completed our obligation with UBC, and the technology assignment and transfer was completed.

Crucell

On August 7, 2003, we entered into an agreement with Crucell, which we refer to in this Prospectus as the “Research License and Option Agreement”. Pursuant to that agreement, Crucell granted us a non-exclusive, worldwide license for Crucell’s adenovirus technology and an option for a non-exclusive, worldwide commercial license to manufacture, use, offer for sale, sell and import products using the licensed technology in the therapy of human subjects by administering a modified and proprietary adeno virus vector (used to package our TAP gene technology and deliver it to the target cancer cell in the patient) including, but not limited to, therapeutic gene sequence(s).

In September 2009, we renegotiated a settlement of outstanding debt and entered into a new license and option agreement with Crucell.

Aeras Global TB Foundation

On February 1, 2010, we announced our collaboration intent with Aeras Global TB Foundation.  Aeras, a leading non-profit Product Development Partnerships, is dedicated to the development of effective tuberculosis (TB) vaccine regimens that will prevent tuberculosis in all age groups and will be affordable, available and adopted worldwide.

According to the World Health Organization (WHO), in 2007 there were an estimated 13.7 million chronic active cases of TB, 9.3 million new cases, and 1.8 million deaths from TB, mostly in developing countries.

We entered into an R&D collaboration effort with Aeras Global TB Vaccine Foundation with an overall goal to evaluate the efficacy of TAP in concert with novel TB vaccine candidates.  Aeras is based in Rockville, Maryland, where it operates a state-of-the-art manufacturing and laboratory facility. We have identified additional partnership opportunities and encourage shareholders to keep an eye on our news in the coming months.

Mayo Clinic
On June 1, 2010, we entered into a Technology Option Agreement with the Mayo Foundation for Education and Research for the clinical development of a breast cancer vaccine technology.  Subject to the approval and guidance of the US Food and Drug Administration, Mayo Clinic plans to conduct a Phase I clinical trial in breast cancer patients who have a form of breast cancer that express Her2/neu receptors (also called Her2/neu breast cancer).  Under the Agreement, Mayo granted us an exclusive option to license this technology in exchange for an option fee of $65,000 and our agreement to pay for the Phase I trial as part of a Sponsored Research Agreement. We can exercise the option upon the conclusion of the Phase I clinical trials under terms agreed between Mayo Clinic and TapImmune in a Patent and Technology License Agreement.

Other Technology

On February 16, 2004, we added to our technology portfolio by expanding the License Agreement (now assigned under the purchase agreement) with UBC to include a technological method that identifies agonists or antagonists antigen presentation to the immune system by normal and cancerous cells. Management believes that this technology can be used to screen and select new drugs that regulate immune responses.

Intellectual Property, Patents and Trademarks

Patents and other proprietary rights are vital to our business operations. We protect our technology through various United States and foreign patent filings, and maintain trade secrets that we own. Our policy is to seek appropriate patent protection both in the United States and abroad for our proprietary technologies and products. We require each of our employees, consultants and advisors to execute a confidentiality agreement upon the commencement of any employment, consulting or advisory relationship with us. Each agreement provides that all confidential information developed or made known to the individual during the course of the relationship will be kept confidential and not be disclosed to third parties except in specified circumstances. In the case of employees, the agreements provide that all inventions conceived of by an employee shall be our exclusive property.

Patent applications in the United States are maintained in secrecy until patents are issued. We cannot assure you that our patents, and any patents that may be issued to us in the future, will afford protection against competitors with similar technology. In addition, we cannot assure you that the patents issued to us will not be infringed upon or designed around by others or that others will not obtain patents that we would need to license or design around. If the courts uphold existing or future patents containing broad claims over technology used by us, the holders of such patents could require us to obtain licenses to use such technology.

The following table sets out details on our patents and patent applications:

Title	Country	Patent No. (or Pub. No., if unpatented)	Issue Date (or Pub. Date, if unpatented)	Appl. No.	Appl. Date
Method of identifying MHC-class I restricted antigens endogenously processed by cellular secretory pathway	US	5,792,604	11/8/1998	08/614,142	3/12/1996
	Canada	2248651	9/7/2004
	Finland	888540	7/23/2003
	France	888540	7/23/2003
	Germany	888540	7/23/2003
	Italy	888540	7/23/2003
	Japan	3805792	5/19/2007
	Sweden	888540	7/23/2003
	Switzerland	888540	7/23/2003
	UK	888540	7/23/2003

Method of enhancing expression of MHC class I molecules bearing endogenous peptides	US	6,361,770	3/26/2002	08/817,731	7/21/1997
Method of enhancing an immune response	US	7,378,087	5/27/2008	10/046,542	1/16/2002
	Germany	783573	12/21/2005
	Japan	4418965	12/11/2009
	Switzerland	783573	12/21/2005
	UK	783573	12/21/2005

Low dose inoculation with Tap-I for antitumor immunity1	US			12/487,019	6/18/2009
	Canada	2571348		2571348

Pox viradae treatment	US			12/474,331	5/29/2009
	Canada
	Australia
	EPO			2094301	9/2/2009
	Korea
	Japan
	PCT	WO08/064451	6/5/2008	PCT/CA06/001945	11/30/2006

Tapasin augmentation for enhanced immune response	PCT	WO09/095796	8/6/2009	PCT/IB09/005030	1/27/2009

COMBINATION OF ANTIGEN PROCESSING COMPONENTS ELICITS ENHANCED SURVIVAL IN TUMOR-BEARING ANIMALS	PCT	WO09/095796	8/6/2009	PCT/IB09/005030	1/27/2009

1 Ownership transferred from University of BC to TapImmune.

Method of Enhancing Expression of MHC Class I Molecules Bearing Endogenous Peptides

On March 26, 2002, the United States Patent and Trademark Office issued US Patent No. 6,361,770 to UBC for the use of TAP-1 as an immunotherapy against all cancers. The patent is titled “Method of Enhancing Expression of MHC Class I Molecules Bearing Endogenous Peptides” and provides comprehensive protection and coverage to both in vivo and ex vivo applications of TAP-1 as a therapeutic against all cancers with a variety of delivery mechanisms. The inventors were Dr. Jefferies, Dr. Reinhard Gabathuler, Dr. Gerassinmoes Kolaitis and Dr. Gregor S.D. Reid, who collectively assigned the patent to UBC under an assignment agreement. The patent expires March 23, 2014.  We have pending applications for patent protection for this patent in Europe and in Japan.

Method of Enhancing an Immune Response

U.S. patent No. 7,378,087, issued May 27, 2008. The patent claims relate to methods for enhancing the immune response to tumor cells by introducing the TAP molecule into the infected cells. Patent applications are pending on other aspects of our technology. The inventors were Jefferies, Wilfred A.; Zhang, Qian-Jin; Chen, Susan Shu-Ping; Alimonti, Judie B., who collectively assigned the patent to UBC under an assignment agreement.

Method of Identifying MHC Class I Restricted Antigens Endogenously Processed by a Secretory Pathway

On August 11, 1998, the U.S. Patent and Trademark Office issued US Patent No. 5,792,604 to UBC, being a patent for the use of bioengineered cell lines to measure the output of the MHC Class I restricted antigen presentation pathway as a way to screen for immunomodulating drugs. The patent is titled “Method of Identifying MHC Class I Restricted Antigens Endogenously Processed by a Secretory Pathway.” This patent covers the assay which can identify compounds capable of modulating the immune system. The inventors were Dr. Jefferies, Dr. Gabathuler, Dr. Kolaitis and Dr. Reid, who collectively assigned the patent to UBC under an assignment agreement. The patent expires on March 12, 2016. We have been granted patent protection for this patent in Finland, France, Germany, Italy, Sweden, Switzerland and the United Kingdom and have applied for patent protection in Canada and Japan.

TAP Vaccines and other filings

Patent applications have been filed by TapImmune and UBC in respect of our technologies and those currently under assignment. In December 2006, January, November and December 2007, we made additional filings as continuations or new filings with regard to the same technologies as well as their applications in infectious diseases. We also filed for a continuation and had reinstated a previously ‘unintentionally abandoned’ patent. A clerical error at our previous patent counsel caused a filing date to be erroneously missed. That patent is now issued. We intend to continue to work with UBC to file additional patent applications with respect to any novel aspects of our technology to further protect our intellectual property portfolio.

Competition

The oncology industry is characterized by rapidly evolving technology and intense competition. Many companies of all sizes, including a number of large pharmaceutical companies as well as several specialized biotechnology companies, are developing various immunotherapies and drugs to treat cancer. There may be products on the market that will compete directly with the products that we are seeking to develop. In addition, colleges, universities, governmental agencies and other public and private research institutions will continue to conduct research and are becoming more active in seeking patent protection and licensing arrangements to collect license fees and royalties in exchange for license rights to technologies that they have developed, some of which may directly compete with our technologies and products. These companies and institutions may also compete with us in recruiting qualified scientific personnel. Many of our potential competitors have substantially greater financial, research and development, human and other resources than us.  Furthermore, large pharmaceutical companies may have significantly more experience than we do in pre-clinical testing, human clinical trials and regulatory approval procedures. Such competitors may develop safer and more effective products, obtain patent protection or intellectual property rights that limit our ability to commercialize products, or commercialize products earlier than we do.

Management expects technology developments in the oncology industry to continue to occur at a rapid pace. Commercial developments by any competitors may render some or all of our potential products obsolete or non-competitive, which could materially harm our business and financial condition.

Management believes that the following companies, which are developing various types of similar immunotherapies and therapeutic cancer vaccines to treat cancer, could be our major competitors: Apthera, Inc., Dendreon Corp., CellGenSys Inc., Oncothyreon, Genzyme Molecular Oncology, and Transgene S.A.

Government Regulation

United States

The design, research, development, testing, manufacturing, labeling, promotion, marketing, advertising and distribution of drug products are extensively regulated by the FDA in the United States and similar regulatory bodies in other countries. The regulatory process is similar for a new drug application, or NDA. The steps ordinarily required before a new drug may be marketed in the United States, which are similar to steps required in most other countries, include: (i) pre-clinical laboratory tests, pre-clinical studies in animals, formulation studies and the submission to the FDA of an initial NDA; (ii) adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication; (iii) the submission of the NDA to the FDA; and (iv) review by an FDA advisory committee and approval by the FDA.

Pre-clinical tests include laboratory evaluation of product chemistry, preparation of consistent test batches of product to what is known as GLP, toxicology studies, animal pre-clinical efficacy studies and manufacturing pursuant to what is known as Good Manufacturing Practices, or GMP. The results of pre-clinical testing are submitted to the FDA as part of an initial NDA. After the filing of each initial NDA, and assuming all pre-clinical results have been approved, a thirty-day waiting period is required prior to the commencement of clinical testing in humans. At any time during this thirty-day period or at any time thereafter, the FDA may halt proposed or ongoing clinical trials until the FDA authorizes trials under specified terms. The initial NDA process may be extremely costly and substantially delay development of products. Moreover, positive results of pre-clinical tests will not necessarily indicate positive results in subsequent clinical trials.

After successful completion of the required clinical trials, a NDA is generally submitted. The NDA is usually reviewed by an outside committee consisting of physicians, scientists, and at least one consumer representative. The advisory committee reviews, evaluates and recommends whether the application should be approved, but the FDA is not bound by the recommendation of an advisory committee. The FDA may request additional information before accepting a NDA for filing, in which case the application must be resubmitted with the additional information. Once the submission has been accepted for filing, the FDA or the advisory committee reviews the application and responds to the applicant. The review process is often extended by FDA requests for additional information or clarification. The FDA cites 24 months as the median time for NDA review.

If the FDA evaluations of the NDA and the manufacturing facilities are favorable, the FDA may issue an approval letter. An approval letter will usually contain a number of conditions that must be met in order to secure final approval of the NDA and authorization of commercial marketing of the drug for certain indications. The FDA may also refuse to approve the NDA or issue a not approval letter, outlining the deficiencies in the submission and often requiring either additional testing or information or withdrawal of the submission.

The manufacturers of approved products and their manufacturing facilities are subject to continual review and periodic inspections. If we receive approval from the FDA, we intend to enter into a contract with a third party for commercial scale manufacturing of the TAP Cancer Vaccine, therefore our ability to control compliance with FDA manufacturing requirements will be limited.

Approved drugs are subject to ongoing compliance requirements and identification of certain side effects after any of the drug products are on the market. This could result in issuance of warning letters, subsequent withdrawal of approval, reformulation of the drug product, and additional pre-clinical studies or clinical trials.

Canada

In Canada, the Therapeutic Products Directorate and the Biologics and Genetic Therapies Directorate of HC ensure that clinical trials are properly designed and undertaken and that subjects are not exposed to undue risk. Regulations define specific Investigational New Drug Submission (or IND) application requirements, which must be complied with before a new drug can be distributed for trial purposes. The Directorates currently review the safety, efficacy and quality data submitted by the sponsor and approve the distribution of the drug to the investigator. The sponsor of the trial is required to maintain accurate records, report adverse drug reactions, and ensure that the investigator adheres to the approved protocol. Trials in humans should be conducted according to generally accepted principles of good clinical practice. Management believes that these standards provide assurance that the data and reported results are credible and accurate, and that the rights, integrity, and privacy of clinical trial subjects are protected.

Sponsors wishing to conduct clinical trials in Phases I to III of development must apply under a 30-day default system. Applications must contain the information described in the regulations, including: a clinical trial attestation; a protocol; statements to be contained in each informed consent form, that set out the risks posed to the health of clinical trial subjects as a result of their participation in the clinical trial; an investigator’s brochure; applicable information on excipients (delivery vehicles); and chemistry and manufacturing information.

The sponsor can proceed with the clinical trial if the Directorates have not objected to the sale or importation of the drug within 30 days after the date of receipt of the clinical trial application and Research Ethics Board approval for the conduct of the trial at the site has been obtained.

Other Jurisdictions

Outside the United States and Canada, our ability to market drug products is contingent upon receiving marketing authorization from the appropriate regulatory authorities. Management believes that the foreign regulatory approval process includes all of the complexities associated with FDA approval described above. The requirements governing the conduct of clinical trials and marketing authorization vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within the European Union procedures are available to companies wishing to market a product in more than one member country.

Product Liability and Insurance

Once we commence the sale of our products into the market, we will face the risk of product liability claims. Because we are not yet selling our products, we have not experienced any product liability claims to date and we do not yet maintain product liability insurance. Management intends to maintain product liability insurance consistent with industry standards upon commencement of the marketing and distribution of the TAP Cancer Vaccine. We cannot assure you that product liability claims will not exceed such insurance coverage limits, which could have a materially adverse effect on our business, financial condition or results of operations, or that such insurance will continue to be available on commercially reasonable terms, if at all.

Employees

Dr. Glynn Wilson is our Executive Chairman and Mr. Denis Corin is our President and Chief Financial Officer. These individuals are primarily responsible for all our day-to-day operations. Other services are provided by outsourcing and consultant service agreements. As of the date of this Prospectus, we did not have any other employees.

Raw Materials

Our TAP products can be readily produced by well established molecular biology processes and are not dependent on external fluctuations in raw materials.

Properties

We do not own any real estate or other properties. Our registered office is located at 2815 Eastlake Avenue East, Suite 300, Seattle, WA 98102.

Legal Proceedings

Management is not aware of any legal proceedings contemplated by any government authority or any other party involving our business. As of the date of this Prospectus, no director, officer or affiliate is (i) a party adverse to us in any legal proceeding, or (ii) has an adverse interest to us in any legal proceeding. Management is not aware of any other legal proceedings pending or threatened against us.

MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Our directors and executive officers and their respective ages as of the date of this Prospectus are as follows:

Name	Age	Position with the Company
Glynn Wilson	63	Chairman, Chief Executive Officer, Principal Executive Officer
Denis Corin	37	President, a Director and Chief Financial Officer

The following describes the business experience of each of our directors and executive officers, including other directorships held in reporting companies:

Glynn Wilson
Dr. Wilson has been one of our Directors since February 2005 and our Executive Chairman since July 2009. Dr. Wilson brings an extensive background of success in corporate management and product development with tenures in both major multinational pharmaceutical companies as well as startups. His former positions include Head of Drug Delivery at SmithKline Beecham Pharmaceuticals, Research Area Head at Ciba-Geigy Pharmaceuticals and Executive Vice President of R&D at Tacora Corporation. Prior to joining TapImmune’s management, he was President & Chief Scientific Officer of Auriga Laboratories. Dr. Wilson is an internationally renowned expert in drug delivery technologies. He obtained his Ph.D. in Biochemistry, at Heriot-Watt University, Edinburgh in 1972 and was a faculty member at Rockefeller University, New York, in the laboratory of the Nobel Laureates, Sanford Moore and William Stein, from 1974 to 1979.

Denis Corin
Mr. Corin has served as our President since November of 2006 and served as our Chief Executive Officer from November 2006 until July 2009. Mr. Corin joined the Board in July 2009. In July 2010, Mr. Corin accepted the role of Chief Financial Officer upon the resignation of the previous Chief Financial Officer. Mr. Corin is a management consultant. He has worked for large pharmaceutical (Novartis) and diagnostic instrumentation companies (Beckman Coulter) in their sales organizations responsible for sales in multi-product disciplines including pharmaceuticals and diagnostics and diagnostic automation equipment. After Novartis and Beckman Coulter, he served as Director of Investor Relations in the small-cap biotech arena at MIV Therapeutics Inc, a company specializing in next generation drug delivery and drug eluting cardiovascular stents. He holds a double major, Bachelors degree in Economics and Marketing, from the University of Natal, South Africa.

Term of Office
Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until they resign or are removed from the board in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until they resign or are removed from office by the Board of Directors.

Significant Employees
We have no significant employees other than our executive officers.

Audit Committee
Our Board of Directors has established an Audit Committee which functions pursuant to a written charter adopted by our Board of Directors in March 2004. The members of our Audit Committee are Messrs. Wilson and Corin. Our Board of Directors does not have as an “audit committee financial expert” as defined in Item 401(e) of Regulation S-B.

Involvement in Certain Legal Proceedings
None of our directors, executive officers or control persons has been involved in any of the following events during the past five years: (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (iv) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Code of Ethics
TapImmune adopted a Code of Corporate Conduct in November 2009.

Compliance with Section 16(a) of the Exchange Act
Section 16(a) of the Exchange Act requires our directors and officers, and the persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Copies of all filed reports are required to be furnished to us pursuant to Rule 16a-3 promulgated under the Exchange Act. Based solely on the reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during the year ended December 31, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
The following table sets forth the compensation paid to our President and Chief Executive Officer during our fiscal years ended December 31, 2009 and 2008:

 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compen-sation ($)	Total ($)
Glynn Wilson Chairman, CEO and Principal Executive Officer	2009 2008	84,000 Nil	Nil Nil	Nil Nil	896,800 Nil	Nil Nil	980,800 Nil
Tracy A. Moore (1) Secretary, Treasurer, CFO, Principal Accounting Officer and a director	2009 2008	30,000 Nil	Nil Nil	Nil Nil	480,000 Nil	Nil Nil	510,000 Nil
Denis Corin (2) President, a director and CFO	2009 2008	138,600 132,000	Nil Nil	Nil Nil	617,600 Nil	Nil Nil	756,200 132,000

 (1) Mr. Moore resigned from his positions as one of our officers and directors on July 16, 2010.
 (2) Mr. Corin resigned as our Chief Executive Officer in July 2009 although he remains as our President.  In July 2010, Mr. Corin accepted the role as our Chief Financial Officer.
The amounts represent fees paid or accrued by us to our President and Chief Executive Officer during the past year pursuant to various employment and consulting services agreements, as between us and our President and Chief Executive Officer, which is described below. Our President and Chief Executive Officer is also reimbursed for any out-of-pocket expenses incurred by him in connection with his duties. We presently have no pension, health, annuity, insurance, profit sharing or similar benefit plans.

The following table sets forth information as at December 31, 2009 relating to outstanding equity awards for each Named Executive Officer:

Outstanding Equity Awards at Year End Table
Name	Number of Securities Underlying Unexercised Options (exercisable)		Number of Securities Underlying Unexercised Options (unexercisable)	Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price			Option Expiration Date
Glynn Wilson Chairman, CEO and Principal Executive Officer	40,000 800,000	(1)	Nil 800,000	Nil Nil	$ $	0.97 0.97	(2)	06/08/17 10/14/19
Tracy A. Moore (3) Secretary, Treasurer, CFO, Principal Accounting Officer and a director	500,000	(1)	500,000	Nil		$0.97		10/14/19
Denis Corin (4) President, a director and Chief Financial Officer	80,000 550,000	(1)	Nil 550,000	Nil Nil	$ $	0.97 0.97	(2)	06/08/17 10/14/19

(1) The plan under which these shares were issued was approved by the Board of Directors and the shareholders in 2009 but did not come into effect until February 22, 2010.
(2) Subsequent to December 31, 2009, the option exercise price was reduced to $0.97.
(3) Mr. Moore resigned from his positions as one of our officers and directors on July 16, 2010.
(4) Mr. Corin resigned as our Chief Executive Officer in July 2009 although he remains as our President. In July 2010, Mr. Corin accepted the role as our Chief Financial Officer.

The following table sets forth information relating to compensation paid to our directors in the fiscal years ended December 31, 2009 and 2008:

Director Compensation Table
Name	Year	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Glynn Wilson (1)	2009 2008	17,500 42,000	Nil Nil	Nil Nil	Nil Nil	17,500 42,000
Tracy A. Moore (2)	2009 2008	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
Denis Corin	2009 2008	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
Alan Lindsay (3)	2009 2008	25,000 100,000	Nil Nil	1,760 Nil	Nil Nil	26,760 100,000
Patrick A. McGowan (3)	2009 2008	7,142 34,162	Nil Nil	Nil Nil	Nil Nil	7,142 34,162
(1) Does not include compensation for services provided as an officer.
(2) Mr. Moore resigned from his positions as one of our officers and directors on July 16, 2010.
(3) Resigned as one of our directors in July 2009.

Employment, Consulting and Services Agreements

Corin Executive Services Agreements
On June 30, 2007, with an effective date of May 1, 2007, our Board of Directors approved an executive services agreement with Mr. Corin with a one-year term, automatically renewing, which is still in effect. The amended agreement, provides for an increase in the monthly consulting fees to $10,000 USD per month through the term of the agreement, and an annual increase also providing for the granting of an aggregate of not less than 80,000 stock options to acquire a similar number of our common shares at an exercise price of $0.97 per share for a period of not less than five years from the date of grant.

We have a compensation committee that is comprised of Mr. Corin and Dr. Wilson.  All compensation is recommended and resolved by the compensation committee and board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth, as of July 29, 2010 certain information regarding the ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (ii) each of our directors, (iii) our Principal Executive Officer and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, the address of each person shown is c/o TapImmune Inc., 2815 Eastlake Avenue East, Suite 300, Seattle, WA 98102. Beneficial ownership, for purposes of this table, includes options to purchase common stock that are either currently exercisable or will be exercisable within 60 days of the date of this Prospectus.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner(1)		Percent of Class
Directors and Officers:
Glynn Wilson 2815 Eastlake Avenue East, Suite 300, Seattle, WA 98102	1,740,000	(2)	4.2%
Denis Corin 2815 Eastlake Avenue East, Suite 300, Seattle, WA 98102	2,938,308	(3)	7.1%
All executive officers and directors as a group (2 persons)	4,678,308		11.0%

Major Stockholders:
Alan P. Lindsay	2,491,547	(4)	6.2%

New Paradigm Capital	4,077,100		10.1%
St. George Trust Company Ltd.	5,335,640		13.3%

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares.  Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.  In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.  As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of the date of this Prospectus.  As of the date of this Prospectus, there were 40,256,027 shares issued and outstanding.

(2)	This figure includes (i) 900,000 shares of common stock; and (ii) 840,000 vested options to acquire an equivalent number of common shares at $0.97 for 10 years.
(3)
This figure includes: (i) 1,925,750 shares of common stock; (ii) 295,300 shares of common stock held by his spouse; (iii) 54,458 common share purchase warrants; (iv) 2,400 common share purchase warrants held by his spouse; and (v) 650,000 vested options to acquire an equivalent number of common shares at $0.97 for 10 years.

(4)
This figure includes: (i) 66,766 shares of common stock held by Alan Lindsay & Associates Inc., (ii) 54,000 common share purchase warrants and (iii) 88,000 options to acquire an equivalent number of common shares at $0.97 for 10 years granted.

There are no arrangements or understanding among the parties set out above or their respective associates or affiliates concerning election of directors or any other matters which may require shareholder approval.

Changes in Control
We are unaware of any contract, or other arrangement or provision, the operation of which may at a subsequent date result in a change of control of our Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Except as described below, none of the following parties has had any material interest, direct or indirect, in any transaction with us during our last fiscal year or in any presently proposed transaction that has or will materially affect us:

1.	any of our directors or officers;
2.	any person proposed as a nominee for election as a director;
3.	any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock; or
4.	any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the above persons.

We had transactions with certain of our officers and directors during from January 1, 2009 to date as follows:

●
We had outstanding notes to New Paradigm Capital Ltd., a company with a director related to Alan Lindsay, our former chairman, of $125,000 and $200,000.  In 2009, we incurred $9,247 and $14,795, respectively, in interest and finance charges on the notes.  Additionally, we incurred $40,881 in interest and finance charges related to an agreement to issue warrants in connection with extending the terms of the notes through March 30, 2009.  Effective June 4, 2009, the outstanding principal and interest of $82,710 was settled in exchange for 4,077,100 shares of our common stock.

●
We had an outstanding note to Alan Lindsay & Associates, a company controlled by Alan Lindsay, our former chairman, of $27,000.  In 2009, we incurred $1,997 in interest and finance charges on the notes.  Additionally, we incurred $4,343 in interest and finance charges related to an agreement to issue warrants in connection with extending the terms of the notes through March 30, 2009.  Effective June 4, 2009, the outstanding principal and interest of $5,193 was settled in exchange for 321,930 shares of our common stock.

●
We had outstanding notes to St. George’s Trust Company Limited as trustee for the Isaiah Capital Trust of $200,000 and $250,000.  In 2009, we incurred $14,795 and $18,493, respectively, in interest and finance charges on the notes.  Additionally, we incurred $72,380 in interest and finance charges related to an agreement to issue warrants in connection with extending the terms of the notes through March 30, 2009.  Effective June 4, 2009, the outstanding principal and interest of $83,564 was settled in exchange for 5,335,640 shares of our common stock.

●
We had outstanding notes to Denis Corin, one of our officers, of $25,000 and $10,000.   In 2009, we incurred $1,849 and $740, respectively, in interest and finance charges on the notes.  Additionally, we incurred $4,021 and $6,593, respectively, in interest and finance charges related to an agreement to issue warrants in connection with extending the terms of the notes through March 30, 2009.  Effective June 4, 2009, the outstanding principal and interest of $5,575 was settled in exchange for 405,750 shares of our common stock.

●
On February 4, 2009, we issued a 30% promissory note and 144,575 warrants to the mother of Denis Corin,  our President and a director, in exchange for $15,000.  On April 26, 2010, the outstanding principal and interest of $5,449.32 was settled in exchange for 76,877 shares of our common stock.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock is traded on the Over the Counter Bulletin Board (“OTCBB”) under the symbol “TPIV.OB” and on the Frankfurt Stock Exchanges under the symbol “GX1A.”  We do not intend to maintain either the Frankfurt listing or the Berlin listing.

The market for our common stock is limited, volatile and sporadic.  The following table sets forth, for the periods indicated, the high and low bid prices of our common stock as reported on the OTCBB.  The following quotations reflect inter-dealer prices, without retail mark-up, markdown, or commissions, and may not reflect actual transactions.

	High Bid	Low Bid

Fiscal Year 2010
March 31, 2010	$0.70	$0.23
June 30, 2010	$0.40	$0.11

Fiscal Year 2009
December 31, 2009	$1.56	$0.42
September 30, 2009	$2.60	$0.83
June 30, 2009	$0.80	$0.11
March 31, 2009	$2.00	$0.20

Fiscal Year 2008
December 31, 2008	$0.90	$0.20
September 30, 2008	$3.10	$0.40
June 30, 2008	$4.30	$1.00
March 31, 2008	$3.60	$0.90

The last reported sales price for our shares on the OTCBB as of July 26, 2010, was $0.15 per share.  As of July 29, 2010, we had 328 shareholders of record.

On June 28, 2007, we completed a reverse stock split thereby issuing 1 new share of common stock in exchange for each 2.5 outstanding shares of our common stock.  Accordingly, we decreased our authorized shares of common stock from 200,000,000 common shares to 80,000,000 common shares.  On January 22, 2009, in a special meeting of shareholders we increased our authorized shares of common stock from 80,000,000 to 500,000,000.  Effective July 10, 2009, we executed a further 1 for 10 reverse stock split reducing the authorized shares of common stock from 50,000,000 common shares with a $0.001 par value.  Effective February 21, 2010, we increased our shares of common stock from 50,000,000 common shares to 150,000,000 common shares.

Over the past five years, we have maintained 5,000,000 authorized shares of preferred stock, of which we have issued none.

Dividend Policy
No dividends have been declared or paid on our common stock. We have incurred recurring losses and do not currently intend to pay any cash dividends in the foreseeable future.

Securities Authorized For Issuance Under Compensation Plans

The following table sets forth information as of December 31, 2009:

Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
(a)Equity compensation plans approved by security holders	Nil	Nil	Nil
(b)Equity compensation plans not approved by security holders	3,618,000 (1)	$0.97	6,382,000
	3,618,000 (1)	$0.97	6,382,000
(1)	The plan under which these shares were issued was approved by the Board of Directors and the shareholders in 2009 but did not come into effect until February 22, 2010.

2009 Stock Incentive Plan

In 2009, our Board of Directors and shareholders approved a plan that will enable us to grant equity and equity-linked awards to our directors, officers, employees and consultants. The plan came into effect in February of 2010.  This plan is called the "2009 Stock Incentive Plan". The plan is intended to allow us to provide incentives that will (i) strengthen the desire of highly competent persons to serve as directors, officers and employees of our company and (ii) further stimulate their efforts on behalf of our company.

Shares Available
The maximum number of shares of our common stock underlying all awards that may be delivered under the plan is 10,000,000 subject to adjustment for certain specified changes to our capital structure, and 3,618,000 have been issued to date. Some awards under the plan may link future payments to the awardee to the future value of a specified number of shares of our common stock. The number of shares used for reference purposes in connection with these awards will be considered "delivered" for purposes of computing the maximum number of shares that may be delivered under the plan. If an award under the plan terminates without the shares subject thereto being delivered, the shares subject to such award will thereafter be available for further awards under the plan.

Eligibility
All directors, officers and employees of, and consultants to, our company are eligible to participate in the plan.

Administration
The administrator of the plan will be the Board or any committee which the Board designates to serve as the administrator of the plan. The Board or designated committee serving as administrator (the "Administrator") will, among other things, have the authority to (i) construe the plan and any award under the plan, (ii) select the directors, officers, employees and consultants to whom awards may be granted and the time or times at which awards will be granted. (iii) determine the number of shares of our common stock to be covered by or used for reference purposes for any award, (iv) determine and modify from time to time the terms, conditions, and restrictions of any award, (v) approve the form of written instrument evidencing any award, (vi) accelerate or otherwise change the time or times at which an award becomes vested or when an award may be exercised or becomes payable, (vii) waive, in whole or in part, any restriction or condition with respect to any award and (viii) modify, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards.

Types of Awards
The types of awards that may be made under the plan are shares, options, stock appreciation rights, restricted stock awards, stock units and dividend equivalent rights. The Administrator will fix the terms of each award, including, to the extent relevant, the following: (1) exercise price for options, base price for stock appreciation rights, and purchase price, if any, for restricted stock awards, (2) vesting requirements and other conditions to exercise, (3) term and termination, (4) effect, if any, of change of control and (5) method of exercise and of any required payment by the recipient. Additional information concerning the types of awards that may be made is set forth below.

Stock Options. The Administrator may grant options that are qualified as "incentive stock options" under Section 422 of the Internal Revenue Code ("ISOs") and options that are not so qualified ("non-qualified options"). ISOs are subject to certain special limitations, including the following: (1) the exercise price per share may not be less than 100% of the fair market value per share of our common stock as of the grant date (110% of such fair market value, if the recipient owns more than 10% of the total combined voting power of all classes of our outstanding shares), (2) the term may not exceed 10 years, and (3) the recipient must be an employee of our company.

Stock Appreciation Rights. A stock appreciation right gives the holder the opportunity to benefit from the appreciation of our common stock over a specified base price determined by the Administrator. Upon exercise of a stock appreciation right, the holder has the right to receive in respect of each share subject thereto a payment equal to the excess, if any, of: (1) the fair market value of a share of our common stock as of the exercise date over (2) the specified base price. At the discretion of the Administrator, any required payment may be made in cash, shares of our common stock, or both.

Restricted Stock Awards. A restricted stock award entitles the recipient to acquire shares of our common stock for no consideration or for the consideration specified by the Administrator. The shares will be subject to such vesting periods and other restrictions and conditions as the Administrator determines.

Stock Units. A stock unit is a bookkeeping account to which there is credited the fair market value of a share of our common stock. The value of the account is subsequently adjusted to reflect changes in the fair market value. Upon exercise of a stock unit, the holder is entitled to receive the value of the account. At the discretion of the Administrator, any required payment may be made in cash, shares of our common stock, or both.

Dividend Equivalent Rights. A dividend equivalent right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on common shares specified in the dividend equivalent right (or other award to which it relates) if such shares had been issued to and held by the recipient. The Administrator may grant a dividend equivalent right as a component of another Award or as a freestanding Award and it shall specify the terms in such grant.

Certain Corporate Transactions
If certain corporate transactions specified in the plan occur, the Administrator may make appropriate or equitable adjustments to the Plan and Awards, including (1) the number of shares of stock that can be granted; (2) the number and kind of shares or other securities subject to any then outstanding awards and (3) the exercise price, base price, or purchase price applicable to outstanding Awards under the Plan.

The Administrator may cancel outstanding awards, but not outstanding stock or restricted stock awards, in connection with any merger or consolidation of our company or any sale or transfer of all or part of our assets or business, or any similar event. The Administrator may determine to make no compensation whatsoever for any canceled awards that are not in-the-money (as defined below) or for any canceled awards to the extent not vested. We are required to provide payment in cash or other property for the in-the-money value of the vested portion of awards that are in-the-money and that are canceled as aforesaid. Awards are in-the-money only to the extent of their then realizable market value, without taking into account the potential future increase in the value of the award (whether under Black-Scholes-type formulas or otherwise).

Term of Plan
No award may be granted under the plan after the close of business on the day immediately preceding the tenth anniversary of the effective date of the plan. However, all awards made prior to such time will remain in effect in accordance with their terms.

Warrants

As of the date of this Prospectus, there are an aggregate of 24,515,300 common stock purchase warrants issued.

DESCRIPTION OF SECURITIES

Common Stock

The following information describes our common stock and provisions of our Certificate of Incorporation and our Bylaws. This description is only a summary. You also should refer to our Certificate of Incorporation and amendments and our Amended and Restated Bylaws, which have been filed as exhibits to the registration statement of which this Prospectus is a part.

Our authorized capital stock consists of 150,000,000 common shares and 5,000,000 preferred shares, par value $0.001 per share.

As of date of this Prospectus, there were 40,256,027 shares of common stock outstanding. There are 328 record shareholders of our common stock. Our common stock is quoted on the OTCBB, and trades under the symbol “TPIV.OB”.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Our shareholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. Any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. There are no preemption rights attached to the shares of common stock.

The Board of the Directors from time to time may declare, and we may pay, dividends on our outstanding shares upon the terms and conditions and in the manner provided by law and the Articles of Incorporation. We have not distributed a dividend since the time of our incorporation, and we have not established a policy of dividend distribution.

Warrants and Convertible Notes

On May 17, 2010, we entered into a Securities Purchase Agreement and related agreements pursuant to which we agreed to issue Senior Secured Convertible Notes, Series A Warrants to purchase shares of our Common Stock, Series B Warrants to purchase shares of our Common Stock, and Series C Warrants to purchase shares of our Common Stock.  This Prospectus is being delivered in connection with the resale of shares of our Common Stock issuable upon the conversion of the notes, as payment of principal and accrued interest thereon and upon the exercise of the Warrants.  The notes were issued May 24, 2010 pursuant to the Securities Purchase Agreement among us and the Selling Stockholders.

We issued the notes with a 20% original issue discount, and the notes mature on May 24, 2011. Subject to the satisfaction of certain customary conditions (including the effectiveness of a registration statement and certain minimums on the amount and value of the shares of our common stock traded on the Over-the-Counter Bulletin Board), we may elect to pay amounts due on any installment date in either cash or shares of our common stock.  Any shares of our common stock that we issue as payment on an installment date will be issued at a price which is equal to the lesser of $0.30 per share or 85% of the average of the volume-weighted average prices of our common stock on the Over-the-Counter Bulletin Board on each of the twenty trading days immediately preceding the applicable installment date. In addition, at the option of the holder of each note, all or any part of the principal amount outstanding under each note, plus all accrued and unpaid interest thereon, is convertible at any time and from time to time into shares of our Common Stock at the conversion price of $0.30 per share, subject to certain exercise limitations based on beneficial ownership levels.  The conversion price may be adjusted in the event we issue (i) any shares of Common Stock for consideration per share that is less than the conversion price, (ii) options to purchase Common Stock at an exercise price that is less than the conversion price; or (iii) any convertible security that is convertible for Common Stock for a per share consideration that is less than the conversion price.  In addition, if we engage in a subdivision or combination of one or more classes of its outstanding Common Stock, then the conversion price will be proportionately adjusted. Using the closing sales price of $0.24 for our common shares on the date of issuance of the notes, May 24, 2010, the dollar value of the common shares underlying the convertible notes that are being registered hereby was $1,627,900.

Each note lists certain “Events of Default,” which include, without limitation, any default in the payment of principal of, interest on or other charges in respect of the notes as and when they become due and payable, and our failure to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of the notes, the Securities Purchase Agreement, the Security Agreement or the Registration Rights Agreement.  Upon the occurrence of an Event of Default, an interest rate of 18% begins to accrue on the notes the holder may require us to redeem all or any portion of a note by delivering written notice to us at a default redemption price as calculated pursuant to certain formulas set forth in the note.  In the event of a partial redemption, the principal amount redeemed shall be deducted from the installment amounts relating to the applicable installment date(s) as set forth in the notice of default and redemption.

The Warrants issued to the Selling Stockholders in the Private Placement include the following:

•
Series A Warrants, which are exercisable for a period of five years into an aggregate of 125% of the number of shares of our Common Stock initially issuable upon conversion of the notes, with the Series A Warrants being exercisable into 6,375,000 shares immediately upon issuance;

•
Series B Warrants, which are exercisable (i) for a period that is the lesser of eighteen months or one year from the date of the registration of the shares underlying the warrants on this registration statement and (ii) into 100% of the shares of our Common Stock initially issuable upon conversion of the notes, with the Series B Warrants being exercisable into 5,100,000 shares immediately upon issuance; and

•
Series C Warrants, which are exercisable for a period of five years into a maximum percentage of 125% of the number of shares of our Common Stock initially issuable upon conversion of the notes, with the Series C Warrants being exercisable into 6,375,000 shares immediately upon issuance but only to the extent that the Series B Warrants are exercised and only in the same percentage that the Series B Warrants are exercised.

The initial exercise price of each Series A Warrant, Series B Warrant and Series C Warrant will be the same as the initial conversion price as the notes ($0.30 per share).  Like the conversion price of the notes, the exercise price of the warrants is subject to a full-ratchet adjustment upon the occurrence of certain events, including our issuance of securities at a price per share less than the exercise price then in effect.  If we issue shares of Common Stock or options exercisable for or securities convertible into Common Stock for consideration per share of Common Stock less than the exercise price then in effect, the exercise price will be reduced to a price equal to the per share consideration of the new issuance and the number of shares to be issued upon exercise shall be increased such that the aggregate exercise price shall remain the same.

In connection with the private placement, we entered into a Registration Rights Agreement with the Selling Stockholders under which we were required, on or before June 23, 2010, to file a registration statement with the SEC covering the resale of the shares of our Common Stock issuable pursuant to the notes and warrants, including as payment of principal and interest on the notes, and to use our best efforts to have the registration statement declared effective at the earliest date, but in no event later than 90 days after filing if there is no SEC review of the registration statement, or 120 days if there is an SEC review.  The Registration Rights Agreement provides for certain monetary penalties if the registration statement is not filed or does not become effective on a timely basis.

Transfer Agent Information

Our transfer agent is Island Stock Transfer, Inc.

DESCRIPTION OF SALE OF NOTES AND WARRANTS

The shares being offered in this Prospectus are those underlying notes and warrants sold to the selling stockholders on May 24, 2010.  To help you better understand the impact of the sale of these securities on the prior shareholders, the cost of the sale, the prior history between us, the selling stockholders and persons related to the selling stockholders, the potential profits to the selling stockholders from the notes and how the number of shares to be registered was determined, we provide the following details:

Comparison of shares underlying notes and warrants to shares outstanding prior to sale

We set out in the table below information regarding the outstanding shares of our Company, the shares being offered and the selling stockholders:

Number of shares
Shares outstanding prior to sale of notes and warrants	40,256,027
Shares outstanding prior to sale of notes and warrants that are held by the selling stockholders, our affiliates and affiliates of the selling stockholders	17,132,595
Shares outstanding prior to sale of notes and warrants that were held by persons other than the selling stockholders, our affiliates and affiliates of the selling stockholders	23,123,342
Shares registered for resale by the selling stockholders or affiliates of the selling stockholders in prior registration statements	0
Shares registered for resale by the selling stockholders or affiliates of the selling stockholders in prior registration statements that continue to be held by the selling stockholders or affiliates of the selling stockholders	0
Shares that have been sold in registered resale transactions by the selling stockholders or affiliates of the selling stockholders	0
Shares registered for resale on behalf of the selling stockholders or affiliates of the selling stockholders in the current transaction	30,523, 500

Payments in connection with the sale of the notes and warrants.

The gross proceeds from the sale of the notes and warrants were $1,275,000, of which $925,000 was received in cash and $350,000 of which were received in the form of a rollover of principal outstanding and due on a prior note.  Net of payments of $314,000 that we have made, or will make, the proceeds to us were $961,000. All amounts due on the notes are due within, or on, one year of their issuance and, barring any penalties for late payments and/or other defaults, total $1,530,000.

We have made payments, or will make payments, in connection with the sale as set out below:

Party	Payments in Cash	Other Payments
Sanders Ortoli Vaughn-Flam Rosenstadt LLP	$150,000	750,000 warrants
Greenberg Traurig LLP	$100,000	None
Olympus Securities LLC	$64,000	1,400,000 warrants

Our payment of approximately $150,000 and 750,000 warrants exercisable at $0.50 to Sanders Ortoli Vaughn-Flam Rosenstadt LLP (“SOVR”) was for legal fees related to the sale of the notes and warrants and the registration of the shares underlying them on the registration statement of which this Prospectus forms a part.  This was the only payment to a person related to a selling stockholder.  Steven A. Sanders is the sole director and shareholder of Prufrock Management Ltd. (“PML”), the entity that manages the funds controlled by Prufrock Partners Ltd.

(“Prufrock”), a selling stockholder that owns approximately 10% of the aggregate amount of the notes.  PML manages Prufrock’s funds for the benefit of a third party that is neither related to PML nor Mr. Sanders.  As such, Mr. Sanders has voting and dispositive control over the shares to be offered by Prufrock in the offering, although he does not beneficially own the shares to be offered by Prufrock.  Mr. Sanders is also a partner at the law firm of SOVR.  SOVR has represented us on several matters since December 2008, including on the sale of the notes and warrants and the registration of the underlying shares.  As we have paid SOVR for legal advice on various matters, we are not able to calculate precisely which fees relate to the sale of the notes and warrants and the registration of the common shares underlying the notes and warrants and which relate to other matters. We estimate that we have paid approximately $35,000 of the fees in connection with the sale of the notes and warrants and issued warrants exercisable into 750,000 common shares at $0.50 in connection therewith. We owe SOVR an additional $90,000 in connection with the sale of the notes and warrants and the registration and estimate that we will incur an additional $25,000 of fees for services to be performed in connection therewith.

We are required to pay $100,000 to Greenberg Traurig LLP to cover the legal fees and expenses of Iroquois Master Fund Ltd., $90,000 of which was paid at the time of the sale of the notes and warrants and $10,000 of which is still owing.

We paid Olympus Securities LLC a finder’s fee of $64,000 and 1,400,000 warrants (500,000 Series A Warrants, 400,000 Series B Warrants and 500,000 Series C Warrants) in exchange for finding investors who accounted for $800,000 of the $1,275,000 in gross proceeds from the sale.  We have no further obligations to make payments to Olympus Securities LLC.

Relationships with the selling stockholders, persons related to selling stockholders and persons with whom the selling stockholders have a contractual relationship regarding the sale of notes and warrants

We had a prior transaction with one of the selling stockholders.  In August 2009, we issued a convertible debenture and warrants to CGM Custodian for the IRA of David Nagelberg in exchange for $350,000. The issuance is as set out below:

Date of Transaction	Approximate Outstanding Shares at time of Transaction	Approximate Public Float less Nagelberg’s Shares at Time of Transaction	Number of Shares Issuable in Transaction		Approximate % of Total Outstanding Shares Issued to Nagelberg at time of Transaction	Market Price Per Share at Time of Transaction
8/30/09	36,414,666	19,075,529	875,000	(1)	2.4%	$1.26

(1)
Represents a $350,000 debenture convertible into 437,500 common shares and warrants convertible into 437,500 common shares at $1.20 per share.  These securities were exchanged for a note and Series A, Series B and Series C warrants in the sale of notes and warrants on May 24, 2010.

We have had prior transactions with Steven A. Sanders, a person related to one of the selling stockholders. Mr. Sanders is the sole director and shareholder of PML.  PML manages the funds controlled by Prufrock, a selling stockholder that owns approximately 10% of the aggregate amount of the notes.  PML manages Prufrock’s funds for the benefit of a third party that is neither related to PML nor Mr. Sanders.  As such, Mr. Sanders has voting and dispositive control over the shares to be offered by Prufrock in the offering, although he does not beneficially own the shares to be offered by Prufrock.  Mr. Sanders is also a partner at the law firm of SOVR which has represented us since December 2008.  Since then, SOVR has been paid $195,000 for legal services provided and is due $90,000 for legal services provided but not yet settled.

We had a relationship with a person who had a contractual relationship with some of the selling stockholders.  We used a finder, Olympus Securities, LLC, to find investors to purchase the note and warrants.  We agreed to pay Olympus Securities, LLC 8% of all cash that it helped raise and full warrant coverage on such amounts.  We paid Olympus Securities, LLC $64,000 in cash and 1,400,000 Warrants (500,000 Series A Warrants, 400,000 Series B Warrants and 500,000 Series C Warrants) in exchange for its services in finding investors.

Potential profits from notes

The total potential profit that the note holders could realize from the notes depends on several factors, including (i) whether the note holders are repaid in cash, (ii) whether the note holders elect to convert the note and (iii) whether we elect to convert the notes.  Apart from the notes and the warrants, neither the selling stockholders nor any affiliates of the selling stockholders beneficially or otherwise own any warrants, options, notes or other securities that contain a conversion discount.

Repayment in cash.

Assuming that all payments on the notes are made in cash, the note holders will make a profit of 20% on their investment as that is the amount of the original issue discount contained in the face amount of the notes and there is no interest on the notes.

Repayment by conversion at the note holders’ election.

The amount of profit if a note holder elects to convert depends on the market price at which the note holder sells the conversion shares.  If a note holder converts, the conversion price is $0.30.  The following table sets out the potential profit to the note holder at different market prices at the time of the note holder’s conversion and assumes that the note holder is able to sell all of those shares at that market price. The following table does not include any profit from the original issue discount.

	Market Price
	<$0.30	$0.35	$0.40	$0.45	$0.50	$0.55
% Profit	<0%	16.6%	33.3%	50%	66.5%	83.3%

Repayment by conversion at our election.

If we elect to convert the notes, the conversion price will be the lesser of (a) $0.30 or (b) 85% of the average of the volume-weighted average prices of our common stock on the Over-the-Counter Bulletin Board on each of the twenty trading days immediately preceding the applicable conversion.  The following table sets out the potential profit to the note holders at different market prices at the time of the conversion at our election and assumes that the market price and the applicable average of the volume-weighted average prices are the same and the note holder is able to sell all of those shares at that market price. The following table does not include any profit from the original issue discount.

	Market Price
	$0.10	$0.15	$0.20	$0.25	$0.30	$0.35
% Profit	17.6%	17.6%	17.6%	17.6%	17.6%	17.6%

As the conversion price will be the lesser of (a) $0.30 or (b) 85% of the average of the volume-weighted average prices of our common stock on the Over-the-Counter Bulletin Board on each of the twenty trading days immediately preceding the applicable conversion, at any time that the applicable average of the volume-weighted average prices exceeds $0.352941, the conversion price will be $0.30 as 85% of $0.352941 is $0.30.  The profit to the note holders at any time that the applicable average of the volume-weighted average prices exceeds $0.352941is the same as set out in the table in “—Repayment by conversion at the note holders’ election” above.

There are provisions in the notes that could change the conversion price upon the issuance of securities for a per share consideration of less than $0.30.  Upon such an occurrence, (a) the conversion price at the note holders’ election would be reduced to the per share consideration of the new shares and (b) the conversion price at our election would be reduced to the lesser of the per share consideration of the new shares or 85% of the average of the volume-weighted average prices of our common stock on the Over-the-Counter Bulletin Board on each of the twenty trading days immediately preceding the applicable conversion.  We neither intend to enact nor anticipate such a share issuance that would trigger an adjustment to the conversion price.

Comparison of proceeds from sale of notes and warrants to potential profit from notes

The table below sets out information regarding proceeds from the sale of the notes and warrants and potential profit for conversion at our election that occur when the average of the volume-weighted average prices of our common stock on the Over-the-Counter Bulletin Board on each of the twenty trading days immediately preceding the applicable conversion is below $0.352941.

Gross Proceeds	$1,275,000
Required Payments (made or to be made)	$314,000
Resulting Proceeds to Issuer	$961,000
Total possible profit resulting from conversion discount upon conversion at our election (excluding original issue discount) with a market price/applicable average of the volume-weighted average prices of less than $0.352941	$269,892

The method by which the number of registered shares was determined

The 30,523,500 shares being registered on the Registration Statement of which this Prospectus forms a part consists of (i) 6,783,000 common shares underlying the notes and (iii) 23,740,500 underlying the Warrants sold to the selling stockholders. The following describes how the number of those shares was determined.

The note holders may convert the notes into our common shares at $0.30 per share, a price negotiated between us and the selling stockholders and one that was approximately 25% higher than the closing price of the common shares on the Over-the-Counter Bulletin Board on the date of the sale of the notes and warrants.  As the notes are original issue discount notes that carry no interest and have a face amount of $1,530,000, if the holders of the notes elect conversion, they will receive 5,100,000 shares.  If we issue shares for a per share consideration below $0.30, the conversion price to be used for conversion at the holders’ election will be reduced and the number of shares into which the holders may convert the notes will be increased.  As part of the negotiations, the note holders required that we register an additional 33% in case there was such an issuance triggering a full ratchet adjustment.  133% of 5,100,000 is 6,783,000.

Additionally, if we elect to convert the notes, the conversion price will be the lesser of (a) $0.30 or (b) 85% of the average of the volume-weighted average prices of our common stock on the Over-the-Counter Bulletin Board on each of the twenty trading days immediately preceding the applicable conversion.  If we were to convert at a price of $0.30, we would issue 5,100,000.  If we were to convert at a price of less than $0.30, we would issue more than 5,100,000 common shares.  As the future average of the volume-weighted average prices of our common stock on the Over-the-Counter Bulletin Board on each of the twenty trading days immediately preceding a conversion is unknown, we negotiated with the note holders that we would register an additional 33% in case we elected to convert at a price of less than $0.30.  133% of 5,100,000 is 6,783,000.

We issued 6,375,000 Series A Warrants, 5,100,000 Series B Warrants and 6,375,000Series C Warrants. The initial exercise price for each Warrant is $0.30 per share, and they initially may be exercised into 17,850,000 common shares.  Like the conversion price of the notes, the exercise price of the warrants is subject to a full-ratchet adjustment upon our issuance of securities for a per share consideration less than the exercise price then in effect.  If we issue shares of Common Stock or options exercisable for or securities convertible into Common Stock for a per share consideration of Common Stock less than the exercise price then in effect, the exercise price will be reduced to the effective price of the new issuance and the number of shares into which the warrants are exercisable will be increased so that the aggregate exercise price remains the same.  As a result, the number of common shares into which the warrants are exercisable may change.  The selling stockholders negotiated the requirement that we register an additional 33% of the common shares into which the shares are exercisable in the event of such an increase. 133% of 17,850,000 is 23,740,500.

Short sales by note holders

Neither the notes nor the warrants prohibit Short Sales as defined by Rule 200 promulgated under Regulation SHO under the Exchange Act of 1934.  Although on May 17, 2010, the date of the securities purchase agreement governing the sale of the notes and warrants for which the underlying shares are being registered, each of the selling stockholders represented that from the date it began negotiating with us for the purchase of the notes and warrants through May 17, 2010 that it had not engaged in any transactions in our securities (including, without limitation, any Short Sales, we do not know whether the selling stockholders have acquired a short position in our common stock since that date.

EXPERTS

The consolidated financial statements of TapImmune Inc. (a Development Stage Company), as of December 31, 2009 and 2008, and for each of the years in the two-year period ended December 31, 2009, and the cumulative period from July 27, 1999 (inception of operations) through December 31, 2009, have been included herein, in reliance upon the report of Dale Matheson Carr-Hilton LaBonte LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2009 consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

LEGAL MATTERS

The validity of the shares offered in this Prospectus is being passed upon for us by our counsel, Sanders Ortoli Vaughn-Flam Rosenstadt LLP.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our by-laws require us to indemnify any of our officers or directors, and certain other persons, under certain circumstances against all expenses and liabilities incurred or suffered by such persons because of a lawsuit or similar proceeding to which the person is made a party by reason of a his being a director or officer of TapImmune or our subsidiaries, unless that indemnification is prohibited by law. We may also purchase and maintain insurance for the benefit of any officer which may cover claims for which we could not indemnify a director or officer. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification of our officers, directors and controlling persons under these provisions, or otherwise, is against public policy and is unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

ADDITIONAL INFORMATION

We have filed amendment number 2 to a registration statement on Form S-1/A with the SEC, to register the Securities being offered by this Prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website should not be considered part of this Prospectus.

You may also request a copy of our filings at no cost by writing or telephoning us at:

TapImmune Inc.
2815 Eastlake Avenue East, Suite 300
Seattle, WA 98102
206-336-5600

Index to Consolidated Financial Statements

Page

Report of Independent Registered Public Accounting Firm, dated April 9, 2010	F-2

Consolidated Balance Sheets as of December 31, 2009 and 2008	F-3

Consolidated Statements of Operations for the Years Ended December 31, 2009 and 2008	F-4

Consolidated Statements of Stockholders’ Deficit from July 27, 1999 (Inception) to December 31, 2009	F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2009 and 2008	F-10

Notes to Consolidated Financial Statements for the Years Ended December 31, 2009	F-11

Consolidated Balance Sheets as of March 31, 2010 (Unaudited) and December 31, 2009

Consolidated Statements of Operations for the Three Months Ended March 31, 2010 and 2009, and for the Period from July 27, 1999 (Date of Inception) to March 31, 2010 (Unaudited)

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2010 and 2009, and for the Period from July 27, 1999 (Date of Inception) to March 31, 2010 (Unaudited)

Notes to the Consolidated Financial Statements (Unaudited) for the three-month period ended March 31, 2010

F-25 F-26 F-27 F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of TapImmune Inc.

We have audited the accompanying consolidated balance sheets of TapImmune Inc. (a development stage company) as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2009 and 2008 and the period from July 27, 1999 (inception) through December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of TapImmune Inc. as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008 and the period from July 27, 1999 (inception) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has not generated revenues since inception, has incurred losses in developing its business, and further losses are anticipated.  The Company requires additional funds to meet its obligations and the costs of its operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS
Vancouver, Canada
April 9, 2010

TAPIMMUNE INC.
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31, 2009	December 31, 2008

CURRENT ASSETS
Cash	$141,431	$987
Due from government agency	1,033	33,263
Prepaid expenses and deposits (Note 9)	214,501	9,520
	356,965	43,770

FURNITURE AND EQUIPMENT, NET (Note 3)	-	9,139
	$356,965	$52,909

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$586,556	$1,544,603
Research agreement obligations (Note 4)	45,676	243,598
Convertible notes payable (Note 5)	203,021	56,633
Short term debt (Note 5)	135,000	763,327
Due to related parties (Note 6)	16,100	468,121
	986,353	3,076,282

STOCKHOLDERS’ DEFICIT
Capital stock (Note 7)
Common stock $0.001 par value: 150,000,000 shares
authorized, 38,361,674 (2008 - 2,414,983) shares
issued and outstanding	38,362	24,150
Additional paid-in capital	24,152,319	17,500,559
Shares and warrants to be issued (Notes 5, 7, and 11)	513,733	323,750
Deficit accumulated during the development stage	(25,274,076)	(20,812,106)
Accumulated other comprehensive income (loss)	(59,726)	(59,726)
	(629,388)	(3,023,373)
	$356,965	$52,909

COMMITMENTS AND CONTINGENCIES (Notes 1, 4, 5, 10 and 11)

The accompanying notes are an integral part of these consolidated financial statements.

TAPIMMUNE INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2009	Year Ended December 31, 2008	Period from July 27, 1999 (inception) to December 31, 2009

EXPENSES
Consulting	$552,339	$233,283	$1,771,206
Consulting, stock-based (Note 7)	506,042	151,500	3,791,817
Depreciation	3,741	7,482	213,227
General and administrative	85,146	115,693	2,408,456
Interest and financing charges (Note 5)	1,188,934	778,179	3,910,603
Management fees (Note 6)	260,242	353,162	2,194,477
Management fees, stock-based (Note 7)	2,019,660	172,668	2,847,050
Professional fees	673,227	284,288	3,314,449
Research and development (Note 6)	93,041	182,343	5,417,392
Research and development, stock-based	-	-	612,000
	5,382,372	2,278,598	26,480,677
NET LOSS BEFORE OTHER ITEMS	(5,382,372)	(2,278,598)	(26,480,677)
OTHER ITEMS
Foreign exchange	(38,069)	82,659	44,590
Gain on settlement of debt (Note 7)	961,056	-	1,134,066
Interest income	2,814	-	33,344
Loss on disposal of assets	(5,399)	-	(5,399)
NET LOSS	$(4,461,970)	$(2,195,939)	$(25,274,076)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.23)	$(0.90)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED	19,704,002	2,390,084

The accompanying notes are an integral part of these consolidated financial statements.

TAPIMMUNE INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
FROM JULY 27, 1999 (INCEPTION) TO DECEMBER 31, 2009

	Common Stock		Additional	Obligation to Issue	Deficit Accumulated During the	Accumulated Other
	Number of Shares	Amount	Paid in Capital	Shares and Warrants	Development Stage	Comprehensive Loss	Total

Issued on incorporation - July 27, 1999	1	$-	$-	$-	$-	$-	$-
Issued to the founders for:
- cash	74,000	740	1,110	-	-	-	1,850
- consulting services	86,000	860	1,290	-	-	-	2,150
Common stock subscriptions	-	-	-	177,100	-	-	177,100
Net loss	-	-	-	-	(80,733)	-	(80,733)
Balance, December 31, 1999	160,001	1,600	2,400	177,100	(80,733)	-	100,367
Issued with UBC agreement for:
- consulting services	144,000	1,440	2,160	-	-	-	3,600
- for license fees	20,000	200	300	-	-	-	500
Issued for cash:
- at $1.50 per share, net of finders’ fees of $95,570	56,353	564	749,166	(177,100)	-	-	572,630
- at $1.50 per share	34,160	342	512,058	-	-	-	512,400
Issued for finders’ fees	4,986	50	(50)	-	-	-	-
Net loss	-	-	-	-	(935,332)	-	(935,332)
Currency translation adjustment	-	-	-	-	-	(1,937)	(1,937)
Balance, December 31, 2000	419,499	4,195	1,266,034	-	(1,016,065)	(1,937)	252,228
Issued for cash:
- at $1.88 per share	4,413	44	82,706	-	-	-	82,750
- at $2.50 per share	10,600	106	264,894	-	-	-	265,000
Net loss	-	-	-	-	(671,986)	-	(671,986)
Currency translation adjustment	-	-	-	-	-	(2,041)	(2,041)
Balance, December 31, 2001	434,512	4,345	1,613,635	-	(1,688,051)	(3,978)	(74,049)
Issued for cash:
- at $2.50 per share, net of finders’ fees of $17,000	7,500	75	170,425	-	-	-	170,500
Issued on settlement of debt	7,266	73	136,172	-	-	-	136,245
GPI balance, July 15, 2002	449,279	4,493	1,920,232	-	(1,688,051)	(3,978)	232,696
GMC balance, July 15, 2002	612,805	6,128	7,180,164	(85,000)	(6,607,580)	-	493,712
Reverse acquisition recapitalization adjustment	(449,279)	(4,493)	(6,603,087)	-	6,607,580	-	-

TAPIMMUNE INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
FROM JULY 27, 1999 (INCEPTION) TO DECEMBER 31, 2009

	Common Stock		Additional	Obligation to Issue	Deficit Accumulated During the	Accumulated Other
	Number of shares	Amount	Paid In Capital	Shares and Warrants	Development Stage	Comprehensive Loss	Total

Balance post reverse acquisition	612,805	6,128	2,497,309	(85,000)	(1,688,051)	(3,978)	726,408
GMC subscription proceeds received	-	-	-	285,000	-	-	285,000
Issued for cash:
- at $6.25 per share	17,016	170	1,063,330	-	-	-	1,063,500
Exercise of stock options	4,080	41	50,959	-	-	-	51,000
Stock-based compensation	-	-	630,275	-	-	-	630,275
Net loss	-	-	-	-	(2,284,709)	-	(2,284,709)
Currency translation adjustment	-	-	-	-	-	(5,645)	(5,645)
Balance, December 31, 2002	633,901	6,339	4,241,873	200,000	(3,972,760)	(9,623)	465,829
Exercise of stock options	92,745	927	1,420,888	-	-	-	1,421,815
Issued for cash:
- at $12.50 per share	1,720	17	214,983	(185,000)	-	-	30,000
- at $2.50 per share, net of finders’ fees	22,214	222	521,593	-	-	-	521,815
Issued as finders’ fees	1,341	13	(13)	-	-	-	-
Issued for license agreement	400	4	9,996	-	-	-	10,000
Subscriptions repaid	-	-	5,000	(15,000)	-	-	(10,000)
Stock-based compensation	-	-	2,733,000	-	-	-	2,733,000
Net loss	-	-	-	-	(5,778,905)	-	(5,778,905)
Currency translation adjustment	-	-	-	-	-	(37,299)	(37,299)
Balance, December 31, 2003	752,321	7,523	9,147,319	-	(9,751,665)	(46,922)	(643,745)
Issued for cash:
- at $1.75 per share, net of finders’ fees of $50,000	34,286	343	549,657	-	-	-	550,000
Issued as finders’ fees	2,857	29	(29)	-	-	-	-
Fair value of warrants issued in connection with convertible notes	-	-	65,000	-	-	-	65,000
Exercise of stock options	14,291	143	204,942	-	-	-	205,085
Settlement of debt	400	4	9,996	-	-	-	10,000
Stock-based compensation	-	-	73,500	-	-	-	73,500
Net loss	-	-	-	-	(2,683,105)	-	(2,683,105)

TAPIMMUNE INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
FROM JULY 27, 1999 (INCEPTION) TO DECEMBER 31, 2009

	Common Stock		Additional	Obligation to Issue	Deficit Accumulated During the	Accumulated Other
	Number of shares	Amount	Paid In Capital	Shares and Warrants	Development Stage	Comprehensive Loss	Total

Currency translation adjustment	-	-	-	-	-	(16,865)	(16,865)
Balance, December 31, 2004	804,155	8,042	10,050,385	-	(12,434,770)	(63,787)	(2,440,130)
Warrant component of convertible note	-	-	46,250	-	-	-	46,250
Issued for cash:
- at $0.38 per share, net of finders’ fees of $97,620 and legal fees of $100,561	362,732	3,627	1,158,437	-	-	-	1,162,064
Net loss	-	-	-	-	(985,599)	-	(985,599)
Currency translation adjustment	-	-	-	-	-	(2,333)	(2,333)
Balance, December 31, 2005	1,166,887	11,669	11,255,072	-	(13,420,369)	(66,120)	(2,219,748)
Fair value of beneficial feature on convertible notes (Note 5)	-	-	205,579	-	-	-	205,579
Fair value of warrants issued with convertible notes (Note 5)	-	-	288,921	-	-	-	288,921
Net loss	-	-	-	-	(1,304,387)	-	(1,304,387)
Currency translation adjustment	-	-	-	-	-	29,555	29,555
Balance, December 31, 2006	1,166,887	11,669	11,749,572	-	(14,724,756)	(36,565)	(3,000,080)
Issued for cash:
- at $0.25 per share	218,000	2,180	542,820	-	-	-	545,000
Issued on the conversion of notes:
- 2006 convertible notes at $0.25 per share	197,800	1,978	492,522	-	-	-	494,500
- 2007 convertible notes at $0.25 per share	406,400	4,064	1,011,936	-	-	-	1,016,000
Issued on the conversion of accounts payable and related party debt at $0.25 per share	291,181	2,912	725,040	-	-	-	727,952
Issued for finance charges on the 2007 convertible notes $0.25 per share	60,000	600	149,400	-	-	-	150,000
Issued pursuant to service agreements at a fair value of $0.36 per share	10,000	100	35,900	-	-	-	36,000
Financing charges	-	-	(167,500)	-	-	-	(167,500)

TAPIMMUNE INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
FROM JULY 27, 1999 (INCEPTION) TO DECEMBER 31, 2009

	Common Stock		Additional	Obligation to Issue	Deficit Accumulated During the	Accumulated Other
	Number of shares	Amount	Paid In Capital	Shares and Warrants	Development Stage	Comprehensive Loss	Total

Fair value of beneficial conversion feature on the 2007 convertible notes	-	-	358,906	-	-	-	358,906
Fair value of warrants issued in connection with the 2007 convertible notes	-	-	657,095	-	-	-	657,095
Fair value of warrants issued in connection with the 2007 promissory notes	-	-	374,104	-	-	-	374,104
Fair value of warrants issued as finders’ fees for the 2007 promissory notes	-	-	35,600	-	-	-	35,600
Re-pricing and extension of warrants	-	-	40,000	-	-	-	40,000
Stock based compensation	-	-	904,822	-	-	-	904,822
Obligation to issue warrants at fair value pursuant to promissory note extension	-	-	-	44,000	-	-	44,000
Obligation to issue shares at fair value pursuant to service agreements	-	-	-	23,400	-	-	23,400
Net loss	-	-	-	-	(3,891,411)	-	(3,891,411)
Currency translation adjustment	-	-	-	-	-	(23,161)	(23,161)
Balance, December 31, 2007	2,350,268	23,503	16,910,218	67,400	(18,616,167)	(59,726)	(1,674,772)
Issued for cash
- at $0.25 per share in July 2008	14,000	140	34,860	-	-	-	35,000
Issued on the exercise of warrants in June 2008	20,715	207	24,793	-	-	-	25,000
Issued pursuant to service agreements at a fair value of $0.30 per share in April 2008	30,000	300	89,700	-	-	-	90,000
Fair value of warrants issued in connection with the 2008 promissory notes in May 2008	-	-	206,820	-	-	-	206,820
Fair value of warrants to be issued in connection with notes payable in October 2008	-	-	-	256,350	-	-	256,350
Stock based compensation in January to December 2008	-	-	234,168	-	-	-	234,168

TAPIMMUNE INC.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
FROM JULY 27, 1999 (INCEPTION) TO DECEMBER 31, 2009

	Common Stock		Additional	Obligation to Issue	Deficit Accumulated During the	Accumulated Other
	Number of shares	Amount	Paid In Capital	Shares and Warrants	Development Stage	Comprehensive Loss	Total

Net loss	-	-	-	-	(2,195,939)	-	(2,195,939)
Balance, December 31, 2008	2,414,983	24,150	17,500,559	323,750	(20,812,106)	(59,726)	(3,023,373)
Reverse split recapitalization adjustment (rounding) in July 2009	118	(21,735)	21,735	-	-	-	-
Issued for cash
- at $0.80 per share in November 2009	875,000	875	699,125	-	-	-	700,000
Issued at fair value pursuant to service agreements in August 2009	25,000	25	27,475	-	-	-	27,500
Issued at fair value pursuant to debt settlement agreements in July 2009	33,812,065	33,812	2,044,580	-	-	-	2,078,392
Issued on the exercise of warrants in August and November 2009	1,234,508	1,235	241,515	-	-	-	242,750
Stock based compensation in October 2009	-	-	2,091,900	-	-	-	2,091,900
Fair value of warrants issued in February , May and June 2009 in connection with promissory notes	-	-	725,669	(300,350)	-	-	425,319
Fair value of warrants issued in August and October 2009 in connection with convertible notes	-	-	425,491	-	-	-	425,491
Fair value of warrants issued in December 2009 pursuant to service agreements	-	-	374,270	-	-	-	374,270
Obligation to issue shares at fair value pursuant to service agreements in December 2009	-	-	-	246,533	-	-	246,533
Obligation to issue shares at fair value pursuant to debt settlement agreements in September 2009	-	-	-	243,800	-	-	243,800
Net loss	-	-	-	-	(4,461,970)	-	(4,461,970)
Balance, December 31, 2009	38,361,674	$38,362	$24,152,319	$513,733	$(25,274,076)	$(59,726)	$(629,388)

The accompanying notes are an integral part of these consolidated financial statements.

TAPIMMUNE INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2009	Year Ended December 31, 2008	Period from July 27, 1999 (inception) to December 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,461,970)	$(2,195,939)	$(25,274,076)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	3,741	7,482	213,228
Gain on settlement of debt	(961,056)	-	(1,134,066)
Loss on disposal of assets	5,399		5,399
Non-cash interest and financing charges	1,073,255	664,545	3,548,089
Stock based compensation	2,525,702	324,168	7,267,117
Changes in operating assets and liabilities:
Due from government agency	32,230	26,371	(1,033)
Prepaid expenses and receivables	9,520	25,793	6,000
Accounts payable and accrued liabilities	631,244	389,323	2,486,013
Research agreement obligations	20,209	43,832	263,807
NET CASH USED IN OPERATING ACTIVITIES	(1,121,726)	(714,425)	(12,619,522)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of shares, net	700,000	60,000	9,622,125
Convertible notes	350,000	(10,000)	658,450
Notes and loans payable	135,000	132,000	919,845
Advances from related parties	77,170	365,873	1,355,786
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,262,170	547,873	12,556,206

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of furniture and equipment	-	-	(218,626)
Cash acquired on reverse acquisition	-	-	423,373
NET CASH PROVIDED BY INVESTING ACTIVITIES	-	-	204,747

INCREASE (DECREASE) IN CASH	140,444	(166,552)	141,431
CASH, BEGINNING	987	167,539	-
CASH, ENDING	$141,431	$987	$141,431

SUPPLEMENTAL CASH FLOW INFORMATION AND
  NONCASH INVESTING AND FINANCING ACTIVITIES (Note 9)

The accompanying notes are an integral part of these consolidated financial statements.

TAPIMMUNE INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1:  NATURE OF OPERATIONS

TapImmune Inc. (the “Company”), a Nevada corporation incorporated in 1992, is a development stage company which was formed for the purpose of building a biotechnology business specializing in the discovery and development of immunotherapeutics aimed at the treatment of cancer, and therapies for infectious diseases, autoimmune disorders and transplant tissue rejection.

Effective July 10, 2009 the Company executed a 1 for 10 reverse stock split reducing the authorized capital to 50,000,000 common shares with a $0.001 par value and 5,000,000 non-voting preferred shares with a $0.001 par value.  Unless specifically noted, all amounts have been retroactively restated to recognize the reverse stock splits (refer to Note 7).  Effective February 21, 2010, the Company increased its shares of common stock from 50,000,000 common shares to 150,000,000 common shares.  The Company maintained its authorized shares of preferred stock at 5,000,000.

Since inception, TapImmune and the University of British Columbia (“UBC”) have been parties to various Collaborative Research Agreements (“CRA”) appointing UBC to carry out development of the licensed technology and providing TapImmune the option to acquire the rights to commercialize any additional technologies developed within the CRA.  The lead product, now wholly owned and with no ongoing license or royalty, resulting from these license agreements is an immunotherapy vaccine, on which the Company has been completing pre-clinical work in anticipation of clinical trials.  Specifically, the Company has obtained and expanded on three U.S. and international patents, tested various viral vectors, licensed a viral vector and is working towards production of a clinical grade vaccine.  The Company plans to continue development of the lead product vaccine through to clinical trials in both oncology and infectious diseases alone or in partnership with other vaccine developers.

These consolidated financial statements have been prepared on the basis of a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As at December 31, 2009, the Company had a working capital and stockholders’ deficit of $629,388, and had incurred significant losses since inception.  Further losses are anticipated in the development stage raising substantial doubt as to the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on raising additional capital to fund ongoing research and development, maintenance and protection of patents, accommodation from certain debt obligations and ultimately on generating future profitable operations.  Planned expenditures relating to future clinical trials of the Company’s immunotherapy vaccine will require significant additional funding.  The Company is dependent on future financings to fund ongoing research and development as well as working capital requirements.  The Company’s future capital requirements will depend on many factors including the rate and extent of scientific progress in its research and development programs, the timing, cost and scope involved in clinical trials, obtaining regulatory approvals, pursuing further patent protections and the timing and costs of commercialization activities.

Management is addressing going concern remediation through seeking new sources of capital, restructuring and retiring debt through conversion to equity and debt settlement arrangements with creditors, cost reduction programs and seeking possible joint venture participation.  Management’s plans are intended to return the company to financial stability and improve continuing operations.  The Company is continuing initiatives to raise capital through private placements, related party loans and other institutional sources to meet immediate working capital requirements (refer to Note 10).

The Company was able to substantially complete ongoing restructuring plans in the second half of 2009.  Additional funding and equity for debt settlements have retired notes payable and other debt obligations were satisfied.  Additional capital is required now to expand programs including pre-clinical work and to establish future manufacturing contracts necessary for clinical trials for the lead TAP (Transporters of Antigen Processing) vaccine and infectious disease adjuvant technology.  Strategic partnerships will be needed to continue the product development portfolio and fund development costs.  These measures, if successful, may contribute to reduce the risk of going concern uncertainties for the Company over the next twelve months.

There is no certainty that the Company will be able to raise sufficient funding to satisfy current debt obligations or to continue development of products to marketability.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
These financial statements are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America.

TAPIMMUNE INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Principles of Consolidation
These financial statements include the accounts of the Company and its wholly-owned subsidiaries GeneMax Pharmaceuticals Inc. (“GPI”) and GeneMax Pharmaceuticals Canada Inc. (“GPC”).  All significant intercompany balances and transactions are eliminated upon consolidation.

Use of Estimates
Preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ materially from those estimates.  Significant areas requiring management’s estimates and assumptions include deferred taxes and related tax balances and disclosures, determining the fair value of stock-based compensation and stock based transactions, the fair value of the components of the convertible notes payable, foreign exchange gains and losses, the useful lives of furniture and equipment, allocation of costs to research and development and accrued liabilities.  Matters impacting the company’s ability to continue as a going concern and contingencies also involve the use of estimates and assumptions.

Fair Value Measurements
The objective of Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. ASC 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  ASC 820 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements.

Foreign Currency Translation
The functional currency of the Company, including its subsidiary, is United States dollars.  GPC maintains its accounting records in its local currency (Canadian dollar).  In accordance with ASC 830, Foreign Currency Matters, the financial statements of the Company's subsidiary is translated into United States dollars using period end exchange rates for monetary assets and liabilities and average exchange rates for revenues and expenses.  Non-monetary assets are translated at their historical exchange rates.  Net gains and losses resulting from foreign exchange translations and foreign currency exchange gains and losses on transactions occurring in a currency other than the Company's functional currency are included in the determination of net income in the period.

Financial Instruments and Concentration of Credit Risk
The fair values of cash, accounts payable, and other current monetary liabilities approximate their carrying values due to the immediate or short-term maturity of these financial instruments.  The Company's operations and financing activities are conducted primarily in United States dollars, and as a result the Company is not subject to significant exposure to market risks from changes in foreign currency rates.  Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest or credit risks arising from assets classified as financial instruments.

Furniture and Equipment
Furniture and equipment is recorded at cost and amortized using the straight-line method over the estimated useful life at the following rates:

Computer Equipment	2 years
Furniture and Fixtures	5 years
Laboratory Equipment	3 years

Impairment of Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.  Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.  Recoverability of these assets is measured by comparison of its carrying amount to future undiscounted cash flows the assets are expected to generate.  An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

TAPIMMUNE INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Stock-Based Compensation
The Company uses the Black-Scholes option-pricing model to determine the grant date fair-value of stock-based awards under ASC 718, Compensation – Stock Compensation.  The fair value is recorded in income depending on the terms and conditions of the award, and the nature of the relationship of the recipient of the award to the Company.  The Company records the grant date fair value in income in line with the period over which it was earned.  For employees and management this is typically considered to be the vesting period of the award.  For consultants the fair value of the award is recorded in income over the term of the service period, and unvested amounts are revalued at each reporting period over the service period.

Deferred Financing Fees
The Company defers direct costs incurred in connection with the sale of common shares which are offset against the proceeds of the financing upon completion.  Costs incurred in connection with convertible loans payable are deferred and amortized as a financing cost over the term of the convertible loans.  Upon conversion of the loan, any unamortized amount of deferred financing costs will be charged to stockholders’ equity as a cost of financing.

Research and Development Costs
The Company has acquired development and marketing rights to certain technologies.  The rights and licenses acquired are considered rights to unproven technology which may not have alternate future uses and therefore, have been expensed as incurred as research and development costs.

Income Taxes
The Company follows the liability method of accounting for income taxes.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax balances.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment.  The Company recognizes deferred taxes on unrealized gains directly within other comprehensive income, and concurrently releases part of the valuation allowance resulting in nil impact within OCI or on the balance sheet.  As at December 31, 2009, the Company had net operating loss carry forwards; however, due to the uncertainty of realization, the Company has provided a full valuation allowance for the potential deferred tax assets resulting from these loss carry forwards.

Loss per Common Share
Basic loss per share includes no dilution and is computed by dividing loss attributable to common stockholders by the weighted average number of common shares outstanding for the period.  Diluted earnings per share reflect the potential dilution of securities that could share in the earnings (loss) of the Company.  The common shares potentially issuable on conversion of outstanding convertible debentures and exercise of stock options were not included in the calculation of weighted average number of shares outstanding because the effect would be anti-dilutive.

Recent Accounting Pronouncements
Effective July 1, 2009, the Company adopted ASC 855, Subsequent Events.  ASC 855 establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  ASC 855 requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. ASC 855 is effective for interim financial periods ending after June 15, 2009.  The adoption of ASC 855 did not affect the Company's consolidated financial statements.

Recent Accounting Guidance Not Yet Adopted
The Company reviewed recently issued accounting pronouncements and plans to adopt those that apply to it.  The Company does not expect the adoption of these pronouncements to have a material impact on its financial position, results of operations or cash flows.

TAPIMMUNE INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 3:  FURNITURE AND EQUIPMENT

Furniture and equipment consisted of the following:

	December 31, 2009	December 31, 2008

Computer equipment	$ 4,533	$ 4,533
Furniture and fixtures	-	3,161
Laboratory equipment	-	16,704
	4,533	24,398

Less accumulated depreciation	(4,533)	(15,259)
	$ -	$ 9,139

NOTE 4:  RESEARCH AGREEMENT

Crucell Holland B.V. (“Crucell”) – Research License and Option Agreement
Effective August 7, 2003, Crucell and GPI entered into a five-year research license and option agreement whereby Crucell granted to GPI a non-exclusive worldwide license for the research use of its adenovirus technology.  The Company was required to make certain payments over the five-year term totaling Euro €450,000 (approximately $510,100).

At December 31, 2008, $243,598 (€172,801) was owing to Crucell under this agreement.  During the year ended December 31, 2009, management negotiated a settlement of the outstanding balance requiring a €17,000 cash payment and the issuance of 265,000 shares of the Company’s common stock.  As at December 31, 2009 the $25,467 (€17,000) cash payment has been made and the $243,800 fair value of the non-cash settlement, determined by the market price at settlement date, has been recorded as a stock issuance obligation.  On January 26, 2010 the Company issued the 265,000 shares of restricted common stock pursuant to the settlement.

In addition, retroactively effective August 7, 2008, the Company negotiated an amended license agreement for the use of Crucell’s adenovirus technology.  The Company is required to make annual license payments on the anniversary of the effective date for the three year term equal to €75,000 per annum.  As at December 31, 2009, the Company had accrued $45,676 (€31,250) under the amended agreement.

TAPIMMUNE INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 5:  SHORT TERM DEBT

The following is a summary of debt instrument transactions that are relevant to the current and prior year:

Unsecured	Balance at December 31, 2009	Amount Settled Through Share Issuance	Accrued Interest to Settlement Date	Balance at December 31, 2008	Note Discount at December 31, 2008	Outstanding Principal Balance at December 31, 2008

2004 Convertible Debenture
Convertible note (i), 8% interest, demandable	$-	$73,520	$16,887	$56,633	$-	$56,633

2007 Promissory Notes
Notes (ii) & (iii), 12% interest, due March 30, 2009	-	407,710	82,710	284,119	(40,811)	325,000

2008 Promissory Notes
Note (iv), 18% interest, due March 30, 2009	-	78,303	13,303	54,545	(10,455)	65,000
Note (v), 18% interest, due March 30, 2009	-	32,193	5,193	22,657	(4,343)	27,000
Notes (vi) & (vii), 18% interest, due March 30, 2009	-	533,564	83,564	377,620	(72,380)	450,000
Note (viii), 18% interest, due March 30, 2009	-	29,685	4,685	20,979	(4,021)	25,000
Note (ix), 18% interest, due March 30, 2009	-	10,890	890	3,407	(6,593)	10,000
	$-	$1,165,865	$207,232	$819,960	$(138,673)	$958,633

(ii) & (iii) Issued on August 31, 2007 to a company related through a family member of a director.

(v) Issued May 5, 2008 to a company controlled by a director.

(vi) & (vii) Issued on May 14, 2008 to a company related through a family member of an officer.

(viii) Issued May 15, 2008 to an officer of the Company.

(ix) Issued November 15, 2008 to an officer of the Company.

During the year ended December 31, 2009, the Company issued 31,812,065 shares with a fair value of $1,678,391 in settlement of $3,181,207 resulting in a gain on debt settlement of $1,502,815 (refer to Note 7).

	Face Value	Unamortized Note Discount	Balance at December 31, 2009	Balance at December 31, 2008

2009 Secured Debentures
Secured Notes (x), 30% interest, due October 4, 2009	$135,000	$-	$135,000	$-

In connection with the issuance of the Debentures, the Company entered into a Security Agreement with the Debenture holders secured by all of the Company’s assets, including the Company’s tangible assets and patents and patent applications, until there has been full compliance with the terms of the Debentures.

In connection with the Debentures, the Company issued a total of 270,000 warrants which have a term of two years from the date of issuance.  Management estimated the fair value of these warrants to be $60,000 using the Black-Scholes pricing model (refer to Note 7).

TAPIMMUNE INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

At December 31, 2009, no repayment has been made to the principal amount and interest of $35,396 (2008 - $Nil) has been accrued and included in accounts payable and accrued liabilities.

Unsecured	Face Value	Unamortized Note Discount	Balance at December 31, 2009	Balance at December 31, 2008
2009 Convertible Debentures
Convertible Note (xi), 10% interest, due February 28, 2010	$350,000	$(146,979)	$203,021	$-

(xi) On August 31, 2009, the Company completed a convertible debenture financing of $350,000 issuing a convertible promissory note bearing interest at 10% per annum.  If not converted, the note would be due on February 28, 2010.  The unpaid amount of principal and accrued interest can be converted at any time at the holder's option into shares of the Company's common stock at a price of $0.80 per share.

Under the terms of the debenture agreement, the note will automatically convert to equity if, during the term of the note, the Company receives funding equal to or exceeding $2,000,000 through the sale of its shares of common stock or additional debt instruments that are converted into common stock during the term of the debenture.  If the Company does not receive $2,000,000 additional funding by the end of the term the holders may convert the debentures into 3,500,000 common shares of the Company or get repaid in full.

The Company recognized the embedded beneficial conversion feature of $139,571 as additional paid-in capital as the convertible notes were issued with an intrinsic value conversion feature.  Additionally, the Company issued 437,500 non-transferable and registerable share purchase warrants.  Management estimated the fair value of the warrants to be $210,429 as the relative fair value of the warrants and beneficial conversion feature together is limited to the face value of the loan (refer to Note 7).

NOTE 6:  RELATED PARTY TRANSACTIONS

The Company had transactions with certain officers and directors of the Company for the fiscal year ended December 31, 2009 as follows:

a)
incurred $260,242 (2008 - $308,162) in management fees, $42,000 (2008 - $74,579) in research and development, and recorded an additional $2,019,660 (2008 - $172,668) as management fees, in stock based compensation expense for the estimated fair value of options to management that were vested during the year;

b)	effective June 4, 2009, an outstanding balance of $595,987 due to directors and officers was settled through the issuance of 5,959,870 shares in conjunction with a debt settlement agreement;
c)
incurred $9,247 (2008 - $16,932) in interest and finance charges on a $125,000 promissory note due to a company related through a direct family member of a current director (refer to Note 5); incurred $14,795 (2008 - $27,090) in interest and finance charges on a $200,000 convertible promissory note due to the same company (refer to Note 5); and incurred $40,881 (2008 - $35,369) in interest and finance charges related to an agreement to issue warrants in connection with extending the terms of the $125,000 and $200,000 notes through March 30, 2009 (refer to Note 5), and effective June 4, 2009 the outstanding principal and interest was settled in conjunction with an equity issuance;

d)
incurred $1,997 (2008 - $3,196) in interest and finance charges on a $27,000 promissory note issued to a company controlled by a director of the Company, and incurred $4,343 (2008 - $3,757) in interest and finance charges related to an agreement to issue warrants in connection to extending the term through March 30, 2009 (refer to Note 5), and effective June 4, 2009 the outstanding principal and interest was settled in conjunction with an equity issuance;

e)
incurred $14,795 (2008 - $22,784) in interest and finance charges on a $200,000 promissory note issued to a company related through a family member of an officer of the Company (refer to Note 5); incurred $18,493 (2008 - $27,493) in interest and finance charges on a $250,000 promissory note issued to the same company (refer to Note 5); and incurred $72,380 (2008 - $62,620) in interest and finance charges related to an agreement to issue warrants in connection to extending the terms of the $200,000 and $250,000 notes through March 30, 2009 (refer to Note 5), and effective June 4, 2009 the outstanding principal and interest was settled in conjunction with an equity issuance;

TAPIMMUNE INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

f)
incurred $1,849 (2008 - $2,836) in interest and finance charges on a $25,000 promissory note issued to an officer of the Company, and incurred $4,021 (2008 - $3,479) in interest and finance charges related to an agreement to issue warrants in connection to extending the term through March 30, 2009 (refer to Note 5), and effective June 4, 2009 the outstanding principal and interest was settled in conjunction with an equity issuance;

g)
incurred $740 (2008 - $150) in interest and finance charges on a $10,000 promissory note issued to an officer of the Company, and incurred $4,343 (2008 - $3,407) in interest and finance charges related to an agreement to issue warrants in connection to the note issuance (refer to Note 5), and effective June 4, 2009 the outstanding principal and interest was settled in conjunction with an equity issuance; and

h)
issued a $15,000 secured promissory note bearing interest at 30% per annum and issued 30,000 transferable and registerable share purchase warrants with an exercise price of $0.20 per share for an exercise period of up to two years from the issuance date to a direct family member of an officer of the Company, incurred $4,068 (2008 - $Nil) in interest and finance charges on the $15,000 promissory note, and incurred $4,167 (2008 - $Nil) in interest and finance charges related to the issued warrants (refer to Note 5).

All related party transactions (other than stock based consideration) involving provision of services were recorded at the exchange amount, which is the amount established and agreed to by the related parties.  The Company has accounted for the debt settlement transactions with related parties at management’s estimate of fair value, which was determined by reference to similar settlements with arms-length parties.  The debt settlement transactions with related parties resulted in a gain of $284,368 being included in the statement of operations.

At December 31, 2009, the Company had amounts owing to directors and officers of $16,100 (2008 - $468,121).  These amounts were in the normal course of operations.  Amounts due to related parties are unsecured, non-interest bearing and have no specific terms of repayment, except as described above.

NOTE 7:  CAPITAL STOCK

Share Capital
Prior to March 27, 2007, the authorized capital of the Company consisted of 500,000,000 common shares with $0.001 par value and 5,000,000 non-voting preferred shares with $0.001 par value.  On March 27, 2007, the Company’s Articles of Incorporation were amended to increase the authorized shares of common stock from 20,000,000 shares of common stock to 80,000,000 shares of common stock, and on January 22, 2009 the authorized shares of common stock increased from 80,000,000 shares of common stock to 500,000,000 shares of common stock.  Effective July 10, 2009, the Company executed a further 1 for 10 reverse stock split while simultaneously reducing the authorized shares of common stock to 50,000,000 common shares with a $0.001 par value and maintaining 5,000,000 non-voting preferred shares with a $0.001 par value.  Effective February 21, 2010, the Company increased its shares of common stock from 50,000,000 common shares to 150,000,000 common shares.  The Company maintained its authorized shares of preferred stock at 5,000,000.

All prior period share transactions included in the company’s stock transactions and balances have been retroactively restated to give effect to the 1 for 10 reverse stock split noted above.

2008 Share Transactions
On April 8, 2008, the Company issued 30,000 shares of restricted common stock with an estimated fair value based on market trading of $3.00 per share, pursuant to a consulting services agreement.  The $90,000 estimated fair value of the issued shares has been recorded as stock-based consulting fees.  Additionally, pursuant to the consulting services agreement, the Company had agreed to issue stock options to acquire 20,000 shares of the Company’s common stock at an exercise price of $2.50 per share.  The vesting and expiry terms were to be determined at the time of grant. As of December 31, 2009 the options were not issued and there was no vesting or expiry terms established.  No stock based compensation has been recorded for this commitment as the fair value can not be reasonably determined at the commitment date.

On July 31, 2008, with an effective date of June 30, 2008, the Company completed a private placement in the amount of 14,000 Units at a subscription price of $2.50 per unit for gross proceeds to the Company of $35,000.  Each Unit is comprised of one common share and one-half of one non-transferable share purchase warrant of the Company.  Each whole warrant entitles the holder to purchase an additional common share of the Company at an exercise price of $3.00 per share for a period which is the earlier of (i) two years from the date of issuance, or (ii) 18 months from the effective date of registration.  The Company estimated the total fair market value of the warrants to be $21,000 at the date of grant, using the Black-Scholes option pricing model using an expected life of 18 months, a risk-free interest rate of 2.60% and an expected volatility of 202%.  The fair value of the warrants has been included in capital stock.

TAPIMMUNE INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

During the year ended December 31, 2008 the Company issued 20,715 shares of restricted common stock pursuant to the exercise of 35,800 warrants, for total proceeds of $25,000.  Of the 35,800 warrants exercised, 25,800 were exercised for $Nil proceeds, in accordance with a cash-less exercise option, resulting in the issuance of 10,715 shares of restricted common stock.

2009 Share Transactions
Effective June 4, 2009, the Company completed a debt conversion and assignment transaction resulting in an obligation to issue 31,812,065 common shares in conjunction with the retirement of $3,181,207 in accounts payable and accrued liabilities, notes payable and related party debt.  The shares were issued on July 1, 2009.  Management estimated the fair value of the resultant obligation to issue shares to be $1,678,392 based on third party debt settlements.  Included in the statement of operations is a gain on debt settlement of $972,369, net of transaction costs.  Of the 33,812,065 share issuance, 2,000,000 shares were issued pursuant to a consulting services agreement related to the debt conversion and assignment transaction.  The 2,000,000 share issuance has an estimated fair value of $400,000 which was recorded against the gain on debt settlement.  The Company also settled accounts payable and incurred a loss on debt settlement of $11,314.

On August 10, 2009, the Company issued 162,500 shares of its common stock pursuant to the exercise of 130,000 warrants on a cashless basis for $Nil proceeds, and as a settlement with the warrant holders which included a waiver of rights to additional ratchet provisions.  The warrants were originally issued in conjunction with a 2007 Loan and Security Agreement.  At the time of issuance, the market price of shares was $1.10 per share and the estimated fair value of $178,750 was recorded as interest and financing charges.

On August 10, 2009, the Company issued 25,000 shares of its restricted common stock pursuant to a consulting services agreement in relation to the settlement of financing transaction.  At the time of issuance, the market price of shares was $1.10 per share and the estimated fair value of $27,500 was recorded as stock-based consulting fees.

On August 26, 2009, the Company issued 50,000 shares of its common stock pursuant to the exercise of 40,000 warrants on a cashless basis for $Nil proceeds, as a settlement with the warrant holders which included a waiver of rights to additional ratchet provisions.  The warrants were originally issued in conjunction with a 2007 Loan and Security Agreement.  At the time of issuance, the market price of shares was $1.28 per share and the estimated fair value of $64,000 was recorded as interest and financing charges.

On October 20, 2009, the Company issued 314,466 shares of its common stock pursuant to the exercise of 385,532 warrants on a cashless basis for $Nil proceeds.  The warrants were originally issued in conjunction with the 2009 Secured Loan Agreement (refer to Note 5).  The fair value of these shares was determined by management to be $62,893.

On November 6, 2009, the Company completed a private placement for 625,000 Units at a subscription price of $0.80 per Unit for gross proceeds of $500,000.  Each Unit is comprised of one common share and one non-transferable share purchase warrant of the Company.  Each warrant entitles the holder to purchase an additional common share of the Company at an exercise price of $1.20 per warrant share, for a period of five years from the date of issuance.

On November 6, 2009, the Company completed a private placement for 125,000 Units at a subscription price of $0.80 per Unit for gross proceeds of $100,000.  Each Unit is comprised of one common share and one non-transferable share purchase warrant of the Company.  Each warrant entitles the holder to purchase an additional common share of the Company at an exercise price of $1.20 per warrant share, for a period of five years from the date of issuance.

On November 30, 2009, the Company completed a private placement for 125,000 Units at a subscription price of $0.80 per Unit for gross proceeds of $100,000.  Each Unit is comprised of one common share and one non-transferable share purchase warrant of the Company.  Each warrant entitles the holder to purchase an additional common share of the Company at an exercise price of $1.20 per warrant share, for a period of five years from the date of issuance.

On November 30, 2009, the Company issued 707,542 shares of its common stock pursuant to the exercise of 915,642 warrants on a cashless basis for $Nil proceeds.  The warrants were originally issued in conjunction with the 2009 Secured Loan Agreement (refer to Note 5).  The fair value of these shares was determined by management to be $141,508.

The Company has not separately disclosed the fair market value of the warrants attached to private placements units during the current and prior fiscal years.

TAPIMMUNE INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Share Purchase Warrants
The following table is a summary of warrant issuances during the current year:

			Estimated fair value recorded as
Issued for:	Number of Warrants Issued	Exercise Price per Share ($)	Interest and Finance Charges	Note Discounts	Loss on Debt Settlement	Consulting Services
(i) Consideration for promissory note extensions	532,700	$0.10 – $2.50	$290,350	$44,000	$-	$-
(ii) Consideration for promissory note grants	1,758,674	$0.10 – $0.20	-	398,801	-	-
(iii) Debt settlement	30,000	$0.40	-	-	12,000	-
(iv) Consideration for consulting services	1,225,000	$0.50 – $0.60	-	-	-	622,750
Units in private placements	875,000	$1.20	-	-	-	-
	4,421,374

(i) During the year ended December 31, 2009, the Company extended terms of the 2007 and 2008 promissory notes (refer to Note 5) in exchange for the issuance of 532,700 warrants.  The fair value of these warrants was determined to be $290,350 using the Black-Scholes option pricing model with an expected life of 2 - 3 years, a risk free interest rate of 1.64% - 4.21%, a dividend yield of 0%, and an expected volatility of 100% - 199%. For the fiscal year ended December 31, 2009 the remaining $132,079 of the total value was expensed as financing charges.

 (ii) During the year ended December 31, 2009, in connection with debenture issuances, the following transactions occurred: the Company issued 20,000 share purchase warrants on March 11, 2009, the Company issued 270,000 warrants on February 4, 2009, the Company issued to the secured promissory note lenders (refer to Note 5), 1,031,174 share purchase warrants on July 1, 2009 and October 28, 2009, and the Company issued 437,500 share purchase warrants on August 31, 2009.  The aggregate fair value of these warrants was determined to be $398,801 using the Black-Scholes option pricing model with an expected life of 2 - 5 years, a risk free interest rate of 0.23% - 1.64%, a dividend yield of 0%, and an expected volatility of 195% - 245%. The fair values of the warrants issued on February 4, 2009 and August 31, 2009 were recorded as discounts to the notes and are being amortized over the term of the notes.

(iii) On July 14, 2009, the Company issued 30,000 share purchase warrants as part of the debt assignment transaction.  The fair value of these warrants was determined to be $12,000, using the Black-Scholes option pricing model with an expected life of 4 years, a risk free interest rate of 0.96%, a dividend yield of 0%, and an expected volatility of 192%.

(iv) During the year ended December 31, 2009, pursuant to consulting services agreements, the following transactions occurred: the Company issued 200,000 share purchase warrants on December 17, 2009, the Company issued 125,000 share purchase warrants on December 18, 2009, the Company issued a further 400,000 share purchase warrants on December 18, 2009, the Company issued a further 500,000 share purchase warrants on December 18, 2009.  The aggregate fair value of these warrants was determined to be $622,750 using the Black-Scholes option pricing model with an expected life of 5 years, a risk free interest rate of 2.24% - 2.3%, a dividend yield of 0%, and an expected volatility of 236%.  The expensed portion of the value of these warrants during the year ended December 31, 2009 was $374,270.  The remaining portion of $248,480 will be recorded in fiscal 2010 as stock based consulting fees.

TAPIMMUNE INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

A summary of the Company’s issued stock purchase warrants as of December 31, 2009 and changes during the year is presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life

Balance, December 31, 2007	1,107,167	$2.50	4.04

Issued	120,400	2.50	5.00
Exercised	(35,800)	(2.50)	(4.30)
Balance, December 31, 2008	1,191,767	2.50	3.15

Issued	4,421,374	0.60	3.74
Exercised	(1,471,174)	(0.46)	n/a
Expired	(29,167)	(2.75)	n/a
Balance, December 31, 2009	4,112,800	$1.19	3.71

Stock Compensation Plan
On June 8, 2007, the Board of Directors of the Company approved the adoption of a stock option plan (the “2007 Plan”) allowing for the granting of up to 640,000 options to directors, officers, employees and consultants of the Company and its subsidiaries.  On October 14, 2009, the Company adopted the 2009 Stock Incentive Plan (the “2009 Plan”) which supersedes and replaces the 2007 Stock Plan.  The 2009 Plan allows for the issuance of up to 10,000,000 common shares.  Options granted under the Plan shall be at prices and for terms as determined by the Board of Directors.  Options granted under the Plan may have vesting requirements as determined by the Board of Directors.

On June 8, 2007, a total of 632,000 stock options were granted (164,000 to consultants and 468,000 to officers and directors) at an exercise price of $2.50 per share.  The term of these options is ten years.  Of the 632,000 options granted, 310,000 vested upon grant, 242,000 vested in one year, 40,000 vested in two years and 40,000 vested in three years.  The aggregate fair value of these options was estimated at $1,179,600, or $1.90 per option, using the Black-Scholes option pricing model with a risk free interest rate of 5.26%, a dividend yield of 0%, an expected volatility of 83%, and expected life of 5 years for the options vesting immediately, 4 years for the options vesting in one year, 3 years for the options vesting in two years, and 2 years for the options vesting in three years.  The expensed portion of the value of these options during the year ended December 31, 2009 was $23,500 (2008 - $234,168) which was recorded as stock based management fees.

On October 14, 2009, the Company granted a total of 3,326,000 stock options at an exercise price of $0.97 per share to consultants and management, of which 1,913,000 vested immediately and the remaining 1,413,000 vest in one year.  The term of the options is ten years.  Additionally, on October 14, 2009, the Company approved the repricing of certain stock options issued to consultants and management.  Options with an exercise price of $2.50 were repriced to $0.97 per share and the aggregate fair value of the repriced options is $5,840.  The aggregate fair value of the new grants was estimated at $3,192,960, or $0.96 per option, using the Black-Scholes option pricing model with a risk free interest rate of 2.36%, a dividend yield of 0%, an expected volatility of 236%, and an expected life of 5 years.  The expensed portion of the value of these options during the year ended December 31, 2009 was $2,068,400 which was recorded as $72,240 stock based consulting and $1,996,160 stock based management fees.  The remaining portion of $1,130,400 will be recorded in fiscal 2010 as stock based consulting and management fees.  The 2009 Stock Plan, the grant of the stock options thereunder and the repricing of existing options are subject to shareholder approval.

A summary of the Company’s stock options as of December 31, 2009 and changes during the year is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life

Balance, December 31, 2007 and 2008	632,000	2.50	9.44
Issued	3,326,000	0.97	10.00
Cancelled	(340,000)	(2.50)	8.00
Balance, December 31, 2009	3,618,000	$0.97	9.60

TAPIMMUNE INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

A summary of the status of the Company’s unvested options as of December 31, 2009 and changes during the year is presented below:

	Number of Shares	Weighted-Average Grant-Date Fair Value

Unvested, December 31, 2007	322,000	$2.00
Issued	-	-
Vested	(242,000)	2.00
Unvested, December 31, 2008	80,000	2.00
Issued	3,326,000	0.96
Vested	(1,993,000)	0.96
Unvested, December 31, 2009	1,413,000	$0.96

NOTE 8:  INCOME TAXES

The Company has not identified or quantified any significant temporary differences between the Company’s tax and financial bases of assets and liabilities that result in deferred tax assets, except for the Company’s net operating loss carry-forwards amounting to approximately $11,770,000 at December 31, 2009 (2008 - $10,575,000), which may be available to reduce future year’s taxable income.  These carry forwards begin to expire, if not utilized, commencing in 2010.  Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization does not meet a more likely than not test and accordingly, the Company has recorded a valuation allowance for the potential deferred tax asset relating to these tax loss carry forwards.

The Company reviews its valuation allowance requirements on an annual basis based on management’s expectations of future operations.  Should circumstances change resulting in a change in management’s judgment about the recoverability of future tax assets, the impact of the change on the valuation allowance would be reflected in current operations and disclosures.

The Company’s policy is to accrue amounts for known or likely interest and penalties related to unrecognized tax charges or likely penalties and interest in its provision for income taxes.  Additionally, ASC 740-10 requires that a company recognize in its financial statements the impact of a tax position that is more likely than not to be sustained upon examination based on the technical merits of the position.  The Company has incurred taxable losses for all tax years since inception and accordingly, no provision for taxes has been recorded for the current or any prior fiscal year.

The actual income tax provisions differ from the expected amounts calculated by applying the combined federal and state corporate income tax rates to the Company’s loss before income taxes and other temporary adjusted as appropriate for temporary and permanent tax basis differences.  The components of these differences are as follows:

	Year Ended	Year Ended
	December 31, 2009	December 31, 2008

Loss before income taxes	$(4,461,970)	$(2,195,411)
Corporate tax rate	35.00%	35.00%
Expected tax recovery	(1,561,690)	(768,579)

Increase (decrease) resulting from:
Permanent differences	377,529	232,591
Other items	(3,908)	(3,908)
Change in enacted tax rates	-	914,482
Change in valuation allowance	1,188,069	(374,586)
Income tax recovery	$-	$-

TAPIMMUNE INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

The Company’s deferred tax assets are as follows:

	Year Ended	Year Ended
	December 31, 2009	December 31, 2008

Deferred tax assets:
Stock option expense	$2,333,683	$1,601,518
Loss carry-forwards and tax pools	3,966,692	3,510,788
Valuation allowance	(6,300,375)	(5,112,306)
Net deferred income tax assets	$-	$-

As the criteria for recognizing future income tax assets have not been met due to the uncertainty of realization, a valuation allowance of 100% has been recorded for the current and prior year.

The Company has not filed income tax returns for several years for the US entities within the consolidated group of companies. Canadian corporate tax returns to the end of 2007 have been filed.  Both taxing authorities prescribe penalties for failing to file certain tax returns and supplemental disclosures.  Upon filing and/or review there could be penalties and interest assessed.  Such penalties vary by jurisdiction and by assessing practices and authorities.  As the Company has incurred losses since inception anticipated risk for exposure to penalties for income tax liability is determined to be low.  However, certain jurisdictions may assess penalties for failing to file returns and other disclosures and for failing to file other supplementary information associated with foreign ownership, debt and equity positions.  Inherent uncertainties arise over tax positions taken, or expected to be taken, with respect to transfer pricing, inter-company charges and allocations, financing charges, fees, related party transactions, tax credits, tax based incentives and stock based transactions.

Management has considered the likelihood and significance of possible penalties associated with its current and intended filing positions and has determined, based on their assessment, that such penalties, if any, would not be expected to be material (refer to Note 10).

NOTE 9:  SUPPLEMENTAL CASH FLOW INFORMATION AND
NON-CASH INVESTING AND FINANCING ACTIVITIES

As disclosed in Notes 5, 6 and 7 effective June 4, 2009, the Company completed a debt conversion and assignment transaction resulting in the issuance 33,812,065 common shares in conjunction with the retirement of $3,181,207 (2008 - $Nil) in accounts payable and accrued liabilities, notes payable and related party debt.  Accordingly, the Company recorded a cumulative net gain on the settlement of debt of $972,370 (2008 - $Nil) related to the transaction.

As disclosed in Note 4 effective September 30, 2009, the Company completed the settlement of research obligations of $248,938 (2008 - $Nil) for cash and a stock issuance obligation with a cumulative fair value of $269,267 (2008 - $Nil) resulting in a loss of $20,329. Also, effective September 30, 2009, the Company recorded a gain on the settlement of outstanding legal fees of $9,014.  The aggregate impact of these two settlements  was a loss of $11,314.

The prepaid portion of shares issued in exchange for public relations and consulting services amounted to $214,501 (2008 - $Nil).

	December 31, 2009	December 31, 2008

Interest paid in cash	$-	$-
Income taxes paid	$-	$-

NOTE 10:  CONTINGENCIES AND COMMITMENTS

Contingency
The Company has not filed income tax returns for several years in certain operating jurisdictions, and may be subject to possible compliance penalties and interest (refer to Note 8.)

TAPIMMUNE INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Commitments
The Company signed an agreement effective October 1, 2008 with an arm’s length consulting firm in the United States, Dusford Overseas Management (“Dusford”) to assist in strategic planning, debt consolidation and negotiation, strategic partnering, mergers, acquisition and near and long term financing.  Pursuant to the Agreement the consulting firm is compensated $10,000 a month for the term of the Agreement (36 months with mutual cancellation clauses upon notice).  Continuation of the agreement is subject to the deliverables outlined therein including strategic planning, successful debt consolidation and restructuring and funding of at least $750,000.  After certain restructuring efforts have taken place, the consulting firm would be provided with a mobilization fee of $75,000 (settled), issued 2,000,000 common shares and three tranches of warrants, the first priced at the market when issued and the subsequent warrants at 50% and 100% premiums, respectively, to the first set of warrants.  As at December 31, 2009, the monthly and mobilization fees through June 30, 2009 have been converted as part of the debt settlement transaction, monthly fees from July 1, 2009 through September 30, 2009 have been paid, monthly fees from October 1, 2009 through December 31, 2009 have been accrued, the 2,000,000 shares were issued as a result of the June 4, 2009 debt conversion and assignment transaction (refer to Note 7).  The warrants have not been issued.

Effective December 10, 2009, the Company entered into a twelve month public relations retainer agreement.  Pursuant to the terms of the agreement, the Company agreed to: (i) pay a monthly fee of $6,500 through November 30, 2010, (ii) issue 200,000 share purchase warrants to acquire an equivalent number of common shares of the Company, at an exercise price of $0.50 per share and for an exercise period of up to five years from the issuance date (issued), and (iii) issue 200,000 share purchase warrants to acquire an equivalent number of common shares of the Company, at an exercise price of $0.60 per share for an exercise period of up to five years from the issuance date (issued).  The fair value of these warrants was determined to be $204,000 using the Black-Scholes option pricing model (refer to Note 7).

Effective December 17, 2009, the Company entered into a six month consulting services agreement.  Pursuant to the terms of the agreement, the Company agreed to: (i) issue 250,000 shares of its common stock, (ii) issue 250,000 share purchase warrants to acquire an equivalent number of common shares of the Company, at an exercise price of $0.50 per share and for an exercise period of up to five years from the issuance date, and (iii) issue 250,000 share purchase warrants to acquire an equivalent number of common shares of the Company, at an exercise price of $0.60 per share for an exercise period of up to five years from the issuance date.  The fair value of these warrants was determined to be $255,000 using the Black-Scholes option pricing model (refer to Note 7).

Effective December 17, 2009, the Company entered into a second six month consulting services agreement.  Pursuant to the terms of the agreement, the Company agreed to issue 100,000 shares of its restricted common stock.  At the time of entry into the agreement, the market price of shares was $0.52 per share and the estimated fair value of $52,000 was recorded as an issuance obligation.

Effective December 17, 2009, the Company entered into a third six month consulting services agreement.  Pursuant to the terms of the agreement, the Company agreed to issue 100,000 shares of its restricted common stock.  At the time of entry into the agreement, the market price of shares was $0.52 per share and the estimated fair value of $52,000 was recorded as an issuance obligation

Operating Lease
On June 22, 2009, the Company entered into a one year office lease in Bellevue, Washington commencing on July 1, 2009.  The terms of the lease require the Company to make minimum monthly payments of $2,654 per month.

Combined Research and Operating Obligations
The Company has obligations under various agreements through June 30, 2010.  The aggregate minimum annual payments for the year ending December 31 is as follows:

2010                                                      $87,424

TAPIMMUNE INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 11:  SUBSEQUENT EVENTS

Effective January 19, 2010, the Company entered into a one year consulting services agreement.  Pursuant to the terms of the agreement, the Company issued (i) 600,000 share purchase warrants to acquire an equivalent number of common shares of the Company, at an exercise price of $0.50 per share for an exercise period of up to three years from the issuance date, and (ii) 600,000 share purchase warrants to acquire an equivalent number of common shares of the Company, at an exercise price of $0.60 per share and for an exercise period of up to three years from the issuance date.

On January 22, 2010, the Company and Dusford agreed to terminate the consulting agreement (Note 10). Dusford has released the company from any and all obligations under the contract including the 2,250,000 unissued warrants that have now been cancelled and any unpaid accrued fees.

Effective February 8, 2010, the Company entered into a debt settlement agreement for an outstanding amount of $100,000 which was settled through the issuance of 750,000 share purchase warrants to acquire an equivalent number of common shares of the Company, at an exercise price of $0.50 per share and for an exercise period of up to five years from the issuance date.

TAPIMMUNE INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS

	March 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current Assets
Cash	$21,367	$141,431
Due from government agency	1,064	1,033
Prepaid expenses and deposits (Note 7)	127,501	214,501

	$149,932	$356,965

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued liabilities	$584,767	$586,556
Research agreement obligations (Note 3)	71,601	45,676
Convertible note payable (Note 4)	350,000	203,021
Notes payable and secured loan (Note 4)	135,000	135,000
Due to related parties (Note 5)	101,400	16,100
	1,242,768	986,353

Commitments and Contingencies (Notes 1, 3 and 8)

Stockholders’ Deficit
Capital stock (Note 6)
Common stock, $0.001 par value, 150,000,000 shares authorized
39,076,674 shares issued and outstanding (2009 – 38,361,674)	39,077	38,362
Additional paid-in capital	25,783,462	24,152,319
Shares and warrants to be issued (Note 6)	52,573	513,733
Deficit accumulated during the development stage	(26,908,222)	(25,274,076)
Accumulated other comprehensive loss	(59,726)	(59,726)
	(1,092,836)	(629,388)

	$149,932	$356,965

The accompanying notes are an integral part of these consolidated financial statements.

TAPIMMUNE INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,		July 27, 1999 (inception) to March 31,
	2010	2009	2010

Expenses
Consulting fees	$12,000	$40,000	$1,783,206
Consulting fees – stock-based (Note 6)	863,698	-	4,655,515
Depreciation	-	1,868	213,227
General and administrative	15,966	23,333	2,424,422
Interest and finance charges (Note 4)	165,596	199,916	4,076,199
Management fees (Note 5)	69,300	75,642	2,263,777
Management fees – stock-based (Notes 5 and 6)	324,000	13,167	3,171,050
Professional fees	135,834	108,009	3,450,283
Research and development (Note 5)	43,273	24,381	5,460,665
Research and development – stock-based	-	-	612,000
	1,629,667	486,316	28,110,344

Net Loss Before Other Items	(1,629,667)	(486,316)	(28,110,344)

Other Items
Foreign exchange (loss) gain	(4,479)	33,898	40,111
Gain on settlement of debt	-	-	1,134,066
Interest income	-	-	33,344
Loss on disposal of assets	-	-	(5,399)

Net Loss for the Period	(1,634,146)	(452,418)	(26,908,222)

Deficit Accumulated During the Development Stage, beginning of period	(25,274,076)	(20,812,106)	-

Deficit Accumulated During the Development Stage, end of period	$(26,908,222)	$(21,264,524)	$(26,908,222)

Basic and Diluted Net Loss per SHare	$(0.04)	$(0.19)

Weighted Average Number of Common Shares Outstanding	38,854,230	2,414,983

The accompanying notes are an integral part of these consolidated financial statements.

TAPIMMUNE INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,	Three Months Ended March 31,	July 27, 1999 (inception) to March 31,
	2010	2009	2010

Cash Flows from Operating Activities
Net loss	$(1,634,146)	$(452,418)	$(26,908,222)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	-	1,868	213,228
Gain on settlement of debts	-	-	(1,134,066)
Loss on disposal of assets	-	-	5,399
Non-cash interest and finance fees	146,979	153,340	3,695,068
Stock-based compensation	1,187,698	13,167	8,454,815
Changes in operating assets and liabilities:
Due from government agency	(31)	493	(1,064)
Prepaid expenses and receivables	(30,000)	9,520	(24,000)
Accounts payable and accrued liabilities	98,211	116,843	2,584,224
Research agreement obligations	25,925	(13,626)	289,732
Net Cash Used in Operating Activities	(205,364)	(170,813)	(12,824,886)

Cash Flows from Investing Activities
Purchase of furniture and equipment	-	-	(218,626)
Cash acquired on reverse acquisition	-	-	423,373
Net Cash Provided by Investing Activities	-	-	204,747

Cash Flows from Financing Activities
Issuance of common stock, net	-	-	9,622,125
Convertible notes	-	-	658,450
Notes and loans payable	-	120,000	919,845
Advances from related parties	85,300	54,567	1,441,086
Net Cash Provided by Financing Activities	85,300	174,567	12,641,506

Net (Decrease) Increase in Cash	(120,064)	3,754	21,367

Cash, Beginning of Period	141,431	987	-

Cash, End of Period	$21,367	$4,741	$21,367

Supplemental cash flow information and non-cash investing and financing activities: (refer to Note 7)

The accompanying notes are an integral part of these consolidated financial statements.

TAPIMMUNE INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 (UNAUDITED)

NOTE 1:                 NATURE OF OPERATIONS

TapImmune Inc. (the “Company”), a Nevada corporation incorporated in 1992, is a development stage company which was formed for the purpose of building a biotechnology business specializing in the discovery and development of immunotherapeutics aimed at the treatment of cancer, and therapies for infectious diseases, autoimmune disorders and transplant tissue rejection.

Effective July 10, 2009 the Company executed a 1 for 10 reverse stock split reducing the authorized capital to 50,000,000 common shares with a $0.001 par value and 5,000,000 non-voting preferred shares with a $0.001 par value.  Unless specifically noted, all amounts have been retroactively restated to recognize the reverse stock splits (refer to Note 6).  Effective February 21, 2010, the Company increased its shares of common stock from 50,000,000 common shares to 150,000,000 common shares.  The Company maintained its authorized shares of preferred stock at 5,000,000.

Since inception, TapImmune and the University of British Columbia (“UBC”) have been parties to various Collaborative Research Agreements (“CRA”) appointing UBC to carry out development of the licensed technology and providing TapImmune the option to acquire the rights to commercialize any additional technologies developed within the CRA.  The lead product candidate, now wholly owned and with no ongoing license or royalty, resulting from these license agreements is an immunotherapy vaccine, on which the Company has been completing pre-clinical work in anticipation of clinical trials.  Specifically, the Company has obtained and expanded on three U.S. and international patents, tested various viral vectors, licensed a viral vector and is working towards production of a clinical grade vaccine.  The Company plans to continue development of the lead product vaccine through to clinical trials in both oncology and infectious diseases alone or in partnership with other vaccine developers.

These consolidated financial statements have been prepared on the basis of a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As at March 31, 2010, the Company had a working capital and stockholders’ deficit of $1,092,836, and had incurred significant losses since inception.  Further losses are anticipated in the development stage raising substantial doubt as to the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on raising additional capital to fund ongoing research and development, maintenance and protection of patents, accommodation from certain debt obligations and ultimately on generating future profitable operations.  Planned expenditures relating to future clinical trials of the Company’s immunotherapy vaccine will require significant additional funding.  The Company is dependent on future financings to fund ongoing research and development as well as working capital requirements.  The Company’s future capital requirements will depend on many factors including the rate and extent of scientific progress in its research and development programs, the timing, cost and scope involved in clinical trials, obtaining regulatory approvals, pursuing further patent protections and the timing and costs of commercialization activities.

Management is addressing going concern remediation through seeking new sources of capital, restructuring and retiring debt through conversion to equity and debt settlement arrangements with creditors, cost reduction programs and seeking possible joint venture participation.  Management’s plans are intended to return the company to financial stability and improve continuing operations.  The Company is continuing initiatives to raise capital through private placements, related party loans and other institutional sources to meet immediate working capital requirements.

The Company was able to substantially complete ongoing restructuring plans in the second half of 2009.  Additional funding and equity for debt settlements have retired notes payable and other debt obligations were satisfied.  Additional capital is required now to expand programs including pre-clinical work and to establish future manufacturing contracts necessary for clinical trials for the lead TAP (Transporters of Antigen Processing) vaccine and infectious disease adjuvant technology.  Strategic partnerships will be needed to continue the product development portfolio and fund development costs.  These measures, if successful, may contribute to reduce the risk of going concern uncertainties for the Company over the next twelve months.

There is no certainty that the Company will be able to raise sufficient funding to satisfy current debt obligations or to continue development of products to marketability.

NOTE 2:                 UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR AN INTERIM PERIOD

Basis of Presentation
In the opinion of management, the accompanying balance sheets and related interim statements of income and cash flows include all adjustments, consisting only of normal recurring items, necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).  Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses.  Examples include: valuation of the beneficial conversion feature of convertible debt and stock-based compensation.  Actual results and outcomes may differ from management’s estimates and assumptions.

Interim results are not necessarily indicative of results for a full year.  The information included in this quarterly report on Form 10-Q should be read in conjunction with information included in the Company’s annual report on Form 10-K filed on April 15, 2010, with the U.S. Securities and Exchange Commission.

NOTE 3:                 RESEARCH AGREEMENTS

Crucell Holland B.V. (“Crucell”) – Research License and Option Agreement
Effective August 7, 2003, Crucell and GPI entered into a five-year research license and option agreement whereby Crucell granted to GPI a non-exclusive worldwide license for the research use of its adenovirus technology.  The Company was required to make certain payments over the five-year term totaling Euro €450,000 (approximately $510,100).

At December 31, 2008, $243,598 (€172,801) was owing to Crucell under this agreement.  During the year ended December 31, 2009, management negotiated a settlement of the outstanding balance requiring a €17,000 cash payment (paid) and the issuance of 265,000 shares of the Company’s common stock (issued, refer to Note 6).

In addition, retroactively effective August 7, 2008, the Company negotiated an amended license agreement for the use of Crucell’s adenovirus technology.  The Company is required to make annual license payments on the anniversary of the effective date for the three year term equal to €75,000 per annum.  As at March 31, 2010, the Company had accrued $71,601 (€50,000) under the amended agreement.

NOTE 4:                 SHORT TERM DEBT

The following is a summary of debt instrument transactions that are relevant to the current and prior period:

	Face Value	Unamortized Note Discount	Balance at March 31, 2010	Balance at December 31, 2009

2009 Secured Debentures
Secured Notes, 30% interest, due October 4, 2009	$135,000	$-	$135,000	$135,000

In connection with the issuance of the Debentures, the Company entered into a Security Agreement with the Debenture holders secured by all of the Company’s assets, including the Company’s tangible assets and patents and patent applications, until there has been full compliance with the terms of the Debentures.

In connection with the Debentures, the Company issued a total of 270,000 warrants which have a term of two years from the date of issuance.  Management estimated the fair value of these warrants to be $60,000 using the Black-Scholes pricing model.

At March 31, 2010, no repayment has been made to the principal amount and interest of $45,382 (December 31, 2009 - $35,396) has been accrued and included in accounts payable and accrued liabilities.

	Face Value	Unamortized Note Discount	Balance at March 31, 2010	Balance at December 31, 2009
2009 Convertible Debentures
Unsecured Convertible Note, 10% interest, due February 28, 2010	$350,000	$-	$350,000	$203,021

On August 31, 2009, the Company completed a convertible debenture financing of $350,000 issuing a convertible promissory note bearing interest at 10% per annum.  If not converted, the note was due on February 28, 2010.  The unpaid amount of principal and accrued interest can be converted at any time at the holder's option into shares of the Company's common stock at a price of $0.80 per share.

Under the terms of the debenture agreement, the note would automatically convert to equity if, during the term of the note, the Company received funding equal to or exceeding $2,000,000 through the sale of its shares of common stock or additional debt instruments that are converted into common stock during the term of the debenture.  If the Company did not receive $2,000,000 additional funding by the end of the term the holders may convert the debentures into 3,500,000 common shares of the Company or get repaid in full.

The Company recognized the embedded beneficial conversion feature of $139,571 as additional paid-in capital as the convertible notes were issued with an intrinsic value conversion feature.  Additionally, the Company issued 437,500 non-transferable and registerable share purchase warrants.  Management estimated the fair value of the warrants to be $210,429 as the relative fair value of the warrants and beneficial conversion feature together is limited to the face value of the loan.

At March 31, 2010, no repayment has been made to the principal amount and interest of $20,329 (December 31, 2009 - $11,699) has been accrued and included in accounts payable and accrued liabilities.

NOTE 5:                 RELATED PARTY TRANSACTIONS

During the three months ended March 31, 2010, the Company entered into transactions with certain officers and directors of the Company as follows:

(a)	incurred $69,300 (2009 - $75,642) in management fees and $18,000 (2009 - $Nil) in research and development paid to officers and directors during the period;
(b)	recorded $324,000 (2009 - $13,167) in stock based compensation for the fair value of options granted to management that were granted and or vested during the period;
(c)
incurred $Nil (2009 - $37,828) in interest and finance charges on promissory notes due to related parties during the period, which were settled in conection with an equity issuance effective June 4, 2009; and

(d)
incurred $Nil (2009 - $130,051) in interest and finance charges related to an agreement to issue warrants in connection with extending the terms of the promissory notes due to related parties during the period.

All related party transactions (other than stock based consideration) involving provision of services were recorded at the exchange amount, which is  the amount established and agreed to by the related parties as representing fair value.  The Company accounted for the debt settlement transactions with related parties at management’s estimate of fair value, which is evidenced by settlements between arms length parties.

At March 31, 2010, the Company had amounts owing to directors and officers of $101,400 (December 31, 2009 - $16,100).  These amounts were in the normal course of operations.  Amounts due to related parties are unsecured, non-interest bearing and have no specific terms of repayment.

NOTE 6:                 CAPITAL STOCK

Share Capital
Prior to March 27, 2007, the authorized capital of the Company consisted of 500,000,000 common shares with $0.001 par value and 5,000,000 non-voting preferred shares with $0.001 par value.  On March 27, 2007, the Company’s Articles of Incorporation were amended to increase the authorized shares of common stock from 20,000,000 shares of common stock to 80,000,000 shares of common stock, and on January 22, 2009 the authorized shares of common stock increased from 80,000,000 shares of common stock to 500,000,000 shares of common stock.  Effective July 10, 2009, the Company executed a further 1 for 10 reverse stock split while simultaneously reducing the authorized shares of common stock to 50,000,000 common shares with a $0.001 par value and maintaining 5,000,000 non-voting preferred shares with a $0.001 par value.  Effective February 21, 2010, the Company increased its authorized shares of common stock from 50,000,000 common shares to 150,000,000 common shares.  The Company maintained its authorized shares of preferred stock at 5,000,000.

All prior period share transactions included in the company’s stock transactions and balances have been retroactively restated to give effect to the 1 for 10 reverse stock split noted above.

2010 Share Transactions
On January 28, 2010, the Company issued 250,000 shares of its restricted common stock pursuant to a consulting services agreement.  At the time of issuance the shares had a fair value of $0.52 per share, as quoted in an observable market, and $130,000 was recorded as stock-based consulting fees.

On January 28, 2010, the Company issued 100,000 shares of its restricted common stock pursuant to a consulting services agreement.  At the time of issuance the shares had a fair value of $0.52 per share, as quoted in an observable market, and $52,000 was recorded as stock-based consulting fees.

On January 28, 2010, the Company issued 100,000 shares of its restricted common stock pursuant to a consulting services agreement.  At the time of issuance the shares had a fair value of $0.52 per share and $52,000 was recorded as stock-based consulting fees.

On January 28, 2010, the Company issued 265,000 shares of its restricted common stock pursuant to a debt settlement agreement (refer to Note 3).

Stock Compensation Plan
On June 8, 2007, the Board of Directors of the Company approved the adoption of a stock option plan (the “2007 Plan”) allowing for the granting of up to 640,000 options to directors, officers, employees and consultants of the Company and its subsidiaries.  On October 14, 2009, the Company adopted the 2009 Stock Incentive Plan (the “2009 Plan”) which supersedes and replaces the 2007 Stock Plan.  The 2009 Plan allows for the issuance of up to 10,000,000 common shares.  Options granted under the Plan shall be at prices and for terms as determined by the Board of Directors.

On June 8, 2007, a total of 632,000 stock options were granted at an exercise price of $2.50 per share.  The term of these options is ten years.  Of the 632,000 options granted, 310,000 vested upon grant, 242,000 vested in one year, 40,000 vested in two years and 40,000 vested in three years.  The aggregate fair value of these options was estimated at $1,179,600, or $1.90 per option, using the Black-Scholes option pricing model with a risk free interest rate of 5.26%, a dividend yield of 0%, an expected volatility of 83%, and expected life of 5 years for the options vesting immediately, 4 years for the options vesting in one year, 3 years for the options vesting in two years, and 2 years for the options vesting in three years.  The earned portion of the value of these options during the three months ended March 31, 2010 was $Nil (2009 - $13,167) which was recorded as stock based management fees.

On October 14, 2009, the Company granted a total of 3,326,000 stock options at an exercise price of $0.97 per share to consultants and management, of which 1,913,000 vested immediately and the remaining 1,413,000 vest in one year.  The term of the options is ten years.  Additionally, on October 14, 2009, the Company approved the repricing of certain stock options issued to consultants and management.  Options with an exercise price of $2.50 were repriced to $0.97 per share and the aggregate fair value of the repriced options is $5,840.  The aggregate fair value of the new grants was estimated at $3,192,960, or $0.96 per option, using the Black-Scholes option pricing model with a risk free interest rate of 2.36%, a dividend yield of 0%, an expected volatility of 236%, and an expected life of 5 years.  The expensed portion of the value of these options during the three months ended March 31, 2010 was $339,120 (2009 - $Nil) which was recorded as stock based consulting and management fees.

A summary of the Company’s stock options as of March 31, 2010 and changes during the period is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life

Balance, December 31, 2009	3,618,000	$0.97	9.60
Issued	-	-	-
Cancelled	-	-	-

Balance, March 31, 2010 (Unaudited)	3,618,000	$0.97	9.35

A summary of the status of the Company’s unvested options as of March 31, 2010 is presented below:

	Number of Shares	Weighted Average Grant-Date Fair Value

Unvested, December 31, 2009	1,413,000	$0.97
Vested	-	-
Cancelled	-	-

Unvested, March 31, 2010 (Unaudited)	1,413,000	$0.97

Share Purchase Warrants
On January 19, 2010, the Company issued 600,000 share purchase warrants to acquire an equivalent number of common shares of the Company, at an exercise price of $0.50 per share for an exercise period of up to three years from the issuance date, and 600,000 share purchase warrants to acquire an equivalent number of common shares of the Company, at an exercise price of $0.60 per share and for an exercise period of up to three years from the issuance date.  The warrants were issued pursuant to a consulting services agreement.  The fair value of these warrants was determined to be $648,000, using the Black-Scholes option pricing model with an expected life of 3 years, a risk free interest rate of 1.38%, a dividend yield of 0%, and an expected volatility of 235%.

On February 8, 2010, the Company issued 750,000 share purchase warrants to acquire an equivalent number of common shares of the Company, at an exercise price of $0.50 per share and for an exercise period of up to five years from the issuance date.  The warrants were issued pursuant to a debt settlement agreement.  The fair value of these warrants was determined to be $63,835, equal to the amount of debt being settled.

A summary of the Company’s stock purchase warrants as of March 31, 2010 and changes during the period is presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Life

Balance, December 31, 2009	4,112,800	$1.19	3.71
Issued	1,950,000	0.53	3.77
Exercised, cancelled or expired	-	-	-

Balance, March 31, 2010 (Unaudited)	6,062,800	$0.98	3.51

NOTE 7:                 SUPPLEMENTAL CASH FLOW INFORMATION AND NON-CASH INVESTING AND FINANCING ACTIVITIES

As of March 31, 2010, the prepaid portion of the fair value of shares issued pursuant to consulting services agreements was $97,501 (December 31, 2009 - $214,501).

During the period, $63,835 of accounts payable was settled by the issuance of 750,000 share purchase warrants, exercisable at  $0.50 per share for a 5 year period (refer to Note 6).

Persuant to a consulting arrangement entered into during the period, the Company issued 600,000 share purchase warrants with an exercise price of $0.50 per share and 600,000 share purchase warrants with an excerise price of $0.60 per share exercisable for a three year period (refer to Note 6).

	Three Months Ended March 31,
	2010	2009

Interest paid	$-	$-
Income taxes paid	$-	$-

NOTE 8:                 CONTINGENCY AND COMMITMENTS

Contingency
The Company has not filed income tax returns for several years in certain operating jurisdictions, and may be subject to possible compliance penalties and interest.  Management is currently not able to make a reliably measurable provision for possible liability for penalties and interest, if any, at this time, and the Company may be liable for such amounts upon assessment.  Penalties and interest, if assessed in the future, will be recorded in the period such amounts are determinable.

Commitment
Effective December 10, 2009, the Company entered into a twelve month public relations retainer agreement.  Pursuant to the terms of the agreement, the Company agreed to: (i) pay a monthly fee of $6,500 through November 30, 2010, (ii) issue 200,000 share purchase warrants to acquire an equivalent number of common shares of the Company, at an exercise price of $0.50 per share and for an exercise period of up to five years from the issuance date (issued), and (iii) issue 200,000 share purchase warrants to acquire an equivalent number of common shares of the Company, at an exercise price of $0.60 per share for an exercise period of up to five years from the issuance date (issued).  The fair value of these warrants was determined to be $204,000 using the Black-Scholes option pricing model.

Operating Lease
On June 22, 2009, the Company entered into a one year office lease in Bellevue, Washington commencing on July 1, 2009.  The terms of the lease require the Company to make minimum monthly payments of $2,654 per month.

Combined Research and Operating Obligations
The Company has obligations under various agreements through November 30, 2010.  The aggregate minimum annual payments for the years ending March 31 is as follows:

2011	$161,055
2012	101,093
2013	101,093
$363,241

NOTE 9:                 SUBSEQUENT EVENTS

On May 4, 2010 the Company entered into a debt settlement agreement.  Pursuant to the terms of the agreement the Company issued 361,648 restricted common shares in settlement of an outstanding amount of $126,577 and agreed to pay $85,000 towards the remaining outstanding balance.

On May 4, 2010 the Company issued 687,305 restricted common shares pursuant to the conversion of the 2009 secured debentures with a face value of $135,000 plus accrued interest of approximately $31,392.

On May 17, 2010, the Company entered into a securities purchase agreement to place Senior Secured Convertible Notes (the “Notes”) with a face value of $1,530,000 and a maturity date of May 17, 2011, in exchange for $925,000 in cash and the cancelation of an outstanding convertible debenture in the amount of $350,000.  The Notes are original issue discount notes and bear no interest except in a case of default in which case they bear an interest of 18%.  The principal and any interest due on the Notes are due in equal monthly installment dates starting four months from the Closing Date.  Subject to the satisfaction of certain conditions including the effectiveness of a registration statement and certain minimums on the amount and value of the shares of the Company’s common stock sold on the Over-the-Counter Bulletin Board, the Company may elect to pay amounts due on any installment date in either cash or shares of its common stock.  Any shares of common stock that the Company issues for a payment on an installment date will be issued at price which is the lesser of $.30 or 85% of the average volume-weighted average price of its common stock on the Over-the-Counter Bulletin Board over the prior twenty trading days.  The holders may convert the Notes into shares of the Company’s common stock at a conversion price of $0.30 at any time which upon full conversion of the Notes would result in the issuance of 5,100,000 shares of common stock.  In connection with the issuance of the Notes, the Company issued Series A Warrants to purchase fully paid and nonassessable shares of its common stock, Series B Warrants to purchase fully paid and nonassessable shares of its common stock and Series C Warrants to purchase fully paid and nonassessable shares of its common stock (together, the “Warrants”).  The initial exercise price of the Series A Warrants is $0.30 per share, and such warrants are exercisable into 6,375,000 shares of common stock in the aggregate.  The initial exercise price of the Series B Warrants is $0.30 per share, and such warrants are exercisable into 5,100,000 shares of common stock in the aggregate.  The initial exercise price of the Series C Warrants is $.30 per share, and such warrants are exercisable into 6,375,000 shares of common stock.  The Notes and each series of the Warrants contain full-ratchet and other anti-dilution protections.  The Company also entered into a Security Agreement to secure payment and performance of its obligations under the Notes pursuant to which it granted the investors a security interest in all of its assets.  In addition, the Company engaged a placement agent with respect to the Transaction.  Accordingly, as consideration for the placement agent’s services, the placement agent received compensation equal to $64,000 and 400,000 Series A Warrants, 320,000 Series B Warrants and 400,000 Series C Warrants, respectively.

PROSPECTUS

TAPIMMUNE INC.

30,253,500 Shares of Common Stock

[♦] [♦], 2010

Until  [♦], 2010 (the 90th day after the date of this Prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a Prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the offered securities in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in our affairs since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by us in connection with the sale and distribution of the shares offered in this offering. All of the amounts shown are estimated except for the Securities and Exchange Commission (the “SEC”) registration fee.

SEC registration fee	$388
Legal fees and expenses	$35,000
Accounting fees and expenses	$5,000
Miscellaneous expenses	$2,000
Total	$42,338

Item 14. Indemnification of Directors and Officers.

Our by-laws require us to indemnify any of our officers or directors, and certain other persons, under certain circumstances against all expenses and liabilities incurred or suffered by such persons because of a lawsuit or similar proceeding to which the person is made a party by reason of a his being a director or officer of TapImmune or our subsidiaries, unless that indemnification is prohibited by law. We may also purchase and maintain insurance for the benefit of any officer which may cover claims for which we could not indemnify a director or officer. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification of our officers, directors and controlling persons under these provisions, or otherwise, is against public policy and is unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities; Use of Proceeds from Registered Securities

On May 24, 2010, we issued Senior Secured Convertible Notes with a maturity date of one year after the issuance thereof in the aggregate principal amount of $1,530,000 in exchange for $925,000 in cash and the conversion of an outstanding and due debenture in the amount of $350,000.  Subject to the satisfaction of certain customary conditions (including the effectiveness of a registration statement and certain minimums on the amount and value of the shares of our common stock traded on the Over-the-Counter Bulletin Board), we may elect to pay amounts due on any installment date in either cash or shares of our common stock.  Any shares of our common stock that we issue as payment on an installment date will be issued at a price which is equal to the lesser of $0.30 per share or 85% of the average of the volume-weighted average prices of our common stock on the Over-the-Counter Bulletin Board on each of the twenty trading days immediately preceding the applicable installment date. The holders may convert the notes into shares of our common stock at a conversion price of $0.30 per share at any time, which upon full conversion of the notes would result in the issuance of 5,100,000 shares of our common stock.

On May 24, 2010 and in connection with the issuance of the notes, we issued Series A Warrants, Series B Warrants and Series C Warrants, in each case, to purchase fully-paid and nonassessable shares of our common stock.  The initial exercise price of the warrants is $0.30 per share.  The Series A Warrants, the Series B Warrants and the Series C Warrants are respectively exercisable into 6,375,000, 5,100,000 and 6,375,000 shares of common stock.  The notes and each series of warrants contain full-ratchet and other customary anti-dilution protections.

The notes and the warrants were issued in reliance on exemptions from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.  These transactions qualified for exemption from registration because among other things, the transactions did not involve a public offering, each investor was an accredited investor and/or qualified institutional buyer, each investor had access to information about our company and their investment, each investor took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

On February 22, 2010, we issued in exchange for services rendered and services to be rendered options under our 2009 Stock Incentive Plan to five of our employees, directors and service providers to purchase an aggregate of 3,326,000 shares of our common stock at $0.97 per share.  1,913,000 of such options vested on February 22, 2010, and 1,413,000 of such options are scheduled to vest on February 22, 2011.  All of such options are exercisable until February 21, 2020. We issued these options in transactions relying on the registration exemption provided by Regulation S and/or or Section 4(2) of the Securities Act.

Effective February 8, 2010, we settled $100,000 of debt through the issuance of 750,000 share purchase warrants to acquire an equivalent number of our common shares, at an exercise price of $0.50 per share and for an exercise period of up to five years from the issuance date.  We issued these options in transactions relying on the registration exemption provided by Section 4(2) of the Securities Act.

On December 17, 2009, we entered into three consulting agreements pursuant to which we would issue 450,000 shares of our common stock in exchange for services to be rendered.  We issued the shares relying on the exemption from the registration requirements provided by Section 4(2) of the Securities Act.

On December 17, 2009, we entered into three consulting agreements pursuant to which we would issue warrants convertible into 1,900,000 shares of our common stock in exchange for services to be rendered.  The warrants are issuable in equal installments over a twelve month period.  The warrants are exercisable until five years from their issuance, and half of the warrants are exercisable at $0.60 and half are exercisable at $0.50.  We issued the warrants relying on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

On December 3, 2009, we entered into a retainer agreement pursuant to which we would issue warrants exercisable into 400,000 shares of our common stock in exchange for services to be rendered.  The warrants are issuable in equal installments over a twelve month period.  The warrants are exercisable until the earlier of five years from their issuance or 90 days from the termination of the retainer agreement, and half of the warrants are exercisable at $0.60 and half are exercisable at $0.50.  We issued the warrants relying on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

In October 2009, we converted approximately $225,000 in outstanding debt to a non-related third party into 265,000 shares of our common stock.  We issued the shares to a person outside of the United States relying on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and/or Regulation S thereunder.

Effective October 29, 2009, we completed a private placement for 625,000 units at a subscription price of $0.80 per unit for gross proceeds of $500,000.  Each unit is comprised of one common share or our common stock and one non-transferable share purchase warrant.  Each warrant entitles the holder to purchase an additional common share of our common stock at an exercise price of $0.50 per warrant share, for a period of five years from the date of issuance.

Effective October 2, 2009, we completed a private placement for 125,000 units at a subscription price of $0.80 per unit for gross proceeds of $100,000.  Each unit is comprised of one common share of our common stock and one non-transferable share purchase warrant.  Each warrant entitles the holder to purchase an additional common share of our common stock at an exercise price of $1.20 per warrant share, for a period of five years from the date of issuance.

On September 4, 2009, we completed an issuance of 437,500 warrants and a debenture in the principal amount of $350,000 to an investor. The 437,500 warrants to purchase shares of our common stock were exercisable for five years at $1.20 per share. The debenture was for a principal amount of $350,000, accrued interest at 10% per annum and, together with the warrants, was surrendered for a senior secured convertible note and warrants issued on May 24, 2010.  The warrants and the debenture were issued to an investor relying on the exemption from the registration requirements provided by Section 4(2) of the Securities Act.

Effective August 7, 2009 we entered into a consulting services agreement.  In accordance with the terms of that agreement, on August 10, 2009, we issued 25,000 shares of our restricted common stock pursuant to Rule 506 of Regulation D and/or Section 4(2) of the Securities Act.

On June 26, 2009, noteholders and creditors converted approximately $3,137,000 worth of our debt into approximately 33,380,000 shares of our common stock. The shares were issued pursuant to the exemption from the registration requirements provided by Regulation D and/or Section 4(2) of the Securities Act.

On and around February 4, 2009, we entered into a series of secured loan agreements pursuant to which we issued convertible debentures. The debentures totaled a principal amount of $135,000 and carried a per annum interest rate of 30%.  In connection with the debentures, we issued 1,301,224 warrants. The holders of those Warrants exercised them on a cashless basis at $0.20 into 1,022,008 shares of our common stock. The debentures, the warrants and the shares underlying the warrants were issued pursuant to the exemption from the registration requirements provided by Regulation D and/or Section 4(2) of the Securities Act.

On July 31, 2008, we issued 14,000 units (each unit consisting of one share of our restricted common stock and one-half of one non-transferable share purchase warrant) at $2.50 per unit to three subscribers for total proceeds of $35,000. Each whole warrant entitled the holder to purchase an additional common share of our common stock at an exercise price of $3.00 per share, but have subsequently expired. The issuance of these units was exempt from the registration requirements of the Securities Act pursuant to Regulation S with respect to two of the subscribers and pursuant to Rule 506 with respect to the remaining subscriber.

On April 7, 2008, we entered into a consulting services agreement with Derrick Townsend Consulting OA 0805655 B.C. Limited (the "Townsend Agreement"). In accordance with the terms and provisions of the Townsend Agreement, on April 8, 2008 we issued 30,000 shares of our restricted common stock at a deemed issuance price of $3.00 per share. This issuance was exempt from the registration requirements of the Act pursuant to Section 4(2) thereof and Regulation S.

On October 31, 2007, we issued 10,000 shares of our restricted common stock pursuant to a consulting services agreement. The restricted common shares were recorded at their fair market value of $0.36 per share and accordingly their total value of $36,000 has been recorded as stock based consulting fees. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2).

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement. Exhibit numbers correspond to the exhibit requirements of Regulation S-K.

Exhibit No.	Description
3.1	Amended Articles of Incorporation dated February 3, 2009 as filed as Exhibit 3.1 to Form 8-K filed on February 6, 2009 and incorporated herein by reference.
3.2	Amended Articles of Incorporation dated May 19, 1999 as filed as Exhibit 2.1 to the Registration Statement filed on Form 10-SB on September 3, 1999 and incorporated herein by reference.
3.3	Amended and Restated Bylaws of the company dated May 10, 2004 as filed as Exhibit 3.1 to the company's Quarterly Report on Form 10-QSB as filed on May 20, 2004 and incorporated herein by reference.

4.1	Securities Purchase Agreement, dated May 17, 2010, as filed as Exhibit 10.1 to our Current Report on Form 8-K as filed on May 18, 2010 and incorporated herein by reference.
4.2	Registration Rights Agreement, dated May 24, 2010, as filed as Exhibit 10.4 to our Current Report on Form 8-K as filed on May 18, 2010 and incorporated herein by reference.
4.3	Security Agreement, dated May 24, 2010, as filed as Exhibit 10.3 to our Current Report on Form 8-K as filed on May 18, 2010 and incorporated herein by reference.
4.4	Form of Senior Secured Convertible Note, as filed as Exhibit 10.2 to our Current Report on Form 8-K as filed on May 18, 2010 and incorporated herein by reference.
4.5	Form of Series A Warrants, as filed as Exhibit 10.5 to our Current Report on Form 8-K as filed on May 18, 2010 and incorporated herein by reference.
4.6	Form of Series B Warrants, as filed as Exhibit 10.6 to our Current Report on Form 8-K as filed on May 18, 2010 and incorporated herein by reference.
4.7	Form of Series C Warrants, as filed as Exhibit 10.7 to our Current Report on Form 8-K as filed on May 18, 2010 and incorporated herein by reference.
5.1	Opinion of Sanders Ortoli Vaughn-Flam Rosenstadt LLP
10.1	Executive Services Agreement with Denis Corin as filed as Exhibit 10.1 to our Quarterly Report on Form 10-QSB as filed on November 14, 2007 and incorporated herein by reference.
10.2	Amended Executive Services Agreement with Denis Corin as filed as Exhibit 10.2 to our Quarterly Report on Form 10-QSB as filed on November 14, 2007 and incorporated herein by reference.
10.3
License Agreement made March 6, 2000 between GeneMax Pharmaceuticals, UBC and Dr. Jefferies as filed as an Exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 2004 as filed on April 15, 2005 and incorporated by reference herein.

10.4
Collaborative Research Agreement made September 1, 2000 between GeneMax Pharmaceuticals, GeneMax Pharmaceuticals Inc. and UBC as filed as an Exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 2004 as filed on April 15, 2005 and incorporated by reference herein.

10.5
Production Services Agreement made March 18, 2003 between the company and Molecular Medicine as filed as an Exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 2004 as filed on April 15, 2005 and incorporated by reference herein.

10.6
Biological Materials Transfer Agreement made October 21, 2003 between the company and National Institutes of Health as filed as an Exhibit to our Annual Report on Form 10-KSB for the year ended December 31, 2004 as filed on April 15, 2005 and incorporated by reference herein.

10.7
Option and Settlement Agreement made January 23, 2006 between GeneMax Pharmaceuticals, GeneMax Pharmaceuticals Inc., UBC and Dr. Jefferies as filed as an Exhibit to the company's Current Report on Form 8-K as filed on January 24, 2006 and incorporated by reference herein.

10.8	2009 Stock Incentive Plan as filed as Exhibit B to our Information Statement filed on Definitive Schedule 14-C on January 29, 2010 and incorporated herein by reference.
10.9
Technology Option Agreement, dated June 1, 2010, between TapImmune Inc. and Mayo Foundation for Education and Research as filed as an Exhibit to the company's Current Report on Form 8-K as filed on June 4, 2010 and incorporated by reference herein.

21.1	Subsidiaries of TapImmune Inc.
23.1*	Consent of Dale Matheson Carr-Hilton LaBonte LLP
23.2*	Consent of Sanders Ortoli Vaughn-Flam Rosenstadt LLP (included in Exhibit 5.1)
24.1*	Power of Attorney as included on the signature page to the Registration Statement filed on Form S-1 on June 16, 2010 and incorporated herein by reference

*  Filed herewith

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide certificates in such denominations and registered in such names as required by the purchasers to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Not applicable.

(5) That for the purpose of determining liability under the Securities Act to any purchaser:

(i) Not applicable.

(ii) Each prospectus filed pursuant to Rule 424(b) as part of this registration statement, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on August 4, 2010.

TAPIMMUNE INC.

By: /s/ Glynn Wilson Name: Glynn Wilson Title: Executive Chairman

By: /s/ Denis Corin Name: Denis Corin Title: President and Chief Financial Officer (principal financial officer and accounting officer)